UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

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Argo House

110 Pitts Bay Road

Pembroke HM 08, Bermuda

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

The Annual General Meeting (the “Annual General Meeting”) of Argo Group International Holdings, Ltd., a Bermuda exempted company limited by shares, will be held on May 6, 2014 at 10:30 am local time at 110 Pitts Bay Road, Pembroke, Bermuda and at any adjournments or postponements thereof.

The Annual General Meeting is called for the following purposes:

1.	To elect three Class I directors to our Board of Directors (the “Board” or “Board of Directors”) for a term of three years (Proposal 1);

2.	To approve the Argo Group International Holdings, Ltd. 2014 Long-Term Incentive Plan (Proposal 2);

3.	To vote on a proposal to approve, on an advisory, non-binding basis, the compensation of our Named Executive Officers (Proposal 3);

4.	To consider and approve the recommendation of the Audit Committee of our Board of Directors that Ernst & Young LLP be appointed as our independent auditors for the fiscal year ending December 31, 2014 and to refer the determination of the independent auditors’ remuneration to the Audit Committee of our Board of Directors (Proposal 4); and

5.	To take action upon any other matter that may properly come before the meeting or any adjournments thereof.

The Board has fixed the close of business on March 3, 2014 as the record date for determining those shareholders who will be entitled to vote at the Annual General Meeting.

The vote of each shareholder is important. I urge you to access the proxy materials on the internet or to request an electronic or a paper copy of them as promptly as possible. This will ensure that you will be able to complete your proxy card in a timely manner so that your shares will be voted at the Annual General Meeting.

By Order of the Board of Directors

David J. Doyle

Secretary

March 7, 2014

WHETHER YOU PLAN TO BE PRESENT AT THE ANNUAL GENERAL MEETING OR NOT, YOU ARE REQUESTED TO SUBMIT YOUR PROXY EITHER ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE AS DESCRIBED ON THE PROXY CARD OR, IF YOU REQUEST A PAPER COPY, BY COMPLETING, SIGNING AND RETURNING THE PROXY CARD TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED.

Argo House

110 Pitts Bay Road

Pembroke HM 08, Bermuda

PART 1

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by Argo Group International Holdings, Ltd. (“Argo Group” or the “Company”) of the enclosed proxy to vote shares of Argo Group’s Common Shares (the “Common Shares”) at the Annual General Meeting of shareholders (the “Annual General Meeting”) to be held on May 6, 2014, at 10:30 am local time at 110 Pitts Bay Road, Pembroke, Bermuda and at any postponements or adjournments thereof.

As permitted by rules adopted by the United States Securities and Exchange Commission (the “SEC”) and by the statutory provisions of the Companies Act 1981 of Bermuda, Argo Group is making this proxy statement, the proxy card and the annual report to shareholders (the “proxy materials”) available to shareholders electronically via the Internet. A notice (the “Notice”) that includes instructions on how to access and review the proxy materials and how to submit your proxy online will be mailed to shareholders beginning on or about March 12, 2014. Shareholders may request a printed copy of the proxy materials by following the instructions included in the Notice. In addition Argo Group will post copies of the 2013 Annual Report on Form 10-K and this proxy statement on its web site at www.argolimited.com. The reference to Argo Group’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

The Annual General Meeting to which the Notice and this proxy statement apply is being convened solely for the purposes discussed in this document. Shares represented by duly executed proxies in the accompanying form received before the Annual General Meeting will be voted at the Annual General Meeting. Any shareholder giving a proxy has the power to revoke it at any time before it is voted by (i) filing with the Secretary of Argo Group an instrument revoking the proxy or (ii) submitting another proxy by Internet, phone or mail bearing a later date, duly executed if submitted by mail. Proxies may also be revoked by any shareholder present at the Annual General Meeting who votes in person. If your shares are held in street name, you must contact your broker, nominee or trustee to vote and revoke your proxy. If a shareholder specifies a choice on any matter to be acted upon by means of the ballot provided in the accompanying proxy, the shares will be voted accordingly. If no specification is made, the shares represented by the proxy will be voted in favor of the proposals set forth in the Notice, subject to limitations prohibiting brokers from voting on certain matters on behalf of their clients absent specific instructions (so called “broker non-votes” as described below in this Proxy Statement).

Argo Group will bear the cost of preparing, assembling and mailing this Proxy Statement and the materials enclosed herewith. In addition, we have retained Georgeson, Inc. to aid in the solicitation. For these services, we will pay Georgeson, Inc. a fee of $9,500 plus reasonable expenses. Our directors, officers and employees may solicit proxies orally or in writing, without additional compensation. Argo Group will also request that banks, brokerage houses and other custodians, nominees and fiduciaries send proxy materials to the beneficial owners of Argo Group Common Shares and will, if requested, reimburse the record holders for their reasonable out-of-pocket expenses in so doing.

All share and per share data included in this proxy statement have been adjusted to reflect the impact of the Company’s 10% stock dividend paid to shareholders in June 2013.

VOTING SECURITIES AND VOTING RIGHTS

Securities Outstanding

The close of business on March 3, 2014 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual General Meeting or any adjournments or postponements thereof. On that date, there were 26,510,247 Common Shares issued, outstanding and entitled to vote. Argo Group has no other voting securities outstanding. Pursuant to Argo Group’s Bye-Laws, a majority of all the shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual General Meeting.

Each shareholder of record is entitled to one vote per share held on all matters submitted to a vote of shareholders. Proposals in this proxy statement will be decided as follows:

1.	In accordance with our Bye-Laws, proposals 1, 2 and 4 will be decided by an ordinary resolution; that is, a resolution passed by a simple majority of votes cast in person or by proxy.

2.	Proposal 3 will be approved on an advisory, non-binding basis if it is passed by a simple majority of votes entitled to vote on such matter cast in person or by proxy.

A resolution put to a vote at the Annual General Meeting will be decided on by a show of hands, unless a poll has been demanded pursuant to our Bye-Laws. Shares represented at the Annual General Meeting whose votes are withheld on any matter, shares that are represented by “broker non-votes” (that is, shares held by brokers or nominees that are represented at the Annual General Meeting but with respect to which the broker or nominee has not received voting instructions from the beneficial owner and is not empowered to vote on a particular proposal) and the shares that abstain from voting on any particular matter are not included in the tabulation of the shares voting on such matter, but are counted for quorum purposes. Member brokerage firms of the New York Stock Exchange, Inc. that hold shares in street name for beneficial owners, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for shareholder action, may vote in their discretion upon the proposal for the ratification of the appointment of Ernst & Young LLP.

Under our Bye-Laws, no “U.S. Person” (as that term is defined in our Bye-Laws) that owns our shares directly or indirectly through foreign entities is entitled to exercise voting power on a matter (either directly or through a person whose ownership of shares in us is attributed to such U.S. Person) that equals or exceeds 9.5% of the votes conferred on all of our shares entitled to vote on such matter, after taking into consideration all votes held by such U.S. Person directly or through attribution.

CORPORATE GOVERNANCE

Director Independence

The Board of Directors has determined that each of its directors except Mark E. Watson III, the Chief Executive Officer of Argo Group, is “independent” in accordance with the applicable corporate governance requirements of the listing rules of the Nasdaq Stock Market (“Nasdaq”) as currently in effect.

Board Leadership Structure

The Board of Directors has chosen to separate the position of Principal Executive Officer (held by the Company’s Chief Executive Officer) from the position of Board Chairman. The Company believes that this separation of positions is an appropriate structure for effectively dealing with both management and risk oversight because it creates a lead director that is independent from management whose job duties include, but are not limited to, chairing meetings of the independent directors.

Code of Business Ethics and Conduct

The Board of Directors has adopted Corporate Governance Guidelines and a Code of Conduct and Business Ethics (the “Code of Conduct”) that applies to all its directors, officers and employees, including the principal executive officer and the principal financial officer, copies of which are available on the Company’s web site at www.argolimited.com. In addition, copies of the Code of Conduct can be obtained, free of charge, upon written request to Investor Relations, 110 Pitts Bay Road, Pembroke HM 08, Bermuda. Any amendments to or waivers of the Code of Conduct that apply to the Company’s Board or its executive officers will be disclosed on the web site. The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

Committees and Meetings of the Board of Directors

During 2013, the standing committees of the Board of Directors were the Audit Committee, the Executive Committee, the Human Resources Committee, the Investment Committee, the Nominating Committee and the Risk Committee. The Board of Directors has no other committees. The Board of Directors has adopted written charters for the Audit, Human Resources, Investment, Nominating and Risk Committees that specify the scope of each committee’s responsibilities. Each committee charter is available on the Company’s web site at www.argolimited.com. The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

During 2013, the Board of Directors met 4 times, the Audit Committee met 4 times, the Human Resources Committee met 4 times, the Investment Committee met 4 times, the Nominating Committee met 2 times, the Risk Committee met 4 times and the Executive Committee did not meet. During that time, all directors attended 75% or more of the meetings of the Board of Directors and of the Committees of the Board on which they served. The independent directors met in executive session 4 times.

While Argo Group does not have a policy requiring directors to attend the Annual General Meeting, a meeting of the Board of Directors is customarily held on the same day as the Annual General Meeting and Argo Group encourages directors to attend the shareholder meeting. All of the directors attended the Company’s Annual General Meeting held in May of 2013.

Executive Sessions of Independent Directors

In order to promote open discussion among the independent directors, the Board of Directors schedules regular executive sessions at least 2 times each year in which those directors meet without management participation. Any interested party may contact the independent directors as a group by using the procedures set forth below under “Shareholder Communication with Board Members.”

Board Committees

Executive Committee

The Executive Committee consists of Messrs. Woods, De Leon, and Watson. The Executive Committee may exercise all powers and authority of the Board of Directors in the oversight of the business of the Company.

Audit Committee

The Audit Committee consists of Messrs. Browne, De Leon, Josephson, Power and Ms. Nealon, each of whom is “independent” and meets the other requirements for audit committee membership as defined by applicable Nasdaq listing rules for audit committee members.

The Audit Committee assists the Board in its oversight of the quality and integrity of the accounting, auditing, and financial reporting processes of the Company. Its primary responsibilities include (a) review of quarterly and annual financial results and other financial information of the Company, (b) appointment, replacement, compensation and oversight of independent auditors, including selection of the lead audit partner, (c) review of all recommendations by the auditors with respect to accounting methods and internal controls of the Company, (d) review and advance approval of audit and non-audit services provided by the auditors and the scope of such audits and services, and (e) oversight of the performance of the Company’s internal audit function. The Committee’s role further includes discussing with Senior Management, Internal Audit and the independent auditors the Company’s processes to manage its business and financial risk and processes for compliance with significant applicable legal and regulatory requirements. In addition, the Committee establishes procedures for complaints relating to accounting, internal accounting controls or auditing matters as well as procedures for confidential, anonymous submission by Company employees of any concerns regarding questionable accounting or auditing matters.

In connection with performing its oversight role related to the audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K, the Audit Committee has:

•	reviewed and discussed the audited consolidated financial statements with management and with representatives from Ernst &Young LLP;

•

discussed with Ernst & Young LLP the matters required to be discussed under Statement on Auditing Standards No. 61, Communications with Audit Committees (SAS 61), as amended and as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T; and

•

received from Ernst & Young LLP the independent auditors written disclosures regarding the auditors independence required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, and discussed with the independent auditors, the independent auditors independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE:

Mural R. Josephson, Chairman

F. Sedgwick Browne

Hector De Leon

Kathleen A. Nealon

John R. Power, Jr.

Audit Committee Financial Experts

Mural R. Josephson is qualified as an “audit committee financial expert” within the meaning of applicable SEC rules and regulations governing the composition of the Audit Committee. In addition, the Audit Committee has determined that he has the appropriate experience and background to satisfy the “financial sophistication” requirements of Nasdaq’s listing rules.

Investment Committee

The Investment Committee consists of Messrs. Cash, El-Hage, Tonelli, Watson and Woods. The Investment Committee assists the Board in the oversight of the Company’s key investment objectives, strategies and policies. The Committee is responsible for (a) approval of the Company’s investment policies, strategies, and transactions and (b) review of the performance of the Company’s investment portfolios. All investment transactions are ratified by the full Board of Directors.

Human Resources Committee

The Human Resources Committee consists of Messrs. Browne, Cash, De Leon, Power, Tonelli and Woods, each of whom is “independent” in accordance with the applicable corporate governance requirements of the listing rules of Nasdaq as currently in effect. Each member of the Human Resources Committee also qualifies as a “non-employee director” under Section 16 of the Exchange Act and as an “outside director” under Section 162(m) of the U.S. Internal Revenue Code. The Human Resources Committee is responsible for overseeing the compensation of the Company’s executive officers and directors, reviewing and discussing with the Company’s management the Compensation Discussion and Analysis contained in this proxy statement, producing an annual report on executive compensation for inclusion in the Company’s proxy statement, and overseeing and advising the Board of Directors on the adoption of plans and policies that govern the Company’s compensation programs.

Human Resources Committee Interlocks and Insider Participation

None of the members of the Human Resources Committee during the fiscal year 2013 or as of the date of this proxy statement is or has been an officer or employee of the Company and no executive officer of the Company served on the Human Resources Committee or board of any company that employed any member of the Company’s Human Resources Committee or Board of Directors.

Board Risk Committee and Oversight

The Board of Directors has the ultimate responsibility for overseeing and approving the Company’s risk strategy, risk appetite and risk tolerance levels. The Risk Committee provides oversight of the Company’s Corporate Governance Guidelines and its Policies and Procedures relating to compliance and risk management. Risk management is a collaborative effort of management, the Company’s Board of Directors and several functions within the Company that are focused on risk, including risks associated with the Company’s compensation plans.

The Company’s risk management framework consists of three levels and begins at the departmental level. Each business department is charged with the task of identifying, assessing, measuring, monitoring, reporting, and mitigating risks associated with the department’s respective functions and responsibilities. The Head of Enterprise Risk Management plays a key role in managing the next level by coordinating, facilitating, and overseeing the effectiveness and integrity of the Company’s risk management activities. This function is also charged with establishing, maintaining and enhancing the methodology and tools used to identify and evaluate risks and, where risks are outside the Company’s risk appetite or tolerance, ensuring that there is an appropriate response applied by the respective risk owner. The third level consists of the Company’s Internal Audit department which independently assesses the effectiveness of the Company’s risk management processes and practices, including the risks associated with the Company’s compensation plans, by providing timely feedback and assurance on the effectiveness of the Company’s risk management framework. The Head of Internal Audit reports directly to the Audit Committee.

The Company believes that the foregoing corporate framework and oversight activities are structured in a way that enables the Company to take an active approach to governance and risk management in an ever changing legal, regulatory, and business environment. Through the efforts of management, the Company’s internal risk management functions and the Board of Directors, the Company believes it is able to avoid or mitigate unnecessary risks while accepting certain other risks which may be deemed beneficial to the Company and its shareholders.

Nominating Committee

The Nominating Committee consists of Messrs. Browne, Power and Woods, each of whom is “independent” in accordance with the applicable director independence rules of Nasdaq as currently in effect. The purpose of the Nominating Committee is to (a) establish criteria for Board member selection and retention, (b) identify individuals qualified to become Board members, (c) recommend to the Board individuals to be nominated or re-nominated for election as directors, and (d) recommend directors for appointments to one or more of the Board’s standing committees. The Committee is also charged with establishing evaluation criteria and an evaluation process applied by the Board and each Committee in its self-evaluation process.

Director Qualifications and Diversity

The Nominating Committee assesses several factors when evaluating director nominees including, but not limited to, the current needs of the Board and the nominee’s: (a) integrity, honesty and accountability; (b) successful leadership experience and strong business acumen; (c) forward-looking strategic focus; (d) collegiality; (e) independence and absence of conflicts of interests; and (f) ability to devote necessary time to meet director responsibilities. The Nominating Committee will ultimately recommend nominees that it considers to be fit and proper who will enhance the Board’s ability to oversee, in an effective manner, the management of the affairs and business of the Company. While the Nominating Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees, the Nominating Committee seeks a diverse and appropriate balance of members who have the experience, qualifications, attributes and skills that are necessary to oversee a publicly traded, growth oriented, international organization that operates in multiple jurisdictions when considering the overall composition of the Board. In addition, the Nominating Committee seeks directors with experience in a variety of professional disciplines and business ventures that can provide diverse perspectives on the Company’s operations. The Committee evaluates the types of backgrounds that are needed to strengthen and balance the Board based on the foregoing factors and will nominate candidates to fill vacancies accordingly. For a discussion of the specific experiences, qualifications, attributes or skills that led the Nominating Committee to conclude that each director should serve on the Company’s Board of Directors, see the biographical information section beginning on page 11.

Process for Nominating Directors

The Nominating Committee identifies director nominees from various sources such as officers, directors, shareholders and third party consultants to assist in identifying and evaluating potential nominees. The Nominating Committee will consider and evaluate a director candidate recommended by a shareholder in the same manner as a candidate recommended by a current director.

Shareholders wishing to recommend a director candidate to serve on the Board may do so by providing advance written notice to the Company. To make a director nomination at the 2015 Annual General Meeting, a shareholder must follow the same procedures required for submitting a shareholder proposal. See “Shareholder

Proposals for 2015 Annual General Meeting” beginning on page 60 for a description of these procedures. Notices should be sent to Argo Group International Holdings, Ltd. c/o David J. Doyle, Secretary, Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. Any such notice must also meet certain other requirements specified in our Bye-Laws.

Shareholder Communication with Board Members

The Company has a process for shareholders to communicate with the Board of Directors, a specific director or the independent directors as a group. Shareholders may send written communications to Argo Group International Holdings, Ltd. c/o David J. Doyle, Secretary, Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. The Secretary will review the communication and forward such communication to the individual director or directors to whom the communication is directed, if any. If the communication does not specify a recipient, the Secretary will forward it to the full Board of Directors or to the directors the Secretary believes are most appropriate.

Related Persons Transactions

Policy for Evaluating Related Person Transactions

The Board of Directors has adopted a written policy relating to the Audit Committee’s review and approval of transactions with related persons that are required to be disclosed in proxy statements by SEC regulations (“related person transactions”). A “related person” is defined under the applicable SEC regulation and includes our directors, executive officers and 5% or more beneficial owners of our Common Shares. Management administers procedures adopted by the Board of Directors with respect to related person transactions and the Audit Committee reviews and approves all such transactions. At times, it may be advisable to initiate a transaction before the Audit Committee has evaluated it, or a transaction may begin before discovery of a related person’s participation. In such instances, management consults with the Chairman of the Audit Committee to determine the appropriate course of action. Approval of a related person transaction requires the vote of the majority of disinterested directors on the Audit Committee. In approving any related person transaction, the Audit Committee must determine that the transaction is fair and reasonable to the Company. The Audit Committee periodically reports on its activities to the Board of Directors. The written policy relating to the Audit Committee’s review and approval of related person transactions is available on our web site at www.argolimited.com. The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

The Audit Committee considered the following transaction and relationship that occurred during 2013. The Company believes that the following transaction and relationship was reasonable and in the best interest of the Company.

Kinetica Partners, LLC. In 2013, our Surety unit received a submission through its established broker network to issue approximately $13 million of surety bonds on behalf of Kinetica Partners, LLC (“Kinetica”) in connection with a Gulf of Mexico pipeline project. Mr. Gary Woods, who is the Chairman of our Board of Directors, is the President of Kinetica, and beneficially owns 10% of Kinetica through a family trust. The submission was underwritten, priced and bound in the ordinary course of business by the Surety unit. The terms and conditions of the surety bonds that were issued, and the premium charged to Kinetica for issuance of the bonds, were consistent with those routinely applied and charged for similarly situated risks bound by our Surety Unit for unrelated third parties. In accordance with the Surety unit’s customary requirements in connection with the issuance of surety bonds, Kinetica and Mr. Woods, in his personal capacity, among others, executed our Surety unit’s standard form of indemnity agreement holding our Surety unit harmless against any and all losses and expenses incurred resulting from the issuance of the surety bonds.

BENEFICIAL OWNERSHIP

Security Ownership of Principal Stockholders and Management

The following table sets forth certain information regarding the beneficial ownership of Argo Group common shares (“Common Shares”) as of March 3, 2014 of each person known to Argo Group to beneficially own more than 5% of the Common Shares. The information for each of these beneficial owners is based solely on information as of December 31, 2013 reported on a Schedule 13G filed by such owner with the Securities and Exchange Commission.

	Common Shares
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
Wells Fargo & Company / MN 420 Montgomery Street San Francisco, CA 94104	2,578,857	(1)	9.73%

Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	2,476,508	(2)	9.34%

Wellington Management Company, LLP 280 Congress Street Boston, MA 02210	1,691,732	(3)	6.38%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	1,586,030	(4)	5.98%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvem, PA 19355	1,476,219	(5)	5.57%

(1)	The Wells Fargo & Company Schedule 13G/A was filed with the SEC on January 28, 2014, and includes shares beneficially owned by certain subsidiaries including Wells Capital Management Incorporated and Wells Fargo Funds Management, LLC. The Schedule 13G/A provides that (a) Wells Fargo & Company has no sole voting or dispositive power over any Common Shares, shared voting power over 2,464,732 Common Shares and shared dispositive power over 2,578,857 Common Shares, (b) Wells Capital Management Incorporated has no sole voting or dispositive power over any Common Shares, shared voting power over 510,209 Common Shares and shared dispositive power over 2,322,609 Common Shares and (c) Wells Fargo Funds Management, LLC has no sole voting or dispositive power over any Common Shares, shared voting power over 1,951,381 and shared dispositive power over 1,951,460 Common Shares. Aggregate beneficial ownership reported by Wells Fargo & Company as shown in the table above is on a consolidated basis and includes any beneficial ownership separately reported by a subsidiary.
(2)

The Dimensional Fund Advisors LP Schedule 13G/A was filed with the SEC on February 10, 2014, and provides that Dimensional Fund Advisors has sole voting power with respect to 2,445,588 Common Shares, sole dispositive power with respect to all of the 2,476,508 Common Shares and no shared voting power over any Common Shares. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, neither Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the securities of the Issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of Argo Group held by the Funds. However, all securities reported in the Schedule 13G/A are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.
(3)	The Wellington Management Company, LLP Schedule 13G was filed with the SEC on February 14, 2014. The Schedule 13G provides that Wellington Management Company, LLP has no sole voting or dispositive power over any Common Shares, shared voting power over 1,462,165 Common Shares and shared dispositive power over 1,691,732 Common Shares.
(4)	The BlackRock, Inc. Schedule 13G/A was filed with the SEC on February 3, 2014, and provides that BlackRock, Inc. has sole voting power over 1,483,123 of these shares and sole dispositive power with respect to all of these shares.
(5)	The Vanguard Group, Inc.’s Schedule 13G/A was filed with the SEC on February 11, 2014, and includes (a) 36,204 Common Shares beneficially owned by Vanguard Fiduciary Trust Company (“VFTC”), a wholly owned subsidiary of The Vanguard Group, Inc., as a result of it serving as investment manager of collective trust accounts and (b) 2,350 Common Shares beneficially owned by Vanguard Investments Australia, Ltd. (“VIA”), a wholly owned subsidiary of The Vanguard Group, Inc., as a result of its serving as investment manager of Australian investment offerings. The Vanguard Group, Inc. has sole dispositive power over 1,440,015 Common Shares, shared dispositive power over 36,204 Common Shares, sole voting power over 38,554 Common Shares and no shared voting power over any Common Shares.

The following table sets forth certain information regarding the beneficial ownership of the Common Shares as of March 3, 2014 of (i) each director of Argo Group, (ii) each individual who has been identified as a Named Executive Officer (“Named Executive Officer” or “NEO”) of Argo Group or its subsidiaries, and (iii) all directors and individuals who have been identified as executive officers of Argo Group as a group:

Name of Beneficial Owner	Number of Shares Beneficially Owned (1) (2)	Percent of Class (1)
Gary V. Woods	40,735	*
F. Sedgwick Browne	36,947	*
H. Berry Cash	31,350	*
Hector De Leon	34,695	*
Nabil N. El-Hage	16,500	*
Mural R. Josephson	33,668	*
Kathleen A. Nealon	16,500	*
John R. Power, Jr	35,686	*
John H. Tonelli	22,000	*
Mark E. Watson III (3)	654,873	2.47%
Jay S. Bullock (3)	223,085	*
Barbara C. Bufkin (4)	36,722	*
Andrew Carrier	50,833	*
Kevin J. Rehnberg	617	*
Total (a)	1,234,211	4.66%

(a) All directors and individuals identified as executive officers of Argo Group and its subsidiaries as a group (14 persons)
* Less than 1% of the outstanding Common Shares

(1)

The information in this table is based on information supplied directly to Argo Group by directors and on information reported on Forms 3, 4 or 5 or on any Schedule 13G filed with the Securities and Exchange Commission. A person is deemed to be the beneficial owner of shares if such person, either alone or with others, has the power to vote or to dispose of such shares. Shares beneficially owned by a person include shares to which the person has the right to acquire beneficial ownership within 60 days of the Record Date, including stock options that were exercisable on March 3, 2014 or that become exercisable within 60 days after March 3, 2014. Unless otherwise indicated in the footnotes below, the persons and entities named in this table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.
(2)	Includes the following shares to which the person has the right to acquire beneficial ownership within 60 days, including stock options that were exercisable on March 3, 2014 or that become exercisable within 60 days after March 3, 2014: Mr. Woods – 31,350; Mr. Browne – 32,842; Mr. Cash – 31,350; Mr. De Leon – 31,350; Mr. El-Hage – 16,500; Mr. Josephson – 32,842; Ms. Nealon – 16,500; Mr. Power – 31,350; Mr. Tonelli – 22,000; Mr. Watson – 340,643; Mr. Bullock – 199,845; Ms. Bufkin – 0; Mr. Carrier – 40,497 and Mr. Rehnberg – 0.
(3)	Includes the following number of shares pledged as security, including shares which may be held by brokers in margin accounts whether or not there are loans outstanding: Mr. Watson – 123,600 shares; Mr. Bullock – 23,240 shares.
(4)	Former NEO.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires directors, executive officers and holders of more than 10% of Common Shares to file with the Securities and Exchange Commission reports regarding their ownership and changes in ownership of Argo Group’s securities. Based on our review of these reports, we believe that during 2013 all reports for the registrant’s executive officers, directors and 10% shareholders that were required to be filed under Section 16(a) of the Exchange Act were timely filed.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Bye-Laws provide for the election of directors by our shareholders. Each class of directors serves for a term of three (3) years. In accordance with the Bye-Laws, our Board of Directors is divided into three classes (Classes I, II and III). The classes are determined by dividing the number of directors by 3. If this results in a whole number, there will be an equal number of directors in each class. If this results in a fraction of 1/3, one additional director will be placed into Class III. If this results in a fraction of 2/3 one director will be placed into Class II and one into Class III. The Company’s Bye-Laws further provide that the Board may re-designate directors to different classes so that they conform to the preceding formula. A classified board structure is common among Bermuda domiciled companies and is consistent with the board structure of the Company’s peer group.

Three Class I directors are to be elected at the 2014 Annual General Meeting. The Nominating Committee has nominated H. Berry Cash, John R. Power, Jr. and Mark E. Watson III, each of whom is presently serving on the Board, to stand for re-election as Class I directors. Each of them was recommended for re-election by the Nominating Committee for consideration by the Board of Directors and proposal to our shareholders. If elected, the three nominees will serve as Class I directors for three-year terms until the Annual General Meeting of shareholders in 2017 or until their successors have been elected and qualified. It is intended that proxies will be voted in favor of these persons. If, for any reason, any of the nominees is not able or willing to serve as a director when the election occurs (a situation which is not presently contemplated), it is intended that the proxies will be voted for the election of a substitute nominee in accordance with the judgment of the proxy holder.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES LISTED ABOVE AS DIRECTORS AND, UNLESS DIRECTED OTHERWISE, IT IS THE INTENTION OF THE PROXIES NAMED IN THE FORM OF PROXY THAT ACCOMPANIES THIS PROXY STATEMENT TO VOTE FOR SUCH NOMINEES AS DIRECTORS.

Biographical Information for the Class I Nominees to be Elected this Year

H. Berry Cash (75) became a director in 2005. Mr. Cash has been a general partner of InterWest Partners, a venture capital fund, since 1985. Mr. Cash has also served on the board of directors of Ciena Corporation since April 1994, Silicon Laboratories Inc. since December 1997, and First Acceptance Corporation since November 1996. Mr. Cash previously served as a director of i2 Technologies, Inc. from January 1996 until April of 2009. In addition to his capital raising experience, Mr. Cash brings to the Board a strong background in information technology, which plays an integral role in the Company’s operations. Due to his experience in the venture capital sector, Mr. Cash also brings perspectives to the Board associated with the capitalization and management of organizations through the corporate life cycle.

John R. Power, Jr. (58) became a director in 2000. He is currently President of the Patrician Group, a private investment firm located in Lisle, Illinois. Mr. Power has also served on the board of directors of certain financial subsidiaries of CNH Global, N.V. since January 1997. Mr. Power previously served as a director of America West Airlines and it’s advisory board from August of 1994 to April of 2001 and has also served as a director of several charitable organizations. Mr. Power brings to the Board senior management skills and insight derived from a real estate, finance and commercial and investment banking background. Due to his past and present years of service as a director of other publicly traded companies, Mr. Power has experience with the design and implementation of effective compensation strategies that benefit the Company in his role as Chair of the Human Resources Committee. Mr. Power’s prior service on the audit and executive committees of other publicly traded companies has also provided him with experiences and skills that benefit the Company and compliment his current committee assignments on the Company’s board of directors.

Mark E. Watson III (49) became a director in 1999 and has been President and Chief Executive Officer of the Company since January 2000. He was a principal of Aquila Capital Partners, a San Antonio, Texas-based investment firm from 1998 to 1999 and served from 1992 to 1997 as a director and Executive Vice President, General Counsel and Secretary of Titan Holdings, Inc., a publicly traded property and casualty insurance holding company. Prior to that, Mr. Watson was an attorney with the New York based law firm Kroll & Tract from 1989 to 1992 where he represented international insurance and reinsurance companies. Due to his lengthy tenure, having previously held several executive positions at Titan Holdings, Inc. which was ultimately sold to USF&G Corporation, Mr. Watson brings to the Board a wealth of experience in the specialty property and casualty insurance sector. In his role as President and Chief Executive Officer of the Company, Mr. Watson brings to the Board critical insight into the Company’s operating environment and growth strategy. Mr. Watson has been a member of the Board of Governors of the Property Casualty Insurers Association of America since June 2005 and has been a director of Houston International Insurance Group, Ltd. since December 2010.

Biographical Information for the Class II Directors whose Terms Expire in 2015

Nabil N. El-Hage (55) became a director in 2011. Mr. El-Hage founded Academy of Executive Education, LLC, an independent provider of executive education and advisory programs to institutional clients, and has served as its chairman since June 2011. From June 2010 to June 2011, Mr. El-Hage was an independent consultant specializing in the corporate governance area. During 2009 and 2010, Mr. El-Hage served as Senior Associate Dean for External Relations and Adjunct Professor of Business Administration at Harvard Business School. From 2005 until June 2009, Mr. El-Hage was a Professor of Management Practice at Harvard Business School in the Finance Area. From January 2003 to June 2005, he was a Senior Lecturer at Harvard Business School. Mr. El-Hage originally joined the faculty of Harvard Business School in 1984. From 1985 to 2003, Mr. El-Hage gained experience in venture capital and private equity with TA Associates, Levant Capital Partners, and Advent International, as well as operating experience as the Chief Financial Officer of The Westwood Group, Inc. and Back Bay Restaurant Group, Inc. He also served from 1995 to 2003 as Chairman and from 1995 to 2002 as Chief Executive Officer of Jeepers! Inc., a private equity-financed national chain of indoor theme parks. Mr. El-Hage has been a trustee of the MassMutual Premier Funds since 2003, a trustee of the MML Series Investment Fund II since 2005, and a trustee of the MassMutual Select Funds and the MML Series Investment Fund since 2012. Mr. El-Hage was also the Chairman of the Premier and MML II Funds from 2006 to 2011. From May 2007 until July 2010, Mr. El-Hage was also a director of Virtual Radiologic Corporation. Mr. El-Hage’s diverse areas of expertise, including his knowledge of management, finance, and corporate governance practices, allow him to bring a great deal of knowledge and perspective to the Company.

Mural R. Josephson (65) became a director in 2004. Mr. Josephson retired from Kemper Insurance Companies (“Kemper”) in 2002. During his 5-year tenure at Kemper, he held key management positions, including senior vice president and chief financial officer and senior vice president of finance. Prior to joining Kemper, Mr. Josephson held several senior level positions at KPMG, including 19 years as an audit partner. While at KPMG, he was a member of the National Insurance Practice Committee and a member of the Professional Practice Review Committee. Mr. Josephson has been a director of HealthMarkets, Inc., an insurance holding company, since May of 2003 and is currently chairman of its Audit Committee. He was also a director of SeaBright Holdings, Inc., an insurance holding company traded on the NYSE until February 2013, and its wholly owned subsidiary, SeaBright Insurance Company, from July 2004 until February 2013 and was serving as the Chairman of its Audit Committee. In addition to his historical knowledge of the Company’s operations and his extensive background in the insurance sector, Mr. Josephson brings to the Board experience, qualifications and skills that are specific to the Company’s accounting, internal control and audit functions. Due to his background, Mr. Josephson also possesses financial reporting expertise and a level of financial sophistication that qualifies him as a financial expert in his role as the Chair of the Audit Committee.

Gary V. Woods (70) became a director in 2000 and has served as Chairman of the Board of Directors since 2001. Mr. Woods has been President of McCombs Enterprises since 1979. He also serves on the boards of directors of the Southwest Research Institute, the Cancer Therapy and Research Center Foundation and BioBridge Global. Mr. Woods brings to the Board an entrepreneurial background with experience in overseeing complex business organizations. As President of McCombs Enterprises, Mr. Woods has successfully funded and promoted numerous growth companies in a diverse array of industries, both domestically and internationally, providing him with the necessary skills and qualifications to serve as the Chairman of the Company’s Board of Directors.

Biographical Information for the Class III Directors whose Terms Expire in 2016

F. Sedgwick Browne (71) became a director in 1999 and also served as Vice-Chairman of the board of directors from 2003 until 2007. He retired as counsel at Sidley Austin Brown & Wood LLP (now known as Sidley Austin LLP), a law firm, in 2004. Mr. Browne previously was a partner at Morgan, Lewis & Bockius LLP and prior thereto at Lord Day & Lord, Barrett Smith, where he specialized in the insurance and reinsurance industry. Mr. Browne is also a past trustee and director of the Swiss Reinsurance US Group and of the Winterthur Swiss Insurance US Group. In addition to his historical knowledge of the Company’s operations, Mr. Browne brings to the Board a corporate transactional background that is specific to the Company’s operations in the insurance sector. Mr. Browne also possesses financial reporting expertise and the legal experience and qualifications necessary to guide the Company through many of the regulatory requirements currently imposed on publicly traded companies.

Hector De Leon (67) became a director in 2003. Mr. De Leon is the chairman of the board of directors of De Leon & Washburn, P.C., a law firm based in Austin, Texas, which he founded in 1977. Prior to 1977, Mr. De Leon was the General Counsel of the Texas State Insurance Board. From February 1985 to November 1997, Mr. De Leon served as a director of Titan Holdings, Inc., a publicly traded property and casualty insurance holding company. Mr. De Leon brings to the Board experience and skills relating to the insurance regulatory environment in which the Company operates combined with a corporate legal background. In addition, Mr. De Leon’s experience includes prior service as a director of a publicly traded, growth oriented, specialty property and casualty insurance holding company.

Kathleen A. Nealon (60) became a director in 2011. In 2013, she also became a director of the Company’s wholly owned subsidiary, Argo Managing Agency Limited, which underwrites insurance risks for the Company’s syndicate at Lloyd’s of London. Ms. Nealon’s international career includes significant experience with risk management, compliance and regulatory issues with global companies. Ms. Nealon was the group head of legal and compliance at Standard Chartered Plc in London from 2001 until her retirement in 2004 where she also held additional international legal and compliance positions from 1992 to 2001. Prior to Standard Chartered Plc, Ms. Nealon practiced international banking and regulatory law in New York for 14 years. Ms. Nealon is also the Co-Chair of the European Advisory Board of Georgetown Law School and serves on the advisory council of the Institute of Business Ethics. Ms. Nealon also served on the boards of directors of Shire Plc from 2006 to 2010, Halifax Bank of Scotland Plc from 2004 to 2009 when it was merged into Lloyds Bank Plc. In addition, Ms. Nealon served on the board of directors of Cable and Wireless Communications Plc and its predecessor company, Cable and Wireless Plc, from 2005 until 2011. In 2012, Ms. Nealon was named to the board of Health Education England, a Special Health Authority that manages health education in England. Ms. Nealon brings to the Board specialized expertise in the areas of corporate governance, compliance and risk management specific to the banking and financial services industry.

John H. Tonelli (49) became a director in 2010. Mr. Tonelli has been the Chief Executive Officer of Advanced Global Investments, Ltd., a private investment-company with holdings in Eastern Europe, the Middle East and Latin America, since 2009. He is also Chairman of Advanced Global Securities, a FINRA registered Broker-Dealer based in New York. Mr. Tonelli has over twenty years of experience in finance, working both as an investment banker and as an attorney. Mr. Tonelli has advised numerous companies and governments on direct investments, securities issuance, privatizations and infrastructure financings. He has been a director of Converse Bank since August 2009. From 2003 to 2009, Mr. Tonelli was a Senior Managing Director with J.P. Morgan & Co., Inc. and Bear Stearns & Co. Inc. where he was Head of International Project Finance and Emerging Markets Structured Finance. From 1999 to 2003, he was CEO of International Venture Partners, LLC, an NASD member broker-dealer specializing in emerging markets. From 1992 to 1999, Mr. Tonelli was an attorney with Cadwalader, Wickersham & Taft where he was head of the Latin American practice group. Mr. Tonelli brings to the Board specialized expertise in finance and emerging markets that will benefit the Company’s international growth strategy.

Non-Employee Director Compensation

Cash Compensation

Our non-employee directors receive a combination of cash retainers, meeting fees and travel fees, which are in part subject to attendance at board and committee meetings, as described in the following table. We also reimburse our directors for travel, lodging and related expenses incurred in attending our board or committee meetings or for travel related to the Company’s business.

Retainer (paid quarterly)	$75,000 annual retainer, paid quarterly, of which $40,000 ($10,000 per quarter) is paid subject to attendance at Board meetings.

Board and Committee Meetings

Travel for Board and Committee meetings = $2,000 per day

Special Meetings of the Audit Committee = $1,000 per day

Travel for Company Affairs at the Request of the CEO or Chairman = $2,000 per day

Meeting of Executive Committee = $2,000 per meeting

Meeting of the Nominating Committee = $2,000 per meeting

Committee Retainers (paid quarterly)

(a) Chair, Executive Committee = $15,000 annual retainer

(b) Member, Executive Committee = $8,000 annual retainer

(c) Chair, Audit Committee = $20,000 annual retainer

(d) Member, Audit Committee = $10,000 annual retainer

(e) Chair, Investment Committee = $10,000 annual retainer

(f) Member, Investment Committee = $8,000 annual retainer

(g) Chair, Human Resources Committee = $15,000 annual retainer

(h) Member, Human Resources Committee = $8,000 annual retainer

Annual Equity Awards

Each of our non-employee directors receives an annual equity award of 5,000 stock appreciation rights settled in stock. The awards are granted on the date of our annual general meeting of shareholders that is generally held in May of each year. The awards vest on the day preceding the next annual general meeting of shareholders.

Deferred Compensation Plan

Until December 16, 2013, our non-employee directors were also entitled to participate in a deferred compensation plan. The plan allowed a non-employee director to defer 0%, 50% or 100% of his or her cash compensation. While no further deferrals will be permitted under the plan from and after December 16, 2013, and certain amounts thereunder were paid out prior to the end of 2013, additional deferred amounts remain subject to the terms of the plan and will be paid out in accordance with the terms of the plan. Deferred amounts are credited with interest, compounded quarterly at a rate 2% above the prime commercial lending rate. The Company matches 75% of the deferred amount which is converted into stock units based on the closing price of the Company’s stock on the date that the deferred amount would otherwise be earned. Pursuant to the plan, each director was credited with an initial grant of 1,650 stock units. The hypothetical value of a stock unit at any point in time will be equal to the market value of the Company’s common stock. Remaining distributions under the plan occur six months after the date on which a non-employee director ceases to be a member of the Board of Directors, the date on which a change of control (as defined in the plan) occurs or December 1, 2017, whichever comes first, and are made in cash.

2013 Non-Employee Director Compensation

The following table sets forth our non-employee directors’ 2013 cash and equity compensation. References next to each director’s name in column (a) refer to the applicable committee legend included in the “Committee Retainers” section of the Non-Employee Director Compensation cash compensation schedule above. The values shown in columns (c) and (d) represent the U.S. GAAP ASC TOPIC 718 fair value on the grant date.

(a) Name	(b) Fees Earned or Paid in Cash	(c) Stock Awards (1)	(d) Option Awards	(e) All Other Compensation	(f) Total
Gary V. Woods (a) (e) (h)	$136,000	$111,408	$64,515	$—	$311,923
F. Sedgwick Browne (d) (h)	$123,000	$2,082	$64,515	$—	$189,597
H. Berry Cash (f) (h)	$115,000	$979	$64,515	$—	$180,494
Hector De Leon (b) (d) (h)	$126,000	$2,253	$64,515	$—	$192,768
Nabil N. El-Hage (f)	$117,000	$126,340	$64,515	$—	$307,855
Mural R. Josephson (c)	$109,000	$45,566	$64,515	$—	$219,081
Kathleen A. Nealon (d)	$111,000	$44,510	$64,515	$—	$220,025
John R. Power, Jr. (d) (g)	$152,000	$121,495	$64,515	$—	$338,010
John H. Tonelli (f) (h)	$131,000	$979	$64,515	$—	$196,494

(1)	These amounts represent the grant date fair value of the stock units granted by the Company during 2013 in respect of its 75% match of deferred director fees described above.

The following table sets forth the amount of fees earned by our non-employee directors during 2013 as reported in column (b) of the preceding table that were contributed to the non-employee director deferred compensation plan described above:

Director	Fees Earned for 2013 Service	Fees Earned for 2013 Service and Contributed to the Non-qualified Directors Deferred Compensation Plan
Gary V. Woods (a) (e) (h)	$—	$136,000
F. Sedgwick Browne (d) (h)	$123,000	$—
H. Berry Cash (f) (h)	$115,000	$—
Hector De Leon (b) (d) (h)	$126,000	$—
Nabil N. El-Hage (f)	$—	$117,000
Mural R. Josephson (c)	$54,500	$54,500
Kathleen A. Nealon (d)	$55,500	$55,500
John R. Power, Jr. (d) (g)	$—	$152,000
John H. Tonelli (f) (h)	$131,000	$—

The following table sets forth the aggregate number of stock units, stock options and stock appreciation rights owned by each of our non-employee directors on December 31, 2013:

Name	Stock Units	Stock Options/SARs
Gary V. Woods	17,565	33,000
F. Sedgwick Browne	3,730	34,492
H. Berry Cash	1,917	33,000
Hector De Leon	4,047	33,000
Nabil N. El-Hage	9,126	16,500
Mural R. Josephson	8,775	34,492
Kathleen A. Nealon	5,617	16,500
John R. Power, Jr.	14,490	33,000
John H. Tonelli	1,909	22,000

Director Stock Ownership

All of our non-employee directors are required to comply with the Company’s Equity Ownership Guidelines that are discussed beginning on page 46. Pursuant to the guidelines, each non-employee director is required to hold equity with a value equal to or greater than three times the annual retainer they received for service on the Company’s Board of Directors in the preceding year. Compliance is tested annually as of the first business day of the second quarter each year. As of April 1, 2013, all of our non-employee directors were in compliance with the guidelines.

PROPOSAL 2

APPROVAL OF THE ARGO GROUP 2014 LONG-TERM INCENTIVE PLAN

On February 18, 2014, upon recommendation of the Human Resources Committee, the Board of Directors approved the adoption of the Company’s 2014 Long-Term Incentive Plan, subject to shareholder approval. If approved by the shareholders at the Annual General Meeting, the 2014 Long-Term Incentive Plan will become effective on May 6, 2014. No additional awards would be made under the Argo Group International Holdings, Ltd. 2007 Long-Term Incentive Plan (the “2007 Long-Term Incentive Plan”) after the 2014 Long-Term Incentive Plan becomes effective.

We believe that the proposed 2014 Long-Term Incentive Plan is necessary in order to allow Argo Group to continue to utilize equity awards and performance awards to develop a strong linkage between pay and the Company’s strategic goals and to align the interests of our executives and non-employee directors with those of our shareholders by awarding long-term incentives in the form of equity. We rely on equity awards to retain superior, productive employees and non-employee directors and to attract new talent necessary to continue the Company’s expansion, and believe that equity incentives are necessary for Argo Group to remain competitive with regard to retaining and attracting highly qualified individuals. If the 2014 Long-Term Incentive Plan is not approved by our shareholders, we would continue to operate the 2007 Long-Term Incentive Plan.

The following factors, among others, were taken into account by the Human Resources Committee and the Board in approving the proposed 2014 Long-Term Incentive Plan: Argo Group’s historical burn rate under other shareholder approved equity plans; the number of shares remaining available under the 2007 Long-Term Incentive Plan for future awards; the number of outstanding unvested and unexercised equity awards; potential dilution resulting from the proposed increase in shares available under the proposed 2014 Long-Term Incentive Plan; and the potential shareholder value transfer resulting from the proposed increase.

Determination of Share Amounts

Based on current practices, we currently have approximately 1,250 employees, officers and directors eligible to receive awards under the 2013 Plan.

In determining the terms of the 2014 Long-Term Incentive Plan and the amount of the 2014 Long-Term Incentive Plan share reserve, our Board considered the factors above and a number of other factors, including the following annual share usage under our equity compensation program for 2011-2013 as follows:

	2013	2012**	2011**	Average
Options and Stock-Settled SARs Granted	333,004	409,992	542,962	428,653
Restricted Stock Granted	127,288	179,958	104,531	137,259
Total Shares Granted	460,292	589,950	647,493	565,912
Basic Weighted Average Common Shares Outstanding	26,851,341	28,095,210	29,887,249	28,277,933
Annual Share Usage*	1.7%	2.1%	2.2%	2.0%

*	Represents Total Shares Granted divided by Basic Weighted Average Common Shares Outstanding.
**	Grants adjusted to include the effects of Argo Group’s 10% stock dividend paid in June 2013.

The historical amounts shown above are not necessarily indicative of the shares that might be awarded in 2014 and beyond, including under the proposed 2014 Long-Term Incentive Plan.

If we continue making equity awards consistent with our practices over the past three years as set forth above, we estimate that the shares available for future awards, including the 2,800,000 additional shares if the 2014 Long-Term Incentive Plan is approved, will be sufficient for awards for at least three years.

As of December 31, 2013, we had approximately 3.5 million Common Shares subject to outstanding equity awards or available for future equity awards under our equity compensation plans, which represented approximately 11.7% of fully diluted Common Shares outstanding. The 2,800,000 new shares proposed to be included in the 2014 Long-Term Incentive Plan share reserve would increase the fully diluted overhang percentage by an additional 7.5% to approximately 19.2%.

Additional information, in each case as of December 31, 2013, in respect of price, term and overhang by equity grant award type is included in the following table:

	Options	Restricted Shares		Stock-Settled SARs
Weighted Average Exercise Price[1]	$34.27	$32.97		$29.47
Weighted Average Remaining Contractual Term	1.3 years	N/A		4.55 years
Overhang	158,092	257,975	[2]	1,288,698

1	Represents weighted average grant date fair value in the case of restricted shares.
2	Restricted Shares forfeited or cash-settled, or for which withholding obligations are satisfied by withholding Restricted Shares or the delivery of Common Stock already owned, shall again be available for purposes of Awards under the 2014 Long-Term Incentive Plan as two and three-quarter (2.75) shares of Common Stock for every one (1) Share subject to such forfeited, cash-settled, withheld or delivered awards.

Description of the 2014 Long-Term Incentive Plan

A summary of the 2014 Long-Term Incentive Plan is set forth below. This summary is qualified in its entirety by the full text of the 2014 Long-Term Incentive Plan, a copy of which is attached as Appendix I. Capitalized terms used in this summary that are not otherwise defined have the respective meanings given such terms in the 2014 Long-Term Incentive Plan.

Purpose

The purpose of the 2014 Long-Term Incentive Plan is to promote the interests of the Company and its shareholders by providing employees (including executive officers), non-employee directors, and consultants of the Company and its Affiliates with appropriate incentives and rewards to encourage them to enter into and remain in their positions with the Company and to develop a strong link between pay and the Company’s strategic goals and to align the interests of such award recipients with those of our shareholders by awarding long-term incentives in the form of equity.

Administration

The 2014 Long-Term Incentive Plan shall be administered and interpreted by the Human Resources Committee or such other committee designated by the Board, or by the entire Board if no such Committee is named. To the extent required by applicable law, rule or regulation, it is intended that each member of the Committee shall qualify as (a) a “non-employee director” under Rule 16b-3, (b) an “outside director” under Section 162(m) of the Code and (c) an “independent director” under the rules of any national securities exchange or national securities association, as applicable. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify.

The Committee shall have full authority to grant, pursuant to the terms of the 2014 Long-Term Incentive Plan, to Eligible Individuals: (i) Stock Options, (ii) Stock Appreciation Rights, (iii) Restricted Stock Awards, (iv) Restricted Stock Unit Awards, (v) Performance Awards; (vi) Other Stock-Based Awards; and (vii) Other Cash-Based Awards. This includes authority to select the individuals eligible to receive awards, determine the number and type of awards, and determine the terms and conditions of awards. The Committee may generally perform all acts, including the delegation of its responsibilities (to the extent permitted by applicable law and applicable stock exchange rules), as it shall, from time to time, deem advisable; to construe and interpret the terms and provisions of the 2014 Long-Term Incentive Plan and any award issued under the 2014 Long-Term Incentive Plan (and any agreements relating thereto); and to otherwise supervise the administration of the 2014 Long-Term Incentive Plan.

The 2014 Long-Term Incentive Plan provides that each officer, employee and Board member shall be indemnified and held harmless by the Company from any cost, expense or liability arising out of any act or omission to act in connection with the 2014 Long-Term Incentive Plan, except to the extent arising out of fraud or bad faith.

Eligibility

Employees, non-employee directors, consultants and advisors of the Company and its Affiliates are eligible to receive awards under the 2014 Long-Term Incentive Plan. No determination has been made as to awards that may be granted under the 2014 Long-Term Incentive Plan, although it is anticipated that recipients of awards will include the current executive officers of Argo Group.

Available Shares

The aggregate number of shares of Common Stock that may be issued or used for reference purposes, or with respect to which Awards may be granted, under the 2014 Long-Term Incentive Plan shall not exceed the sum of (i) 2,800,000 and (ii) the number of shares of Common Stock available for grant under the Company’s 2007 Long-Term Incentive Plan as of the Effective Date, as determined below. As of December 31, 2013, there were 1,789,004 shares of Common Stock available for grant under the Company’s 2007 Long-Term Incentive Plan. Any shares of Common Stock that are subject to Options or Stock Appreciation Rights shall be counted against the available shares under the 2014 Long-Term Incentive Plan as one (1) share every one (1) share granted, and any shares of Common Stock that are subject to Restricted Stock, Restricted Stock Unit Awards, Performance Awards or Other Stock-Based Awards shall be counted against the available shares under the 2014 Long-Term Incentive Plan as two and three-quarter (2.75) shares for every one (1) share granted. The maximum number of shares of Common Stock with respect to which Incentive Stock Options may be granted under the 2014 Long-Term Incentive Plan shall equal the sum of (i) 2,800,000 and (ii) the number of shares of Common Stock available for grant under the Company’s 2007 Long-Term Incentive Plan, without regard to adjustments under the immediately following paragraph.

If any Option or Stock Appreciation Right granted under the 2014 Long-Term Incentive Plan expires, terminates or is cash-settled or canceled for any reason without having been exercised in full, or any option or stock appreciation right granted under the Company’s 2007 Long-Term Incentive Plan and outstanding on the Effective Date, expires, terminates or is cash-settled or canceled for any reason without having been exercised in full, the number of shares of Common Stock underlying any such award shall again be available for the purpose of Awards under the 2014 Long-Term Incentive Plan as one (1) share of Common Stock for every one (1) share subject to such expired, terminated, cash-settled or canceled award. If any shares of Common Stock that are subject to Restricted Stock, Restricted Stock Unit Awards, Performance Awards or Other Stock-Based Awards granted under the 2014 Long-Term Incentive Plan, or any awards other than options or stock appreciation rights granted under the Company’s 2007 Long-Term Incentive Plan and outstanding on the Effective Date, are forfeited or cash-settled for any reason, or if minimum statutorily required withholding obligations with respect to such awards (other than options or stock appreciation rights under the Company’s 2007 Long-Term Incentive Plan) are satisfied by withholding shares of Common Stock or the delivery of shares of Common Stock already owned, the number of such forfeited, cash-settled, withheld or delivered shares of Common Stock shall again be available for purposes of Awards under the 2014 Long-Term Incentive Plan as two and three-quarter (2.75) shares of Common Stock for every one (1) Share subject to such forfeited, cash-settled, withheld or delivered awards.

Notwithstanding anything to the contrary contained herein, the following shares of Common Stock shall not be added to the available share pool under the 2014 Long-Term Incentive Plan: (i) shares of Common Stock tendered by the Participant or withheld by the Company in payment of the purchase price of an Option under the 2014 Long-Term Incentive Plan or an option outstanding on the Effective Date under the Company’s 2007 Long-Term Incentive Plan, (ii) shares of Common Stock tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to Options or Stock Appreciation Rights under the 2014 Long-Term Incentive Plan or options or stock appreciation rights outstanding on the Effective Date under the Company’s 2007 Long-Term Incentive Plan, (iii) shares of Common Stock subject to a Stock Appreciation Right under the 2014 Long-Term Incentive Plan or a stock appreciation right outstanding on the Effective Date under the Company’s 2007 Long-Term Incentive Plan that are not issued in connection with its stock settlement on exercise thereof, and (iv) shares of Common Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options under the 2014 Long-Term Incentive Plan or, options outstanding on the Effective Date under the Company’s 2007 Long-Term Incentive Plan.

The limits on the numbers of shares described herein are subject to proportional adjustment as set forth in the 2014 Long-Term Incentive Plan to reflect certain stock changes, including stock dividends and stock splits.

Section 162 Limitations

Although the Committee may consider preserving tax deductibility as one objective in administering the 2014 Long-Term Incentive Plan, that objective shall only be one consideration among the other objectives of the 2014 Long-Term Incentive Plan, including the ability of the 2014 Long-Term Incentive Plan to support the Company’s strategy and the long-term interests of the Company’s stockholders. As such, the Committee may authorize awards under the 2014 Long-Term Incentive Plan that are not fully tax deductible under Section 162(m) of the Code. Because the Company is a Bermuda domiciled company, a majority of the Company’s executive officers’ base salaries is not currently considered U.S. compensation and therefore the provisions of Section 162(m) of the Code may have limited effect on the Company since Section 162(m) of the Code only applies to limit deductions for expenses that are otherwise deductible in the United States and are not considered to be “performance-based compensation.” To the extent applicable to U.S.-based executives, Section 162(m) of the Code generally limits to $1,000,000 the amount that a publicly held corporation is allowed each year to deduct for the compensation paid to its Chief Executive Officer and the three other most highly compensated officers other than the principal financial officer. However, “qualified performance-based compensation” is not subject to the $1,000,000 deduction limit. While the Committee views preserving tax deductibility as an important objective, it believes the primary purpose of Argo Group’s compensation program is to support its strategy and the long-term interests of its stockholders. As such, the Committee may authorize awards under the 2014 Long-Term Incentive Plan that are not fully tax deductible under Section 162(m).

Only to the extent required by Section 162(m) of the Code for Awards under the 2014 Long-Term Incentive Plan intended to qualify as Performance-Based Compensation, the restrictions described under this heading “Section 162 Limitations” shall apply (or two times such amount in the year in which the Participant commences employment).

The maximum number of shares of common stock subject to any Award of Stock Options or Stock Appreciation Rights granted under the 2014 Long-Term Incentive Plan during any fiscal year of the Company to any Participant shall be 2,000,000.

The maximum number of shares of common stock subject to any Award of Restricted Stock or any RSU Awards or Other Stock-Based Awards for which the grant of such Award or the lapse of the relevant Restriction Period is subject to the attainment of Performance Goals under the 2014 Long-Term Incentive Plan during any fiscal year to any Participant shall be 1,000,000 shares for each type of such Award.

There are no annual individual share limitations applicable to Participants with respect to Restricted Stock Awards, RSU Awards or Other Stock-Based Awards for which the grant, vesting or payment (as applicable) of any such Award is not intended to qualify as Performance-Based Compensation and is not subject to the attainment of Performance Goals.

The maximum value of a cash payment earned during any 12-month period with respect to an Other Cash-Based Award or a Performance Award denominated in cash intended to qualify as Performance-Based Compensation which may be granted under the 2014 Long-Term Incentive Plan with respect to any fiscal year of the Company to any Participant shall be $7,500,000.

The maximum number of shares of common stock subject to any Performance Award denominated in shares intended to qualify as Performance-Based Compensation, which may be earned under the 2014 Long-Term Incentive Plan during any 12-month period shall be 1,000,000 shares.

The individual Participant limitations described herein (except for the immediately preceding paragraph) shall be cumulative; that is, to the extent that shares of Common Stock for which Awards are permitted to be granted to a Participant during a fiscal year are not covered by an Award to such Participant in a fiscal year, the number of shares of Common Stock available for Awards to such Participant shall automatically increase in the subsequent fiscal years during the term of the 2014 Long-Term Incentive Plan until used.

Non-Employee Director Limitations

The maximum grant date fair value of any Award under the 2014 Long-Term Incentive Plan granted to any Non-Employee Director during any calendar year shall not exceed $500,000. The $500,000 limit does not, for the avoidance of doubt, include shares of Common Stock granted in lieu of all or any portion of such Non-Employee Director’s cash retainer fees.

Equitable Adjustments

In the event of any stock split, reverse stock split, stock dividend, subdivision, combination or reclassification of shares of Common Stock of the Company that may be issued under the 2014 Long-Term Incentive Plan, any recapitalization, merger, consolidation, spin off, reorganization or partial or complete liquidation of the Company, or any other corporate transaction or event having an effect similar to any of the foregoing, then (i) the aggregate number and/or kind of shares that thereafter may be issued under the 2014 Long-Term Incentive Plan, (ii) the number and/or kind of shares or other property (including cash) to be issued upon exercise of an outstanding Award granted under the 2014 Long-Term Incentive Plan, and/or (iii) the purchase price thereof shall be appropriately adjusted. In addition, if there shall occur any other change in the capital structure or the business of the Company, including by reason of any extraordinary dividend (whether cash or stock), any conversion, any adjustment, any issuance of any class of securities convertible or exercisable into, or exercisable for, any class of stock, or any sale or transfer of all or substantially all of the Company’s assets or business, then the Committee shall adjust any Award and make such other adjustments to the 2014 Long-Term Incentive Plan as the Committee deems is equitable to prevent enlargement or dilution of rights or obligations under outstanding Awards.

The equitable adjustments described in the immediately preceding paragraph are subject to the provisions of the 2014 Long-Term Incentive Plan regarding a Change in Control of the Company, including as set forth under the heading “Change in Control” below.

Types of Awards

The 2014 Long-Term Incentive Plan provides for the grant of any or all of the following types of awards: (i) Stock Options, (ii) Stock Appreciation Rights, (iii) Restricted Stock Awards, (iv) Restricted Stock Unit Awards, (v) Performance Awards, (vi) Other Stock-Based Awards and (vii) Other Cash-Based Awards. The

Committee may condition the grant or vesting of any Award upon the attainment of specified performance targets (including the Performance Goals) or such other factor as the Committee may determine in its sole discretion, including to comply with the requirements of Section 162(m) of the Code as and to the extent the Committee determines that complying with Section 162(m) of the Code is advisable for such Award.

Stock Options

The Committee shall have the authority to grant to any Eligible Employee one or more Incentive Stock Options, Non-Qualified Stock Options, or both types of Stock Options. The Committee shall have the authority to grant any Consultant or Non-Employee Director one or more Non-Qualified Stock Options.

The Committee will determine the number of shares subject to the Stock Option, the term of the Stock Option (which shall not exceed seven years, or five years in the case of an incentive stock option granted to a Ten Percent Shareholder), the exercise price (which generally shall not be less than 100% (or, in the case of an Incentive Stock Option granted to a Ten Percent Shareholder, 110%) of the Fair Market Value of the Common Stock at the time of grant) and other material terms of each Stock Option.

Stock Options granted under the 2014 Long-Term Incentive Plan will be exercisable at such time or times and subject to such terms and conditions as determined by the Committee at the time of grant. Stock Options may be exercised in whole or in part at any time during the term thereof, by giving written notice of exercise to the Company specifying the number of shares of Common Stock to be purchased. Such notice shall be accompanied by payment in full of the purchase price as follows: (i) in cash or by check, bank draft or money order payable to the order of the Company; (ii) solely to the extent permitted by applicable law, if the Common Stock is traded on a national securities exchange, and the Committee authorizes, through a procedure whereby the Participant delivers irrevocable instructions to a broker reasonably acceptable to the Committee to deliver promptly to the Company an amount equal to the purchase price; or (iii) on such other terms and conditions as may be acceptable to the Committee (including, without limitation, having the Company withhold shares of Common Stock issuable upon exercise of the Stock Option, or by payment in full or in part in the form of Common Stock owned by the Participant, based on the Fair Market Value of the Common Stock on the payment date as determined by the Committee).

Stock Appreciation Rights

Stock Appreciation Rights (or “SARs”) represent a right to receive a payment, in cash, shares of the Company’s common stock, restricted shares (as described below) or a combination thereof, equal to the excess of the fair market value of a specified number of shares of the Company’s common stock on the date the SAR is exercised over the exercise price of the SAR (which shall not be less than 100% of the Fair Market Value of the Company’s common stock at the time of grant). SARs may be exercised in accordance with the terms established by the Committee. The term of a SAR shall not exceed seven years from the grant date.

The Committee may include a provision in an Award Agreement providing for the automatic exercise of a Stock Appreciation Right on a cashless basis on the last day of the term of such Stock Appreciation Right if the Participant has failed to exercise the Stock Appreciation Right as of such date, with respect to which the Fair Market Value of the shares of Common Stock underlying the Stock Appreciation Right exceeds the exercise price of such Stock Appreciation Right on the date of expiration of such Stock Appreciation Right.

Restricted Stock Awards

The Committee shall determine the Eligible Individuals, to whom, and the time or times at which, grants of Restricted Stock shall be made, the number of shares to be awarded, the price (if any) to be paid by the Participant, the time or times within which such Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Awards. Except as otherwise determined by the Committee in an Award Agreement, the Participant shall generally have, with respect to the shares of

Restricted Stock, all of the rights of a holder of shares of Common Stock of the Company, including, without limitation, the right to vote such shares and, subject to and conditioned upon the full vesting of shares of Restricted Stock, the right to tender such shares.

Restricted Stock Unit Awards

The Committee may grant Restricted Stock Units to Eligible Individuals and shall determine the terms and conditions and restrictions applicable to such Awards to be set forth in an Award Agreement. The Award Agreement shall include the time and form of payment of each RSU Award. Any shares of Common Stock underlying the Restricted Stock Units shall be issued (or cash in lieu thereof shall be paid) not earlier than the date on which such Restricted Stock Units vest and become non-forfeitable. On the distribution date of a Restricted Stock Unit Award, the Company shall issue to the Participant one unrestricted, fully transferrable share of Common Stock (or, if provided in the Award Agreement, the Fair Market Value of one such share of Common Stock in cash) for each vested and non-forfeitable Restricted Stock Unit.

Performance Awards

The Committee may grant a Performance Award to a Participant payable upon the attainment of specific Performance Goals. The Committee may grant Performance Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, as well as Performance Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code. If the Performance Award is denominated in cash, it may be paid upon the attainment of the relevant Performance Goals either in cash or in shares (based on the then current Fair Market Value of such shares), as determined by the Committee, in its sole and absolute discretion.

At the expiration of the applicable Performance Period, the Committee shall determine the extent to which the Performance Goals are achieved and the percentage of each Performance Award that has been earned.

With respect to Performance Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall establish the objective Performance Goals for the earning of Performance Awards based on a Performance Period applicable to each Participant or class of Participants in writing prior to the beginning of the applicable Performance Period or at such later date as permitted under Section 162(m) of the Code and while the outcome of the Performance Goals are substantially uncertain.

Other Stock-Based Awards and Cash-Based Awards

The Committee is authorized to grant to Eligible Individuals Other Stock-Based Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of Common Stock, including but not limited to, shares of Common Stock awarded purely as a bonus and not subject to restrictions or conditions, shares of Common Stock in payment of the amounts due under an incentive or performance plan sponsored or maintained by the Company or an Affiliate, stock equivalent units, and Awards valued by reference to book value of shares of Common Stock.

The Committee may from time to time grant Other Cash-Based Awards to Eligible Individuals in such amounts, on such terms and conditions as it shall determine in its sole discretion.

Performance Goals

To the extent permitted under Section 162(m) of the Code, performance goals established for purposes of Awards intended to be “performance-based compensation” under Section 162(m) of the Code, shall be based on the attainment of certain target levels of, or a specified increase or decrease (as applicable) in one or more of the following performance goals: (i) earnings (either in the aggregate or on a per share basis); (ii) operating income or profit; (iii) underwriting income or profit; (iv) profitability ratios; (v) gross income; (vi) net income (before or after taxes); (vii) cash flow (including annual cash flow provided by operations); (viii) gross profit; (ix) gross profit return on investment; (x) gross margin return on investment; (xi) gross margin; (xii) operating margin; (xiii) working capital; (xiv) earnings before interest and taxes; (xv) earnings before or after either, or any combination of, interest, tax, depreciation and amortization; (xvi) return on equity; (xvii) return on assets; (xviii) return on capital; (xix) return on invested capital; (xx) any other return measures; (xxi) net revenues; (xxii) gross revenues; (xxiii) annual net income to shares of Common Stock; (xxiv) revenue growth; (xxv) annual recurring revenues; (xxvi) recurring revenues; (xxvii) license revenues; (xxviii) Changes in annual revenue; (xxix) sales or market share; (xxx) total shareholder return, including return on assets, investment, invested capital, and equity (including income applicable to common shareholders or other class or shareholders); (xxxi) share price (including growth measures and total shareholder return or attainment by the shares of a specified value for a specified period of time); (xxxii) economic value added; (xxxiii) operational performance measures; (xxxiv) reduction in expense levels in each case, where applicable, determined either on a Company-wide basis or in respect of any one or more Subsidiaries or business units thereof; (xxxv) specified objectives with regard to limiting the level of increase in all or a portion of the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances, other offsets and adjustments or a combination thereof as may be established by the Committee in its sole discretion; (xxxvi) strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration or business expansion goals, objectively identified project milestones, volume levels, cost targets and goals relating to acquisitions or divestitures; (xxxvii) the fair market value of a share of Common Stock; (xxxviii) the growth in the value of an investment in the Common Stock assuming the reinvestment of dividends; (xxxix) reduction in operating expenses or (xl) book value of assets, book value per share of Common Stock, growth in book value per share of Common Stock or any combination thereof.

With respect to Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, to the extent permitted under Section 162(m) of the Code, the Committee may, in its sole discretion, also exclude, or adjust to reflect, the impact of an event or occurrence that the Committee determines should be appropriately excluded or adjusted, including:

(a) restructurings, discontinued operations, extraordinary items or events, and other unusual or non-recurring charges as described in Accounting Standards Codification 225-20, “Extraordinary and Unusual Items,” and management’s discussion and analysis of financial condition and results of operations appearing or incorporated by reference in the Company’s Form 10-K for the applicable year;

(b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management; or

(c) a change in tax law or accounting standards required by generally accepted accounting principles.

Performance goals may also be based upon individual participant performance goals, as determined by the Committee, in its sole discretion. In addition, Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code may be based on the performance goals set forth herein or on such other performance goals as determined by the Committee in its sole discretion.

In addition, such performance goals may be based upon the attainment of specified levels of Company (or subsidiary, division, other operational unit, administrative department or product category of the Company) performance under one or more of the measures described above relative to the performance of other corporations. With respect to Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, to the extent permitted under Section 162(m) of the Code, but only to the extent permitted under Section 162(m) of the Code (including, without limitation, compliance with any requirements for shareholder approval), the Committee may also:

(a) designate additional business criteria on which the performance goals may be based; or

(b) adjust, modify or amend the aforementioned business criteria.

Change in Control

In the event of a Change in Control of the Company, and except as otherwise provided by the Committee in an Award Agreement, a Participant’s unvested Award shall not vest automatically. Instead, the Committee may determine that (i) Awards, whether or not then vested, shall be continued, assumed, or have new rights substituted therefor, as determined by the Committee in a manner consistent, where applicable, with the requirements of Section 409A of the Code, and the Award shall, where appropriate in the sole discretion of the Committee, receive the same distribution as other Common Stock on such terms as determined by the Committee; provided that the Committee may decide to award additional Restricted Stock or other Awards in lieu of any cash distribution, (ii) all outstanding and unexercised Stock Options, Stock Appreciation Rights, or any Other Stock-Based Award that provides for a Participant elected exercise, shall be terminated effective as of the date of the Change in Control, by delivering notice of termination to each Participant at least twenty (20) days prior to the date of consummation of the Change in Control, in which case during the period from the date on which such notice of termination is delivered to the consummation of the Change in Control, each such Participant shall have the right to exercise in full all of such Participant’s Awards that are then outstanding (without regard to any limitations on exercisability otherwise contained in the Award Agreements), but any such exercise shall be contingent on the occurrence of the Change in Control, and, provided that, if the Change in Control does not take place within a specified period after giving such notice for any reason whatsoever, the notice and exercise pursuant thereto shall be null and void and (iii) the Company or an Affiliate shall purchase any Awards for an amount of cash equal to the excess (if any) of the Fair Market Value of the shares of Common Stock covered by such Awards, over the aggregate exercise price of such Awards.

Notwithstanding any other provision herein to the contrary, the Committee may, in its sole discretion, provide for accelerated vesting or lapse of restrictions, of an Award at any time.

Repricing

An outstanding Stock Option or Stock Appreciation Right may not be modified to reduce the exercise price thereof, a new Stock Option or Stock Appreciation Right may not, at a lower exercise price, be substituted for a surrendered Stock Option or Stock Appreciation Right and an outstanding Stock Option or Stock Appreciation Right for which the exercise price is higher than the Fair Market Value of such Award may not be cancelled for cash or another Award (in each case subject to equitable adjustments described in the 2014 Long-Term Incentive Plan) unless such action is approved by the shareholders of the Company; provided that a Stock Appreciation Right granted in exchange for a Stock Option or a tandem Stock Appreciation Right that is granted subsequent to such Stock Option may have an exercise price that is less than the Fair Market Value on the grant date if the Stock Appreciation Right exercise price is equal to the exercise price of the Stock Option or tandem Stock Appreciation Right for which such Stock Appreciation Right was exchanged.

Dividends and Dividend Equivalents

No dividends or dividend equivalents shall be paid with respect to Awards that vest contingent on achievement of performance conditions prior to the vesting of such awards.

Transferability

Although Awards will generally not be Transferable (except by will or the laws of descent and distribution), the Committee may permit Awards (other than Incentive Stock Options) to be transferred for no consideration to certain permitted Transferees set forth in the 2014 Long-Term Incentive Plan, subject to certain conditions.

Amendment and Termination

The Board may adopt special guidelines and provisions for persons who are residing in or employed in, or subject to, the taxes of, any domestic or foreign jurisdictions to comply with applicable tax and securities laws of such domestic or foreign jurisdictions, or amend, in whole or in part, any or all of the provisions of the 2014

Long-Term Incentive Plan, or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, unless otherwise required by law or specifically provided herein, the rights of a Participant with respect to Awards granted prior to such amendment, suspension or termination, may not be impaired without the consent of such Participant and, provided further, that without the approval of the holders of the Company’s Common Stock entitled to vote in accordance with applicable law, no amendment may be made that would (i) increase the aggregate number of shares of Common Stock that may be issued under the 2014 Long-Term Incentive Plan (subject to equitable adjustments); (ii) increase the maximum individual Participant limitations for a fiscal year (subject to equitable adjustments); (iii) change the classification of individuals eligible to receive Awards under the 2014 Long-Term Incentive Plan; (iv) decrease the minimum option price of any Stock Option or Stock Appreciation Right; (v) extend the maximum option period; (vi) alter the Performance Goals for Restricted Stock, Restricted Stock Units, Performance Awards, Other Stock-Based Awards or Other Cash-Based Awards; (vii) award any Stock Option or Stock Appreciation Right in replacement of a canceled Stock; (viii) modify an Option or Stock Appreciation Right to reduce the exercise price of such Award or cancel for cash or another Award an outstanding Option or Stock Appreciation Right for which the exercise price is higher than the Fair Market Value of such Award (other than as described under “Repricing” above) Option or Stock Appreciation Right with a higher exercise price than the replacement award; or (ix) require shareholder approval in order for the 2014 Long-Term Incentive Plan to continue to comply with the applicable provisions of Section 162(m) of the Code or, to the extent applicable to Incentive Stock Options, Section 422 of the Code.

New Plan Benefits

No awards have been granted, and no specific plans have been made for the grant of future awards, under the 2014 Long-Term Incentive Plan. The grant of any Awards under the 2014 Long-Term Incentive Plan will be at the discretion of the Committee. The terms and number of options or other awards to be granted in the future under the 2014 Long-Term Incentive Plan are to be determined in the discretion of our Human Resources Committee. Since no such determinations regarding awards or grants have yet been made, the benefits or amounts that will be received by or allocated to the Company’s Named Executive Officers, executive officers as a group, non-employee directors as a group, and all other employees cannot be determined at this time.

The table below sets forth the awards that were granted under the 2007 Long-Term Incentive Plan during 2013 to the current named executive officers, all non-executive directors as a group and all non-executive officer employees as a group.

2007 Long-Term Incentive Plan: 2013 Award Grants

	Number of Shares Underlying SARs	Number of Cash SARs	Number of Shares Underlying Restricted Stock Awards	Number of shares underlying RSUs
Mark Watson	74,897	—	18,388	—
CEO
Jay Bullock	22,469	—	5,516	—
Executive Vice President and CFO
Andrew Carrier	56,041	—	—	—
Group Chief Underwriting Officer
Kevin Rehnberg	—	43,066	7,939	—
President U.S. Operations
Barbara C. Bufkin	23,967	—	—	—
Former Executive Vice President, Business Development
All Executive Officers as a Group	177,374	43,066	31,843	—
Non-Employee Directors as a Group	49,500	—	—	—
Non-Executive Officer Employees as a Group	99,630	513,532	77,678	2,630

For additional information relating to securities authorized under all of our equity compensation plans as of December 31, 2013, please see the section entitled “Equity Based Compensation Plans” on page 30. In addition, refer to the section entitled “Executive Compensation” for information about specific awards granted to our named executive officers during 2013 and any equity awards that remain outstanding as of December 31, 2013.

Certain Interests of Directors

In considering the recommendation of the Board of Directors with respect to the 2014 Long-Term Incentive Plan, shareholders should be aware that members of the Board of Directors may from time to time have interests that present them with conflicts of interest in connection with this proposal to approve the 2014 Long-Term Incentive Plan. For example, directors who are also employees of the Company will be eligible for the grant of awards under the 2014 Long-Term Incentive Plan. Currently, only Mr. Watson is both a director and an employee of the company, and Mr. Watson does not serve on the Human Resources Committee. As proposed, non-employee directors of the Board will also be eligible for grants under the 2014 Long-Term Incentive Plan. The Board of Directors believes that approval of the 2014 Long-Term Incentive Plan will advance the interests of the Company and its shareholders by encouraging employees to make significant contributions to the long-term success of the Company.

Market Price of Shares

The closing price per share of Argo Group common stock on March 3, 2014 was $43.49.

United States Federal Income Tax Consequences

The following discussion is intended only as a brief summary of the United States federal income tax rules relevant to (i) Stock Options, (ii) Stock Appreciation Rights, (iii) Restricted Stock Awards, (iv), Restricted Stock Unit Awards, (v) Performance Awards, (vi) Other Stock-Based Awards, and (vii) Other Cash-Based Awards. These rules are highly technical and subject to change. The following discussion is limited to the United States federal income tax rules relevant to us and to the individuals who are citizens or residents of the United States. The discussion does not address the state, local, or foreign income tax rules relevant to such Awards. Employees are urged to consult their personal tax advisors with respect to the federal, state, local, and foreign tax consequences relating to any Awards.

Incentive Stock Options

A participant who is granted an Incentive Stock Option recognizes no income upon grant or exercise of the option. However, the excess of the Fair Market Value of Argo Group’s Common Stock on the date of exercise over the Option exercise price is an item includible in the optionee’s alternative minimum taxable income. Consequently, the optionee may be required to pay an alternative minimum tax even though the optionee receives no cash upon exercise of the incentive stock option that the optionee can use to pay such tax.

If an optionee holds the Common Stock acquired upon exercise of the Incentive Stock Option for at least two years from the date of grant and at least one year following exercise (the “Statutory Holding Periods”), the IRS taxes the optionee’s gain, if any, upon a subsequent disposition of such Common Stock, as capital gain. If an optionee disposes of Common Stock acquired through the exercise of an Incentive Stock Option before satisfying the Statutory Holding Periods (a “Disqualifying Disposition”), the optionee may recognize both compensation income and capital gain in the year of disposition. The amount of the compensation income generally equals the excess of (1) the lesser of the amount realized on disposition or the fair market value of the Common Stock on the exercise date over (2) the exercise price. This income is subject to income (but not employment) tax withholding. The balance of the gain that the optionee realizes on such a disposition, if any, is long-term or short-term capital gain depending on whether the Common Stock has been held for more than one year following exercise of the Incentive Stock Option.

Special rules apply for determining an optionee’s tax basis in and holding period for Common Stock acquired upon the exercise of an incentive stock option if the optionee pays the exercise price of the Incentive Stock Option in whole or in part with previously owned Argo Group shares. Under these rules, the optionee does not recognize any income or loss from delivery of shares of Common Stock (other than shares previously acquired through the exercise of an Incentive Stock Option and not held for the Statutory Holding Periods) in payment of the exercise price. The optionee’s tax basis in and holding period for the newly-acquired shares of Common Stock will be determined as follows: as to a number of newly-acquired shares equal to the previously-owned shares delivered, the optionee’s tax basis in and holding period for the previously-owned shares will carry over to the newly-acquired shares on a share-for-share basis; as to each remaining newly-acquired share, the optionee’s basis will be zero (or, if part of the exercise price is paid in cash, the amount of such cash divided by the number of such remaining newly-acquired shares) and the optionee’s holding period will begin on the date such shares are transferred. Under regulations, any Disqualifying Disposition is deemed made from shares with the lowest basis first.

If any optionee pays the exercise price of an Incentive Stock Option in whole or in part with previously-owned shares that were acquired upon the exercise of an Incentive Stock Option and that have not been held for the Statutory Holding Periods, the optionee will recognize compensation income (but not capital gain) under the rules applicable to Disqualifying Dispositions.

We are not entitled to any deduction with respect to the grant or exercise of an Incentive Stock Option or the optionee’s subsequent disposition of the shares acquired if the optionee satisfies the Statutory Holding Periods. If these holding periods are not satisfied, we are generally entitled to a deduction in the year the optionee disposes of the Common Stock in an amount equal to the optionee’s compensation income.

Non-Qualified Stock Options

A Participant who is granted a Non-Qualified Stock Option recognizes no income upon grant of the Option. At the time of exercise, however, the optionee recognizes compensation income equal to the difference between the exercise price and the fair market value of the Argo Group shares received on the date of exercise. This income is subject to income and employment tax withholding. We are generally entitled to an income tax deduction corresponding to the compensation income that the optionee recognizes.

When an optionee disposes of Common Stock received upon the exercise of a Non-Qualified Stock Option, the optionee will recognize capital gain or loss equal to the difference between the sales proceeds received and the optionee’s basis in the stock sold. We will not receive a deduction for any capital gain recognized by the optionee.

If an optionee pays the exercise price for a Non-Qualified Stock Option entirely in cash, the optionee’s tax basis in the Common Stock received equals the stock’s fair market value on the exercise date, and the optionee’s holding period begins on the day after the exercise date. If however, an optionee pays the exercise price of a Non-Qualified Stock Option in whole or in part with previously-owned shares of Common Stock, then the optionee’s tax basis in and holding period for the newly-acquired shares will be determined as follows: as to a number of newly-acquired shares equal to the previously-owned shares delivered, the optionee’s basis in and holding period for the previously-owned shares will carry over to the newly-acquired shares on a share-for-share basis; as to each remaining newly-acquired share, the optionee’s basis will equal the share’s value on the exercise date, and the optionee’s holding period will begin on the day after the exercise date.

Stock Appreciation Rights

A participant who is granted an SAR recognizes no income upon grant of the SAR. At the time of exercise, however, the participant recognizes compensation income equal to any cash received and the fair market value of any Argo Group common stock received. This income is subject to income and employment tax withholding. We are generally entitled to an income tax deduction corresponding to the ordinary income that the participant recognizes.

Restricted Stock

Restricted shares are subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code. A participant to whom we grant Restricted Stock Awards may make an election under Section 83(b) of the Code (a “Section 83(b) Election”) to have the grant taxed as compensation income at the date of receipt, resulting in the IRS taxing any future appreciation (or depreciation) in the value of the shares of Common Stock that we grant as capital gain (or loss) upon a subsequent sale of the shares. Such an election must be made within 30 days of the date that we grant the restricted shares.

However, if a participant does not make a Section 83(b) Election, then the grant shall be taxed as compensation income at the full fair market value on the date that the restrictions imposed on the shares expire. Unless the participant makes a Section 83(b) Election, any dividends that we pay on Common Stock subject to the restrictions constitutes compensation income to the participant and compensation expense to us. Any compensation income the participant recognizes from a grant of restricted shares is subject to income and employment tax withholding. We are generally entitled to an income tax deduction for any compensation income taxed to the participant.

Restricted Stock Units

The grant of a Restricted Stock Unit does not generate taxable income to a participant or an income tax deduction to us. Any cash and the fair market value of our Common Stock received as payment in respect of a Restricted Stock Unit will constitute ordinary income to the participant. The participant’s income is subject to income and employment tax withholding. We are generally entitled to an income tax deduction corresponding to the ordinary income that the participant recognizes.

Performance Awards and Other Stock-Based Awards

The grant of a Performance Award or Other Stock-Based Award (including stock equivalent units) does not generate taxable income to a participant or an income tax deduction to us. Any cash and the fair market value of any Argo Group Common Stock received as payment in respect of a Performance Award or Other Stock-Based Award will constitute ordinary income to the participant. The participant’s income is subject to income and employment tax withholding. We are generally entitled to an income tax deduction corresponding to the ordinary income that the participant recognizes.

Payment of Withholding Taxes

We have the right to withhold or require a participant to remit to us an amount sufficient to satisfy any federal, state, local, or foreign withholding tax requirements on any grant or exercise made under the 2014 Long-Term Incentive Plan. However, to the extent permissible under applicable tax, securities, and other laws, the Committee may, in its sole discretion, permit the participant to satisfy any minimum statutorily required tax withholding requirement by delivering shares of Argo Group Common Stock that the participant previously owned or directing us to apply shares of Common Stock to which the participant is entitled as a result of the exercise of an option or the lapse of a period of restriction, to satisfy such requirement.

Equity Based Compensation Plans

The following table sets forth information as of December 31, 2013 concerning our equity compensation plans:

Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Per Share Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by shareholders:
Argo Group International Holdings, Ltd.
Long-Term Incentive Plan	1,704,765	$30.00	1,789,004
Terminated historical plans	44,785	$49.70	0
Equity compensation plans not approved by shareholders	0	$0.0	0

Total	1,749,550	$30.59	1,789,004

Under the terms of the 2007 Long-Term Incentive Plan, only awards that are to be settled in shares are included in the totals above. At December 31, 2013, 1,738,660 cash-settled stock appreciation rights and 18,253 cash-settled restricted stock units are issued and outstanding. Additional information relating to our equity compensation plans is included in Note 15, “Share-based Compensation” in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2014.

PROPOSAL 3

ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY

The Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (the “Dodd-Frank Act”), included a requirement that companies provide shareholders with an opportunity to vote on an advisory, non-binding basis on the compensation of the Company’s named executive officers (“NEOs”), as disclosed in the Compensation Discussion and Analysis and related tables in the proxy statement in which the vote is included. This vote is on the compensation reported for the NEOs in the proxy for the prior year and is commonly referred to as “say on pay”.

As discussed more fully in the Executive Summary of the Compensation Discussion and Analysis section which begins on page 33 and the discussion which follows it, the Company’s compensation program is designed to link pay to both business and individual performance and is intended both to retain superior, productive employees and to attract new talent necessary to continue the company’s expansion. The program is designed to align the interests and motivations of our executives with the creation and protection of shareholder value. The program includes three main components—base salary, cash incentive awards and long-term incentive awards—which interact to provide both short-term and long-term incentives for our NEOs.

We consider growth in book value per share as the most comprehensive assessment of our ability to create shareholder value. Growth in book value per share is achieved through a combination of earnings, appreciation in the value of invested assets, accretive acquisitions and, in recent years, through opportunistic stock repurchases. Since 2002, the Company’s book value per share has grown at a compounded growth rate of 10.4% per year inclusive of both the ordinary and extraordinary dividends paid during such period. In our view, this is the most relevant measurement period since it represents the point after which current management actions are most clearly reflected in the Company’s financial results. During this time the Company transformed itself from being primarily a California-based workers compensation carrier to an international specialty carrier. The Company believes that its NEOs were instrumental in achieving these results and the compensation packages designed for them were intended both to reward them for their current achievements and to motivate them to continue to excel in the future. We believe our record continues to compare well with our peers in terms of value creation, particularly given the extraordinary economic and market conditions facing our industry over the past several years. Accordingly, the Company requests shareholder approval of the following resolution:

“RESOLVED, that the Company’s Shareholders approve, on an advisory, non-binding basis, the compensation of the Named Executive Officers as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion included herein.”

An advisory vote is not binding upon the Company. However, the Human Resources Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders and will consider the outcome of the vote when making future compensation decisions related to the Company’s NEOs.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE THIS PROPOSAL. IT IS THE INTENTION OF THE PROXIES NAMED IN THE FORM OF THE PROXY THAT ACCOMPANIES THIS PROXY STATEMENT TO VOTE FOR THE APPROVAL OF SUCH PROPOSAL.

EXECUTIVE OFFICERS

The following table sets forth, for the individuals who are currently serving as executive officers of Argo Group, such person’s name, age and position with the Company. Each such executive officer serves at the pleasure of the Board of Directors.

Name	Position	Age
Mark E. Watson III	President and Chief Executive Officer	49
Jay S. Bullock	Executive Vice President and Chief Financial Officer	49
Andrew Carrier	Group Chief Underwriting Officer	52
Kevin J. Rehnberg	President, U.S. Operations	50

Business Experience of Executive Officers

Mark E. Watson III has been President and Chief Executive Officer of Argo Group since January 2000. A description of Mr. Watson’s business experience can be found beginning on page 11 where the biographical information for the three Class I directors whose terms expire this year is set forth.

Jay S. Bullock was appointed Chief Financial Officer of Argo Group on May 13, 2008. He joined Argo Group from Bear Stearns & Co. Inc. where he was a Senior Managing Director and Head of Bear Stearns’ Insurance Investment Banking Group. While at Bear Stearns, Mr. Bullock focused on the insurance sector. In this role, he advised on company acquisitions, mergers and sales as well as all forms of public and private financings and restructurings. During this period, he was also an advisor to Argo Group on a number of transactions. Prior to joining Bear Stearns in 2000, Mr. Bullock was a Managing Director at First Union Securities. He is an honors graduate of Southern Methodist University and received his MBA from The McColl School of Business, Queen’s College, Charlotte, North Carolina. Mr. Bullock also holds the designation of Certified Public Accountant (CPA).

Andrew Carrier is Chief Underwriting Officer of Argo Group. He joined Argo Group as President of its Reinsurance Segment in June 2007 and led the formation of the Company’s Bermuda based reinsurance company, Argo Re. He remained President of Argo Re until December 2013. In May 2009, Mr. Carrier assumed the role of Syndicate 1200’s Director of Underwriting and remained in this role until January 2012. In January 2011, Mr. Carrier became Chief Underwriting Officer of Argo Group. After graduating from Cambridge University with a degree in Modern Languages, Mr. Carrier joined the Kiln Group at Lloyd’s in 1984. He became a Director of its Managing Agency in 1995 and was appointed Active Underwriter of its flagship Syndicate 510 and its catastrophe Syndicate 557 in 2000. While at Kiln, Mr. Carrier was Chairman of the Lloyd’s International Reinsurance Committee and a member of the Lloyd’s Underwriting Advisory Committee.

Kevin J. Rehnberg joined Argo Group as President, U.S. Operations in March 2013. Mr. Rehnberg oversees all activities of Argo Group’s US-based business segments. Prior to joining the company, Mr. Rehnberg served as executive vice president for specialty lines at OneBeacon Insurance where he oversaw specialty business. Mr. Rehnberg began his career at Chubb in 1986 and he held a number of roles with increasing responsibility at Chubb Atlantic, Liberty, St. Paul and St. Paul Travelers through 2005. More recently, he served as CEO of Consultants in Laboratory Medicine of Greater Toledo, Inc. Mr. Rehnberg has a bachelor’s degree in History from Princeton University.

COMPENSATION OF EXECUTIVE OFFICERS

The information referenced in Item 11 of the Company’s Form 10-K for the year ended December 31, 2013 can be found under the “Compensation Discussion and Analysis,” “Executive Compensation” and “Human Resources Committee Interlocks and Insider Participation” headings of this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

2013 Performance and Strategy

Operating and financial results showed significant improvement in 2013. The implementation of underwriting and operations initiatives coupled with an increased focus on strategic asset allocation underlies these improvements. This progress was made despite a continued general weakness in the economic environment, historically low yields on invested assets and increased competition. Our financial results for fiscal 2013 improved year-over-year as shown in the comparison set forth below.

	For the Year Ended December 31,
(in millions except per share amounts)	2013	2012	Percentage change
Gross written premiums	$1,888.4	$1,745.7	8.2%
Total revenue	1,470.2	1,336.3	10.0%
Operating income before taxes (1)	106.7	47.5	124.6%
Comprehensive income	101.5	102.0	-0.5%

Book value per share	58.96	55.22	6.8%
Cash dividends paid during year	0.62
Book value per share incl. dividends	59.58		7.9%

	For the Year Ended December 31,
	2012	2011	Percentage change
Book value per share	55.22	50.54	9.3%
Cash dividends paid during year	0.53
Book value per share incl. dividends	55.75		10.3%

(1)	Excludes net realized investment gains of $71.3 million and foreign currency exchange gain of $1.7 million for the year ended December 31, 2013. Excludes net realized investment gains of $25.7 million, debt extinguishment costs of $2.2 million and foreign currency exchange losses of $4.3 million for the year ended December 31, 2012. All per share figures are adjusted for the Company’s 10% stock dividend paid to shareholders in June 2013.

The insurance industry is cyclical, and because not all lines of business in all geographic regions follow the same path during a cycle, we believe that a company with a diverse underwriting platform, both by line of business and geography, is best positioned to succeed across the underwriting cycle. The existence of a diverse platform allows a company to deploy capital to more profitable product lines in response to favorable market conditions while reducing underwriting capacity in lines where terms and conditions have deteriorated due to economic downturns and/or aggressive competition. To this end, the Company has developed a platform to offer insurance and reinsurance through operations in Bermuda, the United States, the United Kingdom and, more recently in Brazil, continental Europe and the Middle East.

During periods of intense competition and depressed prices, or soft markets, insurers often choose to re-examine their risk appetite strategies and platforms while constraining underwriting. We believe companies that are able to act quickly when conditions improve are likely to benefit the most from them. Accordingly, throughout the current prolonged soft market period, we have remained focused on initiatives intended to position the Company for success across the cycle and in future hard markets. The growth we achieved during 2013 in part reflects expansion in businesses where we have a track record of profitable results and modest rate increases in several of our markets. In addition, we continued to experience growth in our Brazilian operation that was started in 2012. We continue to focus on initiatives to grow our business where we see profitable opportunities and to withdraw from markets where there is excessive competition on price or terms and conditions.

Remaining well capitalized is one of our key financial objectives. In 2013, we continued to return a portion of what we deem to be excess capital to our shareholders. To this end we repurchased $45.1 million or approximately 1.1 million shares of our common stock and paid in the aggregate cash dividends of $15.7 million during 2013. Importantly, we were able to return this capital without diminishing our financial strength, retaining sufficient capital to fully support both our existing initiatives and our ability to take advantage of opportunities as they arise.

We consider growth in book value per share to be the most comprehensive measure of our financial strength and ability to create shareholder value and, as such, we have incorporated this metric into our long-term incentive plan (as discussed in greater detail beginning on page 43). Growth in book value per share is achieved through a combination of earnings, appreciation in the value of invested assets, accretive acquisitions and, in recent years, through opportunistic stock repurchases. In 2013, our book value per share grew 7.9% inclusive of cash dividends paid to our shareholders during the year. In addition, we believe the compound annual growth rate in our book value presents a compelling record. As shown in the table below, since 2002 our book value per share has compounded at an annual rate of 10.4% inclusive of cumulative dividends paid during such period. In our view, this is the most relevant measurement period since it represents the point after which current management actions are most clearly reflected in our financial results. Given the extraordinary economic and market conditions facing our industry over the past several years, we believe our record in terms of creating shareholder value remains strong and continues to compare well with our peers.

Summary of 2013 Compensation Decisions

Our incentive compensation metrics for 2013 included targets that required achievement of plan pre-tax operating income and year-over-year book value per share growth. Annual and long-term incentive compensation decisions were based on achievement of these targets together with individual performance objectives established for the year.

Annual incentive compensation is determined using individual target awards adjusted at year-end based on a formula that factors in both the Company’s financial performance and an individual performance modifier to calculate the final amount of the award. Target awards are established at the beginning of the year along with a pre-tax operating income goal for the Company. At the end of the year, the individual target awards are multiplied by the percentage of plan pre-tax operating income achieved by the Company to calculate preliminary awards. Preliminary awards are then subject to upward or downward adjustment by up to 30% if deemed appropriate by the Human Resources Committee to factor in individual performance not captured by the formulaic result. Information about the Company’s financial performance as it relates to the calculation of preliminary annual incentive awards and detailed disclosure about the individual performance objectives considered by the Human Resources Committee to determine personal performance modifiers, including performance against those objectives, may be found in the discussion of the Company’s annual incentive plan beginning on page 40.

In 2012, we adopted a new framework for long-term incentive compensation that reinforces a more transparent linkage between the amount of the award earned and clearly defined, quantifiable financial and non-financial metrics while limiting the use of discretion. Long-term incentive compensation is determined using individual target awards established at the beginning of the year along with growth in book value per share goals for the Company set by the Human Resources Committee. At the end of the year, the target awards are adjusted based on the percentage of book value per share growth achieved by the Company to determine a preliminary award. Preliminary awards are then adjusted by up to 25% of each NEOs target opportunity based on the Committee’s evaluation of individual performance against pre-determined individual objectives. Information about the Company’s achievement of the book value per share growth goal and the determination of preliminary awards, and detailed disclosure about the individual performance objectives considered by our Human Resources Committee to determine final awards, including performance against those objectives, may be found in the discussion of the Company’s long-term incentive plan beginning on page 43.

Our 2013 financial performance resulted in the following compensation actions for our NEOs:

•	No adjustments were made to our NEO’s base salaries in 2013.

•

Our performance with respect to pre-tax operating income resulted in calculated preliminary awards for our NEOs equal to 116% of the $108.8 million goal established by the Human Resources Committee. After taking into account achievement of individual performance objectives, our NEOs earned 139% of their target 2013 annual incentive awards (with the exception of Mr. Rehnberg who joined the Company on March 1, 2013 and had a fixed annual incentive award for the year 2013 not subject to adjustment).

•

Book value per share grew 7.9% in 2013 inclusive of cash dividends paid to our shareholders as compared to the year-over-year book value per share growth rate target of 8% established by the Human Resources Committee. After taking into account achievement of individual performance objectives, our NEOs earned between 108.3% and 118.3% of their target 2013 long-term equity incentive awards that were subject to this performance metric.

Our compensation program is designed to emphasize pay for performance aligned with key financial measures of Company performance and individual performance objectives tied to achievement of our strategic business objectives and drivers of increased shareholder value. The following chart compares 2011, 2012 and 2013 actual compensation (as defined below) realized by our CEO to compensation reported in the Summary Compensation Table and the Company’s total shareholder return (“TSR”) for the same period. This information is not a substitute for the Summary Compensation Table, but is meant to illustrate how actual realized equity value differs from the values reported as of the grant date based on the Company’s performance at year-end. Actual compensation includes all of the categories in the Summary Compensation Table and values equity awards based on grant date fair value per share, the same as in the Summary Compensation Table, but adjusts the number of shares to reflect the number earned based on Company and individual performance for the year. The Committee believes actual compensation more effectively demonstrates the close alignment of the compensation program with Company and individual performance and TSR.

Key Components of the Compensation Program

The following table provides a brief summary of the principal components of the Company’s executive compensation program, as derived from the compensation philosophies described in more detail later in this Compensation Discussion and Analysis:

Compensation Element	Form	Compensation Objective	Relation to Performance
Annual Base Salary	Cash paid on a regular basis throughout the year	Provide a level of fixed compensation that is competitive and allows us to attract and retain executive talent	Base salaries reflect the experience, skills and responsibilities of the NEO, the pay practices of companies with whom we compete for talented executives, economic conditions, and the Committee’s assessment of Company and individual performance

Annual Incentive Awards	Performance- based cash awards paid on an annual basis following year-end	Reward executives who contribute to the Company’s success through achieving annual corporate financial objectives and individual performance goals aligned with the Company’s strategic objectives	Annual incentive awards are earned for achievement of a planned pre-tax operating income goal with payout from 50% to 200% of an executive’s target opportunity adjusted by +/-30% for assessment of individual performance

Long-Term Incentive Awards	Performance- based contingent equity incentive awards vesting ratably over four years based on the percentage achievement of performance goals during the year in which the grant is made	Reward executives who contribute to the Company’s success through achieving long-term corporate financial objectives and individual performance goals that are aligned with building shareholder value and retention incentives	Long-term incentive awards are earned for achievement of pre-established growth in book value per share goals with payout from 50% to 150% of an executive’s target opportunity adjusted by +/- 25% of the target opportunity for achievement of individual performance objectives

We also provide broad-based savings and welfare benefits, limited perquisites and post-termination compensation to our NEOs for the financial security and well-being of the executives and their families as described in more detail later in this Compensation Discussion and Analysis.

Compensation Program Changes

In 2012, we conducted a comprehensive review of our executive compensation program in light of the feedback received from our shareholders. To more closely link executive pay with corporate performance, we changed our compensation and governance practices in several important ways to improve their effectiveness:

•	We amended the employment agreement of our CEO to eliminate single-trigger severance payments upon a change in control of the Company without being terminated to align with current best practices.

For further discussion of the CEO’s employment agreement, see the Potential Payments upon Termination or a Change in Control section that begins on page 53.

•

We adopted a new Compensation Clawback Policy that applies to our executive officers. The Compensation Clawback Policy provides for repayment or forfeiture of annual incentive or other performance-based compensation awards if the payment, grant or vesting of the awards was based on the achievement of financial results that are subsequently the subject of a restatement of the Company’s financial statements under specified circumstances. Further discussion of our Compensation Clawback Policy begins on page 47.

•

We amended our Equity Ownership Guidelines to add holding requirements until guideline levels of ownership are attained and maintained. Further discussion of our Equity Ownership Guidelines begins on page 46.

•

We added anti-hedging and anti-pledging provisions to our Insider Trading Policy. Among other things, the Insider Trading Policy requires our employees, officers and directors to avoid short sales and prohibits transactions in exchange-traded options such as puts, calls and other derivative securities of the Company’s stock. The Policy further prohibits our officers and directors from directly or indirectly pledging a significant number of the Company’s equity securities. Further discussion of our Insider Trading Policy begins on page 47.

The foregoing policies are available on our web site at www.argolimited.com. The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement. Our Board and our Human Resources Committee will continue to evaluate our compensation practices in light of the feedback from our shareholders, our financial performance, our peers’ practices and evolving standards of corporate governance.

2013 Say on Pay Vote

At our 2013 annual general meeting, 96.97% of votes cast were in favor of the 2012 compensation paid to our NEOs. The Company believes this result is a positive endorsement of its executive compensation program and the Human Resources Committee’s compensation decisions. The strong support of the Company’s executive compensation program is one factor that contributed to the Human Resources Committee’s decision not to make significant changes to the Company’s current executive compensation programs or policies in 2013. In addition, the Company routinely engages with our shareholders to understand their perspectives on the Company, including our executive compensation practices. In general, our shareholders advised that the alignment of pay and performance, including clear disclosure describing performance metrics and explaining the linkage between pay and performance, are important considerations for voting on “say on pay” proposals. The Human Resources Committee will continue to consider the results of our annual shareholder advisory votes, as well as the additional feedback we receive from our shareholders, when reviewing our executive compensation programs and policies.

Compensation Philosophy

The main objectives of our executive compensation program are to:

•	Provide a performance-based compensation program that allows us to attract and retain superior talent in the competitive specialty marketplace in which we operate;

•	Link pay to both Company and individual performance;

•	Align our executive’s interests with the Company’s strategic goals and the interests of shareholders; and

•	Appropriately manage risk.

When determining the appropriate level of compensation for an NEO, the Human Resources Committee looks not only at the separate components of the compensation package and the incentive provided by each but also at the NEO’s aggregate level of compensation. This philosophy allows the Committee to determine the best mix of components to produce the desired performance from each NEO. Because the Committee wants to retain its NEOs and is aware that they have other employment opportunities, its compensation decisions are based upon current performance consistent with the competitive market.

Pay Mix

Our compensation program is designed in a manner that provides incentives to our NEOs to achieve short-term and long-term operating and strategic objectives. To foster a longer-term view, our compensation program provides long-term incentives in the form of equity incentive compensation that generally vests over a four-year period subject to the achievement of Company financial and individual performance goals during the first year of the grant. Although these incentives have an economic value on the date of grant, their ultimate value depends upon financial and individual performance during the year of the grant and on the market value of the equity at the end of the vesting period. That value is largely dependent upon our company’s future performance and market dynamics.

As shown in the table below, on average 67% of the total target compensation for our NEOs for 2013 is linked to short-term and long-term performance-based incentives with 48% of their performance-based compensation linked to long-term incentives. The focus on equity-based compensation, combined with the holding requirements in our Equity Ownership Guidelines, reflects the program’s goals of long-term market performance risk assumption by our NEOs to align their interests with those of our shareholders

	% of Total Target Compensation Allocated to Fixed Compensation	% of Total Target Compensation Allocated to Variable Short-term and Long-term Incentives
		Annual Performance	Long-Term Performance
	Base Salary	Based Cash Incentives	Based Equity Incentives
	(%)	(%)	(%)
Mark E. Watson III, CEO	30%	30%	40%
Average for Other NEOs	35%	38%	27%
Average for All NEOs	33%	35%	32%

Comparison Group

To ensure that our compensation packages are competitive, the Human Resources Committee compares compensation for its executives with the compensation received by the executives of our competitors. Although the Committee considers compensation data for a designated comparison group when establishing compensation, the Committee does not target a specific percentage of compensation reported by such group. Instead the Committee uses the data as a guide in determining the level of compensation by geographic region necessary to successfully compete for executives. Because the Company seeks to hire and retain experienced and talented executives, the Committee has selected a designated comparison group that incorporates the companies with whom we compete. The designated comparison group for 2013 consisted of:

Allied World Assurance Co. Holdings Ltd.	HCC Insurance Holdings Inc.
American Financial Group, Inc.	Hiscox Ltd.
Amlin plc	Markel Corporation
Arch Capital Group Ltd.	RLI Corporation
Aspen Insurance Holdings Ltd.	Renaissance Re Holdings, Ltd.
Axis Capital Holdings Ltd.	Tower Group, Inc.
Beazley plc	Validus Holdings, Ltd.
Catlin Group Limited	W.R. Berkley Corporation
Endurance Specialty Holdings Ltd.

In relation to the Company’s 2012 comparison group, Alterra Capital Holdings, Ltd. was removed from the group after being acquired by Markel Corporation.

Compensation Process

Our Human Resources Committee considers peer group practices and our performance to ensure that our compensation program is consistent with best practices and our compensation philosophy. The Committee, in making the decisions on the compensation of our executive officers, seeks to ensure that the total compensation paid is competitive and aligned with performance.

The Human Resources Committee reviews our CEO’s performance and makes recommendations regarding his pay to the full Board for approval. In determining the amount and form of compensation for our other executive officers, the Committee considers our CEO’s assessment of their performance and his recommendations regarding their compensation.

When setting compensation levels for 2013 and determining compensation practices, the Human Resources Committee took into account the Company’s strategic and financial goals as well as individual performance objectives for each NEO and other members of the executive management team. The Committee also considered the compensation levels of the Company’s peers as discussed in the Comparison Group section above. When awarding compensation for 2013, the Committee took into account the Company’s financial performance in the current market and economic environment as well as the financial metrics and individual performance objectives discussed in the Elements of the Compensation Program section below.

In 2013, the Human Resources Committee also continued to engage Frederic W. Cook & Co., Inc. (“Cook & Co.”) to assist in the evaluation of our executive compensation program. The scope of Cook & Co.’s engagement was to (1) provide observations regarding the outcome of our 2013 advisory vote on the compensation of our NEOs, (2) conduct a competitive review of our executive and director compensation programs, (3) conduct a review of our peer group, (4) provide advice and assistance in connection with the renewal of our CEO’s employment agreement and (5) provide recommendations on best practices with respect to the disclosures in the Compensation Discussion and Analysis section of our 2014 proxy statement. Cook & Co. performed these services solely on behalf of the Human Resources Committee and continues to advise the Committee in 2014. The Human Resources Committee has assessed the independence of Cook & Co., as required by the Company’s governance framework and Nasdaq and SEC rules, and has concluded that no conflict of interest exists with respect to its services to the Committee.

Elements of the Compensation Program

Base Salary

Consistent with our desire to provide compensation that will attract and retain superior executives, when establishing base pay for our NEOs, our Human Resources Committee considers both (i) the experience, skills and responsibilities of the NEO and (ii) the pay practices of companies with whom we compete for executives. When adjusting base salaries, the Committee also considers Company performance and an NEO’s individual performance.

As part of the 2013 compensation review process, our Human Resources Committee decided not to increase the base salaries of our NEOs because they were found to be appropriate and competitive in light of the economic environment in which we are currently operating.

Annual Incentive Awards

Our annual cash incentive compensation plan is structured to motivate and reward achievement of short-term financial goals and individual performance objectives and to provide a strong linkage between pay and performance. For our NEOs, other than with respect to Mr. Rehnberg who received a fixed annual incentive award for the year 2013 only as described below, annual incentive awards are determined based on the following formula expressed as an individual target award multiplied by the percentage of plan pre-tax operating income earned by the Company subject to upward or downward adjustment by up to 30% if deemed appropriate by the Human Resources Committee to factor in individual performance not captured by the formulaic result:

Individual Target Award	x	% Achievement of Plan Pre-Tax Operating Income	=	Calculated Preliminary Award	+	Individual Performance Modifier	=	Individual Final Award

At the beginning of the year, each NEO’s individual target award is established as a percentage of his or her base salary and a pool is established. At the end of the year, the pool is funded based upon the Company’s achievement of plan pre-tax operating income for the year subject to a 50% threshold and a 200% maximum amount. If the Company does not achieve 50% of the plan pre-tax operating income for the year, the pool is not funded and awards would only be made at the discretion of the Human Resources Committee. The funding of the pool is designed to align the interests of management with the interests of shareholders while not providing incentives for undue risk taking. Pool funding is increased or decreased 1% from target for every 1% above or below plan pre-tax operating income earned. When evaluating financial performance at the end of the year, the Human Resources Committee may also consider the state of the insurance market, the state of the investment market, the impact of unusual catastrophic events, accounting changes or other factors affecting pre-tax operating income outside of management’s control, in adjusting the calculated preliminary award. For 2013, the Committee adjusted calculated preliminary awards to reflect reduced net investment income from agreed changes in investment strategy that was more than offset by the gain in total return for the portfolio reflected outside the calculation of operating income. In addition an adjustment was made to reflect the impact on operating income of the significant rise in the Company’s stock price and the associated accounting treatment of certain types of equity awards. The Committee has selected pre-tax operating income as a key performance metric because it believes it is the most accurate reflection of the Company’s short-term financial and operational performance.

At the beginning of the year, the Human Resources Committee also establishes and communicates individual performance objectives for each NEO. At the end of the year, the Committee evaluates the extent to which each NEO achieved his or her individual performance objectives and adjusts the calculated preliminary award by up to +/- 30% as appropriate to reach a final individual award. In making such adjustments, the Committee considers each NEO’s performance objectives collectively rather than applying a formula or weighting any one or more objectives. Accordingly, payouts under the plan are directly linked to both the Company’s financial performance and each NEO’s individual performance during the year.

For 2013, the Company’s pre-tax operating income, as adjusted by the Human Resources Committee in the manner described above, was equal to 116% of the $108.8 million goal established by the Human Resources Committee at the beginning of the year.

The following table sets forth the calculation of annual incentive award payments to each of our NEOs (with the exception of Mr. Rehnberg as discussed below) after applying the plan pre-tax operating income multiplier and after adjustments for achievement of the individual performance objectives described below:

	2013 Annual Incentive Awards
Name	Individual Target Award	x	% Achievement of Plan Pre- Tax OI	=	Calculated Preliminary Award	+	Individual Performance Modifier	=	Individual Final Award
Mark E. Watson III	$1,000,000		116%		$1,160,000		20%		$1,392,000
Jay S. Bullock	$625,000		116%		$725,000		20%		$870,000
Andrew Carrier	$634,865		116%		$736,443		20%		$883,732

As shown in the table above, the Human Resources Committee determined that it would adjust the calculated preliminary awards for Messrs. Watson, Bullock and Carrier by 20%.

•	Mr. Watson’s calculated preliminary award was adjusted based on the Committee’s assessment of achievement of the individual performance objectives set forth below.

Annual Incentive Objectives	Achievements
Implement business delivery platform to drive product and process standardization for U.S. products and lines of business; meet delivery schedules as agreed and prove out acceptance of platform.	Releases delivered as agreed for Excess and Surplus lines mono line casualty unit and contract unit; approximately $40.6 million of premium processed through the platform in 2013.

Hire head of Human Resources and head of International Operations.	Head of Human Resources identified in 2013 and successfully on-boarded in Q1 2014; search for head of International Operations well developed and underway.

Oversee development and implementation of plan to improve profitability of Commercial Specialty segment.	For 2013, underwriting income was $6.7 million compared to an underwriting loss in 2012. The 2013 combined ratio for the segment was 97.8% compared with 115.1% in 2012.

•	Mr. Bullock’s calculated preliminary award was adjusted based on the Committee’s assessment of achievement of the individual performance objectives set forth below.

Annual Incentive Objectives	Achievements
Achieve Argo Surety unit net underwriting income of $4 million for the year 2013.	Argo Surety unit 2013 net underwriting income was $5.7 million.

Meet all Bermuda Monetary Authority and Solvency II deliverables and complete delivery and use of capital model.	All Bermuda Monetary Authority and Solvency II deliverables met. Capital model formulated and in use for the 2014 capital allocation process.

Continue development and use of insurance linked security technology as business and reinsurance tool.	Harambee II and Loma III insurance linked securities programs successfully launched in 2013.

Increase M&A pipline by evaluating strategic acquisition opportunities across the organization in 2013.	Eighteen acquisition opportunities evaluated in 2013. Eight led to the submission of offers.

Hire a Head of Investor Relations in 2013 and remain active and visible in the investor and industry community.	Head of Investor Relations hired in Q2 2013; participated in 22 separate investor and industry events in 2013.

•	Mr. Carrier’s calculated preliminary award was adjusted based on the Committee’s assessment of achievement of the individual performance objectives set forth below.

Annual Incentive Objectives	Achievements
Establish a group-wide underwriting “center of excellence.”	Two new underwriting committees were established and became operational in 2013 chaired by the Chief Underwriting Officer for U.S. Operations and the Company’s Chief Professional Liability Underwriter.

Continue development and use of insurance linked security technology as business and reinsurance tool.	Harambee II and Loma III insurance linked securities programs successfully launched in 2013.

Complete the development of internal candidate to assume the role of President of Argo Re, Ltd. by year-end.	Matthew Wilken was promoted to President of Argo Re, Ltd. in Q4 2013.

Implement plan to return Argo Insurance to profitability by year-end.	Plan implemented with earned premium to loss notification trends substantially improved for this business unit in 2013.

Mr. Rehnberg joined the Company in the first quarter of 2013 and did not participate in the development of the plan pre-tax operating income process for 2013. As such, the Human Resources Committee did not believe it would be appropriate to tie the amount of his annual incentive award for 2013 to variables associated with the Company’s financial performance for the year. Mr. Rehnberg received instead a fixed annual incentive award in the amount of $575,000 for 2013, which was paid out quarterly during the year as specified in his Executive Employment Agreement with the Company’s subsidiary, Argo Group US, Inc., effective as of March 1, 2013. Mr. Rehnberg will participate in the Company’s standard annual cash incentive compensation plan on the same basis as our other NEO’s in future years. In addition, pursuant to the terms of his Executive Employment Agreement, Mr. Rehnberg received a hiring bonus of $275,000 in the first quarter of the year upon joining the Company.

Long-Term Incentive Plan

Our long-term equity incentive compensation is designed to develop a strong linkage between pay and the Company’s strategic goals and to align the interests of our executives with those of our shareholders by awarding long-term incentives in the form of equity, which may be restricted stock, restricted stock units, stock options or stock appreciation rights (“SARs”). With the exception of awards granted as sign-on incentives, including the sign-on award described below for Mr. Rehnberg, all long-term incentive awards granted to our NEOs and other executives are performance-based. Each such grant is conditioned upon the achievement of financial and individual performance objectives during the year in which the grant is made. Subject to the achievement of these goals, the awards then vest ratably over a four-year period from the grant date.

Prior to 2012, our long-term incentive awards were historically granted at a maximum payout level and then adjusted from 0% to 100% following year-end based upon the Human Resources Committee’s assessment of achievements of individual performance objectives established at the start of the year. Beginning in 2012, we adopted a new framework for our long-term incentive awards to reinforce a stronger and more transparent linkage between long-term incentive compensation and clearly defined, quantifiable financial goals while also limiting the use of discretion in determining earned awards.

Under the new framework, individual target awards are established at the beginning of the year along with pre-determined threshold, target and maximum growth in book value per share goals for the Company set by the Human Resources Committee. At the end of the year, the target awards are adjusted based on the percentage of book value per share growth achieved by the Company to determine a preliminary award. Preliminary awards are then adjusted by up to 25% of each NEO’s target opportunity based on the Committee’s evaluation of their individual performance against pre-determined individual performance objectives.

For 2013, long-term incentive awards for our NEOs were initially determined using threshold, target and maximum book value per share growth rates to calculate a preliminary award amount. The payout under the formula is determined on a linear basis according to the following ranges of achievement:

2013 BVPS Growth Rate	% of Target Payout
< 5%	0%
≥ 5% to 8%	50% to 100%
≥ 8% to 11%	100% to 150%

We consider growth in book value per share as the most comprehensive assessment of our financial performance and ability to create shareholder value. Growth in book value per share is achieved through a combination of earnings, appreciation in the value of invested assets, accretive acquisitions and in recent years through opportunistic stock repurchases. An 8% growth in book value per share target goal for 2013 was established based on the current operating environment, evidenced by continued and heightened competition relative to prior periods, the sluggish economic environment in which business startups are limited and businesses are generally purchasing less insurance, and an historically low interest rate environment which has had the effect of reducing investment income significantly. In this continued competitive environment a balanced view was maintained of the opportunities for deployment of capital in the business versus return of capital to shareholders in the form of dividends and share repurchases. Growth in book value per share during 2013 was negatively impacted by the decline in the value of fixed income instruments that make up the majority of our investment portfolio. This decline was largely the result of speculation about reduced participation in the market for these securities by the U.S. Federal Reserve Bank as reflected by the rise in the yield on U.S. Government securities. This impact was partially offset by the strong performance of equity markets and by the strategic reallocation of a portion of our portfolio away from traditional fixed income investments to credit related alternative investment strategies. In addition, the repurchase of our common shares during the year at prices below the Company’s book value per share had a positive impact on growth in book value per share. As a result of the above and our earnings for the year, the Company’s book value per share growth for 2013 was 7.9% inclusive of cash dividends paid to our shareholders during the year, as compared to the target goal of 8%, which resulted in a formulaic 98.3% of target awards being earned.

The following table sets forth the calculation of the final 2013 long-term incentive awards for each NEO as adjusted based on the Human Resources Committee’s assessment of achievement of the individual performance objectives described below:

	2013 Long-Term Incentive Awards
Name	2013 LTI Target Award	x	Financial Performance Metric % Achievement	=	Calculated Preliminary Award	+	Individual Performance Modifier	=	Individual Adjusted Grant Date Fair Value
Mark E. Watson III	$1,333,646		98.3%		$1,310,974		20%		$1,577,703
Jay S. Bullock	$400,078		98.3%		$393,277		20%		$473,293
Andrew Carrier	$496,523		98.3%		$488,082		20%		$587,387
Kevin J. Rehnberg	$381,565		98.3%		$375,078		10%		$413,235

•

For Mr. Watson, Chief Executive Officer of the Company, long-term incentive individual performance objectives and achievements are set forth below. After considering his achievement of these individual objectives collectively, the Human Resources Committee modified his long-term incentive award by 20% of his target.

Long Term Incentive Objectives	Achievements
Improve organizational efficiency by organizing group functions under new centralized structure.	Internal global operations organization established, leader named and unit fully functional.

Oversee allocation of investment portfolio to maximize risk-adjusted returns with near term attention to portfolio duration exposure.	Portfolio duration was reduced from 3.3 years to 2.8 years; modest reallocation into alternative credit and equity strategies contributed $16.5 million in yearly incremental total return.

•

For Mr. Bullock, Chief Financial Officer of the Company, long-term incentive individual performance objectives and achievements are set forth below. After considering his achievement of these individual objectives collectively, the Human Resources Committee modified his long-term incentive award by 20% of his target.

Long Term Incentive Objectives	Achievements
Streamline and consolidate finance operations.	New Chief Accounting Officer introduced for 2013 with documented plan for centralized financial reporting function and consistent planning and management information processes.

As chair of steering committee, oversee implementation business delivery platform to drive product and process standardization for U.S. products and lines of business; meet delivery schedules as agreed and prove out acceptance of platform.	Releases delivered as agreed for Excess and Surplus lines mono line casualty unit and contract unit; approximately $40.6 million of premium processed through the platform in 2013.

•

For Mr. Carrier, Chief Underwriting Officer of the Company, long-term incentive individual performance objectives and achievements are set forth below. After considering his achievement of these individual objectives collectively, the Human Resources Committee modified his long-term incentive award by 20% of his target.

Long Term Incentive Objectives	Achievements
Improve underwriting peer review and audit mechanisms across the organization.	Implemented an underwriting peer review team for U.S. operations and enhanced quarterly review process for Brazil, Dubai and ArgoGlobal SE business units.

Optimize the group-wide underwriting portfolio to produce an improvement in the 2013 loss ratio.	The 2013 loss ratio, excluding catastrophes, was 58.6% compared to 60.6% in 2012.

Oversee development of group-wide pricing models for all business units with standardization where appropriate.	Group-wide pricing models established for all business units with early user acceptance trending positively.

•

For Mr. Rehnberg, President, U.S. Operations for the Company, long-term incentive individual performance objectives and achievements are set forth below. After considering his achievement of these individual objectives collectively, the Human Resources Committee modified his long-term incentive award by 10% of his target.

Long Term Incentive Objectives	Achievements
Design and implement cost effective organizational structure for U.S. operations.	U.S. operations team established in 2013; search underway for Head of Distribution Management.

Identify and hire new leadership for the Public Entity business unit.	President of the Public Entity business unit appointed in Q3 2013.

In March of 2013, Mr. Rehnberg also received a restricted stock award in conjunction with his Executive Employment Agreement with the Company’s subsidiary, Argo Group US, Inc., effective as of March 1, 2013. The award vests on the fourth anniversary date of the grant and is not subject to adjustment based upon the achievement of financial and individual performance goals in 2013.

Savings Plans

Substantially all of our United States based employees, including our NEOs who are U.S. citizens, are eligible to participate in our tax-qualified savings plan (the “Qualified Savings Plan”). This plan provides an opportunity for employees to save for retirement on both a tax-deferred and after-tax basis. Participants may contribute up to 75% of their base pay through tax-deferred and after-tax contributions up to the Internal Revenue Code (“IRC”) limit on employee contributions. We match 100% of the first 5% of each employee’s contributions. Participants are vested on a five-year graded vesting schedule for employer matching contributions. In addition, we contribute 1% of base pay up to the IRC compensation limit. This contribution vests upon completing 3 years of service.

Our NEOs who are U.S. citizens are also eligible for a tax-deferred non-qualified defined contribution plan (the “Non-Qualified Savings Plan”). The Non-Qualified Savings Plan provides retirement benefits which would be payable under the Qualified Plan but for the limits imposed by the IRC. Our NEOs who are U.S. citizens may contribute up to 5% of their pay to the Non-Qualified Savings Plan after reaching the maximum allowable IRS contribution to the Qualified Plan. The participant’s investment return is calculated as though the account was invested as designated by the individual from substantially the same funds that are available under the Qualified Savings Plan.

Welfare Benefits and Perquisites

To provide our executives with competitive compensation packages similar to those available at other companies in our peer group, the Company provides certain welfare benefits to all of our executives, including our NEOs. Welfare benefits consist of company-paid portions of life, disability, medical and dental insurance premiums. The Company also provides our executives with limited perquisites as part of our compensation program. Perquisites consist of financial planning assistance, term life insurance and group umbrella casualty insurance policy. Certain of our NEOs also receive supplemental term life, disability and medical insurance coverage and relocation and housing allowances where appropriate for the relocation of their primary residence at the Company’s request. Information regarding these perquisites is set forth in a footnote to the Summary Compensation Table.

In addition, the Company provides executives who are asked to relocate internationally with benefits that are consistent with those provided to executives holding comparable positions in other insurance and reinsurance companies operating in the global marketplace. Expatriate benefits may include relocation assistance, housing allowances, home leave travel allowances, education allowances and cost-of-living allowances. The Company also provides a tax gross-up on housing, educational and home leave travel allowance benefits to executives who are asked to relocate internationally in order to reduce the related negative tax consequences of such allowances. Providing a tax gross-up under such circumstance is a customary practice and is intended to insure that an executive’s after-tax income would not be substantially different from that of his or her U.S. counterpart as a result of being compensated for the higher housing, educational and travel costs associated with an international relocation.

Occasionally, non-employee family members of an executive may accompany the executive who is traveling on company business on a plane that is part of the Company’s aircraft program. If there is an additional cost associated with this travel, the incremental cost to the Company is allocated to the executive. If an executive uses time in the Company’s aircraft program for personal use, the Company requires the executive to reimburse the Company for the cost of the trip.

Post-Termination Benefits

Our NEOs are eligible to receive severance payments and benefits pursuant to the terms of their employment agreements in the event their employment is terminated by the Company without cause or by the executive with good reason, as discussed in detail beginning on page 53. The Company provides severance payments and benefits because they are essential to attracting and retaining highly-qualified executives by providing reasonable compensation to bridge the executive’s transition to new employment. The Company also mitigates potential liability under these circumstances by requiring the executive to sign a separation and release agreement acceptable to the Company as a condition to receiving severance benefits.

Compensation Governance

Equity Ownership Guidelines

The Company requires a designated group of senior executives (including the NEOs) to adhere to its Equity Ownership Guidelines. The guidelines are an integral part of the Company’s executive compensation program as they align the economic interests of the Company’s executives with those of its shareholders. The guidelines are an incentive to encourage behavior that will foster long-term, sustainable value creation because the value of the stock being held by the participants is dependent upon the Company’s long-term performance.

Pursuant to the guidelines, designated executives must hold at least 50% of earned net profit shares until the guideline ownership level is attained. Compliance is tested annually as of the first business day of the second quarter each year. Compliance with the guidelines is a factor that the Committee takes into consideration when determining whether to grant future equity awards to our executives under the Company’s long-term incentive plan. As of April 1, 2013, all of our NEOs were in compliance with the guidelines.

The following table shows the guideline ownership levels applicable to our designated executives, which are expressed as a multiple of salary depending upon their position:

CEO	5.00 x Base Salary
CFO,CUO & Executive Vice Presidents	2.50 x Base Salary
Segment Leaders	2.00 x Base Salary
Operating Company & Functional Leaders	1.00 x Base Salary
Business Unit Leaders	0.50 x Base Salary

For purposes of the ownership guidelines, the following shares are counted: (1) shares of common stock beneficially owned by or on behalf of an individual or an immediate family member residing in the same household, including stock held in trusts or tax-qualified retirement plans; (2) the value of unvested shares of restricted common stock that are no longer subject to performance conditions, net of taxes; (3) the value, expressed in shares of common stock, of any unexercised vested stock options, net of exercise prices and taxes; and (4) the value, expressed in shares of common stock, of any other unexercised vested award that is linked to the price of the Company’s common stock and granted pursuant to one of the Company’s qualified or non-qualified compensation or stock incentive plans, net of exercise prices and taxes. The value of each common share (or derivative) is equal to the greater of the market value or the book value per common share of the Company’s stock. The Company’s Equity Ownership Guidelines can be found on the Company’s web site at www.argolimited.com. The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

Compensation Clawback Policy

In order to ensure that the Company has the ability to recoup performance-based compensation obtained through misconduct on the part of management that is detrimental to the Company, performance-based compensation may be recovered at the discretion of the Board if an executive officer has engaged in fraud or other misconduct and the misconduct resulted in a material inaccuracy in the Company’s financial statements that affect such executive officer’s compensation. The Company’s Compensation Clawback Policy can be found on the Company’s web site at www.argolimited.com. The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

Prohibition of Hedging and Significant Pledging of Equity Securities

Our Insider Trading Policy prohibits our employees, officers and directors from selling any Company securities that they do not own. It also prohibits transactions in exchange-traded options such as puts, calls and other derivative securities of the Company’s stock since they are inherently short-term and speculative in nature. We prohibit all hedging transactions involving our securities so our employees, officers and directors cannot insulate themselves from the effects of our stock price performance. The Policy further prohibits our officers and directors from directly or indirectly pledging a significant number of the Company’s equity securities. Pursuant to the Policy, significant pledging means the lesser of 1% of the Company’s outstanding equity securities and 50% of the equity securities of the Company owned by an officer or director. Equity securities include common stock, voting preferred stock, options and any other securities beneficially owned by an officer or director. The Company’s Insider Trading Policy can be found on the Company’s web site at www.argolimited.com. The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

Internal Revenue Code 162(m)

Section 162(m) of the Internal Revenue Code (the “Code”) generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the Chief Executive Officer or any of the three other highest paid executive officers employed at the end of the year (other than the Chief Financial Officer). Performance-based compensation arrangements may qualify for an exemption from the deduction limitation if they satisfy requirements under Section 162(m). This rule has limited effect on us. Because we are a Bermuda domiciled company, a majority of our executive officers’ base salaries is not considered U.S. compensation. Section 162(m) only applies to limit deductions for expenses that are otherwise deductible in the United States and are not considered to be “performance-based compensation.” While our Human Resources Committee considers the impact of Section 162(m) when developing and implementing our executive compensation programs, the Human Resources Committee believes that it is important to preserve flexibility in designing compensation programs. Accordingly, the Human Resources Committee has not adopted a policy that all compensation must qualify as deductible under Section  162(m).

Total Actual CEO Compensation vs. Summary Compensation Table Totals

Our Human Resources Committee takes into account actual compensation paid to our NEOs rather than reported compensation to ensure alignment between pay and performance as measured by the achievement of financial and individual performance goals. The following table provides more detail on the amount of our CEO’s realized actual compensation, shown in the graph on page 36, as compared to the amounts shown using the format required for the Summary Compensation Table on page 49. Actual compensation consists of salary, non-equity incentive plan compensation, the grant date value of stock and option awards after adjustment for achievement of Company and individual performance goals and the amounts reported in columns (h) and (i) of the Summary Compensation Table for the change in pension value and non-qualified deferred compensation and all other compensation:

	Fiscal 2011	Fiscal 2012	Fiscal 2013
Salary	$1,000,000	$1,000,000	$1,000,000
Long-term Incentive Awards
Stock Awards	$740,740	$1,460,744	$792,680
Option Awards	$516,809	$924,953	$785,024

Total Long-term Incentive Awards	$1,257,549	$2,385,697	$1,577,703

Non-Equity Incentive Plan Compensation	$—	$550,000	$1,392,000

Total Actual Direct Compensation	$2,257,549	$3,935,697	$3,969,703

Change in Pension Value and Nonqualified
Deferred Compensation	$22,776	$38,923	$(19,936)
All Other Compensation	$350,239	$214,491	$211,475

Total Actual Compensation	$2,630,564	$4,189,111	$4,161,242

For Reference: Total Compensation from the Summary Compensation Table	$3,888,112	$3,487,039	$3,917,185

HUMAN RESOURCES COMMITTEE REPORT

The Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on their review and discussions, the Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the registrant’s annual report on Form 10-K and proxy statement.

HUMAN RESOURCES COMMITTEE

John R. Power, Jr., Chairman

F. Sedgwick Browne

H. Berry Cash

Hector De Leon

John H. Tonelli

Gary V. Woods

EXECUTIVE COMPENSATION

Summary Compensation Table

(a) Name & Principal Position	(b) Year	(c) Salary ($) (1)	(d) Bonus ($) (2)	(e) Stock Awards ($) (3)	(f) Option Awards ($) (3)	(g) Non-Equity Incentive Plan Comp ($) (4)	(h) Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	(i) All Other Compensation ($) (6)	(j) Total ($)
Mark Watson, PEO Argo Group	2013	$1,000,000	$—	$670,059	$663,587	$1,392,000	$(19,936)	$211,475	$3,917,185
	2012	$1,000,000	$—	$1,030,871	$652,754	$550,000	$38,923	$214,491	$3,487,039
	2011	$1,000,000	$—	$1,481,480	$1,033,617	$—	$22,776	$350,239	$3,888,112

Jay Bullock, PFO Argo Group	2013	$500,000	$—	$201,003	$199,075	$870,000	$—	$149,991	$1,920,069
	2012	$500,000	$—	$309,279	$195,831	$343,750	$—	$156,812	$1,505,672
	2011	$500,000	$—	$177,775	$496,138	$—	$—	$57,886	$1,231,799

Andrew Carrier, CUO Argo Group	2013	$654,930	$—	$—	$496,523	$883,732	$—	$43,477	$2,078,662
	2012	$642,021	$—	$—	$301,572	$342,252	$—	$31,717	$1,317,562
	2011	$617,552	$—	$—	$764,057	$—	$—	$39,278	$1,420,887

Kevin Rehnberg, President US Operations	2013	$477,692	$275,000	$275,006	$381,565	$575,000	$—	$143,284	$2,127,547

Former NEO

Barbara Bufkin, SVP Argo Group	2013	$229,654	$(93,000)	$—	$212,348	$—	$(15,741)	$27,797	$361,058
	2012	$414,379	$—	$—	$208,883	$165,000	$2,685	$57,608	$848,555
	2011	$403,462	$400,000	$326,718	$289,415	$—	$1,696	$243,294	$1,664,585

(1)	Mr. Carrier’s salary also includes $20,142 in lieu of compensation for paid time off. Mr. Carrier is paid in British Pounds. His salary was converted into U.S. dollars for purposes of the foregoing table using the December 31, 2013 exchange rate of $1.649 US$/GBP.
(2)	Mr. Rehnberg received a hiring bonus of $275,000 within 30 days of joining the Company pursuant to the terms of his Executive Employment Agreement with the Company’s subsidiary, Argo Group US, Inc., effective as of March 1, 2013. Ms. Bufkin returned $93,000 to the Company pursuant to the terms of her Separation Agreement and General Release with the Company dated May 8, 2013
(3)	Represents grant date fair value of target awards. Equity awards are conditioned upon the achievement of financial and individual performance goals during the year in which the grant is made as discussed in the Long-Term Incentive Plan section that begins on page 43. After adjustment for achievement of these goals, the awards then vest ratably over a four-year period beginning on the first anniversary of the date of the grant. “Option Awards” were granted as stock appreciation rights settled in stock. Mr. Rehnberg’s “Stock Award” was granted in conjunction with his Executive Employment Agreement with the Company’s subsidiary, Argo Group US, Inc., effective as of March 1, 2013. The award vests on the fourth anniversary date of the grant and is not subject to adjustment based upon the achievement of financial and individual performance goals in 2013.
(4)	Non-Equity Incentive Plan Comp consists of cash awards made under the Company’s annual incentive plan. Please refer to the Annual Incentive Awards section on page 40 for a discussion of the decisions made related to these awards.
(5)	Represents the change in the present value of the Argo Group US Retirement and Pension Equalization Plans that occurred during 2013. The Pension Benefits table on page 52 presents additional information about both the calculation of the change in value and the foregoing plans. 2011 values for Mr. Watson, Mr. Bullock and Ms. Bufkin reflect a reduction in the amount previously reported which was overstated due to the inadvertent inclusion of their supplemental executive retirement plan benefit.

(6)	All Other Compensation includes:

Name	401(k) and Retirement Contributions	Imputed Value of Company Provided Insurance Coverage (a)	Supplemental Executive Retirement Plan Benefit	Gross Up on Housing & Home Travel (b)	Perquisites (c)	Total
Mark E. Watson III	$4,473	$44,417	$55,527	$32,308	$74,750	$211,475
Jay S. Bullock	$15,300	$4,387	$14,700	$—	$115,604	$149,991
Andrew Carrier	$—	$—	$—	$—	$43,477	$43,477
Kevin J. Rehnberg	$15,300	$6,586	$6,063	$—	$115,335	$143,284
Barbara C. Bufkin	$13,779	$2,560	$—	$—	$—	$27,797

(a)	Imputed Value of Company Provided Insurance Coverage includes the following: term life insurance coverage which is provided to all employees, umbrella insurance coverage provided to all senior executives and company paid life and disability insurance policies provided to Mr. Watson.
(b)	The gross-up for housing and home travel allowances is calculated using an assumed effective tax rate for Mr. Watson. The tax is calculated by multiplying the pre-tax value of the perquisite by his assumed effective tax rate.
(c)	The following table provides detail for each NEO’s perquisites. All of the reported perquisites were direct, separately identifiable costs that did not require measurement of any incremental portion since the entirety of those costs was attributed to the compensation of the applicable NEO.

Name	Financial Planning	Housing Allowance	Home Leave & Travel Allowance	Relocation	Medical Premium	Total Perquisites
Mark E. Watson III	$4,750	$42,000	$18,000	$—	$10,000	$74,750
Jay S. Bullock	$1,750	$100,000	$13,854	$—	$—	$115,604
Andrew Carrier	$—	$—	$27,969	$—	$15,508	$43,477
Kevin J. Rehnberg	$—	$—	$—	$115,335	$—	$115,335
Barbara C. Bufkin	$—	$—	$11,458	$—	$—	$11,458

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			Exercise or Base Price of Option Awards ($) Share	Grant Date Fair Vaule of Stock and Option Awards ($) (2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(k)	(l)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold	Target	Maximum
Mark E. Watson III	3/15/2013				9,149	18,388	27,445	$36.44	$670,059
	3/15/2013	$500,000	$1,000,000	$2,000,000	37,270	74,897	111,788	$36.44	$663,587

Jay S. Bullock	3/15/2013				2,745	5,516	8,233	$36.44	$201,003
	3/15/2013	$312,500	$625,000	$1,250,000	11,181	22,469	33,536	$36.44	$199,075

Andrew Carrier	3/15/2013	$317,433	$634,865	$1,269,730	27,887	56,041	83,645	$36.44	$496,523

Kevin J. Rehnberg	3/15/2013	$287,500	$575,000	$1,150,000	21,430	43,066	64,278	$36.44	$381,565

(1)	2013 non-equity incentive plan awards are discussed in the Annual Incentive Awards section that begins on page 40. The awards earned for 2013 performance were paid in March 2014.
(2)	2013 long-term incentive awards are discussed in the Long-Term Incentive Plan section that begins on page 43. The grant vests in 4 equal installments beginning on the first anniversary of the date of the grant. The Grant Date Fair Value in column (l) is the target value on the grant date. Option awards were granted as stock appreciation rights settled in stock. In addition to the stock appreciation rights awards, Mr. Watson and Mr. Bullock also received restricted stock awards.

Outstanding Equity Awards at Fiscal Year End

Name	Option Awards					Stock Awards
	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Mark E. Watson III	70,737			$25.58	3/13/2016	8,674	[a]	$403,254
	7,073			$25.58	3/13/2016	867	[a]	$40,307
	65,051	21,683	[a]	$25.46	3/1/2017	11,396	[b]	$529,800
	6,505	2,168	[a]	$25.46	3/1/2017	1,139	[b]	$52,952
	28,490	28,490	[b]	$29.55	3/16/2018	36,949	[c]	$1,717,759
	2,849	2,849	[b]	$29.55	3/16/2018	3,694	[c]	$171,734
	30,791	92,372	[c]	$26.95	3/15/2019	16,717	[d]	$777,173
	3,079	9,237	[c]	$26.95	3/15/2019	1,671	[d]	$77,685
		68,089	[d]	$36.44	3/15/2020
		6,808	[d]	$36.44	3/15/2020

Jay S. Bullock	45,000			$34.78	5/13/2015	1,886	[b]	$87,680
	4,500			$34.78	5/13/2015	188	[b]	$8,740
	1,417			$35.43	6/4/2015	11,320	[c]	$526,267
	141			$35.43	6/4/2015	1,132	[c]	$52,627
	12,278			$25.58	3/13/2016	5,015	[d]	$233,147
	1,227			$25.58	3/13/2016	501	[d]	$23,291
	28,649			$25.58	3/13/2016
	2,864			$25.58	3/13/2016
	36,273	12,091	[a]	$25.46	3/1/2017
	3,627	1,209	[a]	$25.46	3/1/2017
	18,872	18,872	[b]	$29.55	3/16/2018
	1,887	1,887	[b]	$29.55	3/16/2018
	9,433	28,299	[c]	$26.95	3/15/2019
	943	2,830	[c]	$26.95	3/15/2019
		20,427	[d]	$36.44	3/15/2020
		2,042	[d]	$36.44	3/15/2020

Andrew Carrier		8,124	[a]	$25.46	3/1/2017
		814	[a]	$25.46	3/1/2017
		23,164	[b]	$29.55	3/16/2018
		2,316	[b]	$29.55	3/16/2018
		42,675	[c]	$26.95	3/15/2019
		4,268	[c]	$26.95	3/15/2019
		50,947	[d]	$36.44	3/15/2020
		5,094	[d]	$36.44	3/15/2020

Kevin Rehnberg		39,151	[d]	$36.44	3/15/2020	7,218	[d]	$335,565
		3,915	[d]	$36.44	3/15/2020	721	[d]	$33,519

# Years in Vesting Period		Grant Date	Date grant will be fully vested
[a]	4	3/1/2010	3/1/2014
[b]	4	3/15/2011	3/15/2015
[c]	4	3/15/2012	3/15/2016
[d]	4	3/15/2013	3/15/2017

(1)	The stock price used to calculate the value of equity awards was $46.49, the price at which the Company’s common stock closed on December 31, 2013, the last trading date of 2013.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark E. Watson III	64,840	$272,328.00	5,052	$199,806.60
	61,018	$731,770.57	8,674	$330,479.40
	30,316	$559,027.04	5,698	$228,375.84
	1,296	$33,423.84	12,317	$493,665.36
	6,101	$73,167.46	—	—
	3,031	$55,891.64	—	—
	12,968	$334,444.72	—	—
Jay S. Bullock	—	—	944	$37,835.52
	—	—	3,774	$151,261.92
Andrew Carrier	45,500	$369,460.00	—	—
	12,188	$225,599.88	—	—
	11,584	$167,041.28	—	—
	38,905	$592,523.15	—	—
	4,550	$36,946.00	—	—
	3,890	$71,537.10	—	—
	1,158	$16,698.36	—	—
	1,218	$22,545.18	—	—
	1,218	$18,282.18	—	—
	1,422	$19,225.44	—	—
	1,158	$18,122.70	—	—
	12,188	$182,941.88	—	—
	11,584	$181,289.60	—	—
	14,226	$192,335.52	—	—
Kevin Rehnberg	—	—	—	—

Pension Benefits

(a)	(b)	(c)	(d)	(e)
Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit as of 12/31/2012 ($) (a)	Present Value of Accumulated Benefit as of 12/31/2013 ($) (b)
Mark E. Watson III	Argo Group US Retirement Plan	3.42	$66,494	$56,940
Mark E. Watson III	Argo Group US Pension Equalization Plan	3.42	$105,339	$94,957
Barbara C. Bufkin	Argo Group US Retirement Plan	0.42	$11,407	$—
Barbara C. Bufkin	Argo Group US Pension Equalization Plan	0.42	$4,064	$—

In November, 2003, the Company amended both its Retirement Plan, a defined benefit plan, and its Pension Equalization Plan, a plan which provided retirement benefits which would have been payable under the Retirement Plan but for the limits imposed by the Code, to freeze benefits as of February 29, 2004. No additional benefits have been accrued since that date.

(a)	The changes in the values of the accumulated benefits for Mr. Watson during 2013 were due solely to the change in the present value of the vested benefit that existed at February 29, 2004. Ms. Bufkin withdrew her vested Retirement and Pension Equalization Plan benefits after separating from the Company in June 2013.

(b)	Please refer to footnote 14 of the 2013 Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2013 for details regarding valuation method and material assumptions for the plans.

Nonqualified Deferred Compensation

(a)	(b)	(c)	(d)	(e)
Name	Executive Contributions in last fiscal year ($)	Registrant Contributions in last fiscal year ($)	Aggregate Earnings in last fiscal year ($)	Aggregate Balance at last fiscal year end ($)
Mark E. Watson III	$48,833	$55,527	$272,662	$1,258,180
Jay S. Bullock	$7,500	$14,700	$37,674	$202,292
Kevin Rehnberg	$—	$6,063	$126	$6,189
Barbara C. Bufkin	$—	$—	$(110)	$77,271

Under the Company’s 401(k) Plan, a defined contribution plan, the contribution made by the Company on behalf of eligible U.S. employees is equal to the sum of:

a.	100% of the first 5% of eligible pay that the employee contributes to the plan; and

b.	1% of the employee’s eligible pay.

During 2013, the Internal Revenue Code limited the maximum amount of compensation used to calculate benefits under a defined contribution plan to $255,000 and the maximum dollar amount of the 401(k) contribution that could be made to $17,500 plus an additional $5,500 for employees over the age of 50. The Company’s Supplemental Executive Retirement Plan (“SERP”) provides retirement benefits to its U.S. employees which would be payable under the 401(k) Plan but for the limits imposed by the Internal Revenue Code. The investment return on an individual’s SERP balance is calculated as though the funds in the account were invested, as directed by the individual, from among substantially the same funds available under the Argo Group US 401(k) Plan.

During 2013, the Company credited the account maintained for each U.S. NEO for the following.

a.	The difference between the Company matching contribution which would have been made to the individual’s account under the Company’s 401(k) Plan based upon the individual’s 401(k) election had his or her contributions under that plan not been limited by reason of the Code and the amount that was actually credited to the individual’s account under the Company’s 401(k) Plan;

b.	A supplemental Company contribution equal to 1% of the excess of the NEO’s eligible compensation for the 2013 fiscal year less the maximum amount of compensation permitted to be taken into account under the Code ($255,000 for the 2013 fiscal year); and

c.	Investment income calculated as though the funds in the account were invested, as designated by the individual, from substantially the same funds that are available under the Company’s 401(k) Plan.

In addition, executives under the age of 50 who elect to contribute more than the $17,500 allowed under the Code and executives 50 years old or older who elect to contribute more than the $23,000 allowed under the Code can contribute 5% of the pay earned after the limit is reached to the SERP.

Potential Payments upon Termination or a Change in Control

While we do not maintain a formal severance plan for our employees, we believe that reasonable severance arrangements are essential to attracting and retaining highly-qualified executives. Our employment arrangements are designed to provide reasonable compensation to departing executives under certain circumstances to facilitate their transition to new employment. As part of these arrangements, we also mitigate potential Company liability by requiring executives to sign a separation and release agreement acceptable to us as a condition to receiving severance benefits. While we do not believe that the provisions of a severance benefit would be a determinative factor in an executive’s decision to join or remain with the Company, the absence of such a provision in an executive’s employment agreement would present a distinct competitive disadvantage in the market for highly skilled and experienced executives. Furthermore, we believe that it is important to set forth the benefits payable in triggering circumstances in advance in an attempt to avoid future disputes or litigation. In determining severance arrangements provided for in an executive’s employment agreement, our Human Resources Committee has drawn a distinction between voluntary resignations and terminations for cause versus terminations without cause or by the executive for good reason. We believe severance arrangements for a termination without cause or by the executive for good reason are appropriate since the executive’s departure is due to circumstances not within his or her control. In contrast, we believe that payments are not appropriate in the event of a termination for cause or voluntary resignation because such events reflect either unsatisfactory performance or an affirmative decision by the executive to end his or her relationship with us.

We have entered into an employment agreement with each of our NEOs. The employment agreements set forth the general terms and conditions of each NEO’s employment with the Company and provide for certain severance benefits upon the occurrence of certain events. Severance benefits are limited to those set forth in the NEO’s employment agreement.

The following discussion summarizes the severance benefits Mr. Watson, Mr. Bullock and Mr. Rehnberg would receive pursuant to their employment agreements if their employment was terminated under the following circumstances:

For Cause. If Mr. Watson, Mr. Bullock or Mr. Rehnberg were terminated for “cause” (as defined in their employment agreements), they would receive their base salary accrued through the date of termination and any bonus that has been allocated or awarded for any measurement period that ends prior to the date of termination that has not yet been paid. They would not receive any other benefits except as required by law.

Death or Disability. If Mr. Watson, Mr. Bullock or Mr. Rehnberg ceased employment with the Company because of death or due to disability, they (or their estates) would receive their base salary accrued through the date of termination and any bonus that has been allocated or awarded for any measurement period that ends prior to the date of termination that has not yet been paid. Mr. Watson would also receive his target annual incentive award for the year in which his employment was terminated and Mr. Bullock and Mr. Rehnberg would also receive any bonus that has been “fully earned” (as defined in their employment agreements). In addition, they (or their surviving spouses) would be entitled to continued participation in the Company’s health and medical plans for a period of 18 months on the same terms and conditions available to active employees of the Company.

Without Cause or for Good Reason. If Mr. Watson or Mr. Bullock were terminated without “cause” or resigned for “good reason” (as defined in their employment agreements), all unvested equity grants previously awarded to them would remain in full force and effect as if no termination had occurred. Mr. Watson would receive a severance payment equal to 2.99 times his base salary and Mr. Bullock and Mr. Rehnberg would receive a severance payment equal to their base salary (or a severance payment equal to 2 times their base salary if a change in control has occurred or is reasonably expected to occur). Mr. Watson would also receive his target annual incentive award for the year in which his employment was terminated and Mr. Bullock and Mr. Rehnberg would also receive any bonus that has been “fully earned” (as defined in their employment agreements). In addition, Mr. Watson, Mr. Bullock and Mr. Rehnberg would be entitled to:

•	Their base salary accrued through the date of termination;

•	Any bonus that has been allocated or awarded for any measurement period that ends prior to the date of termination that has not yet been paid; and

•

Continued participation in the Company’s health and medical plans on the same terms and conditions available to active employees of the Company until the earlier of 18 months following the termination date or the date they obtain reasonably equivalent coverage.

The following discussion summarizes the severance benefits Mr. Carrier would receive pursuant to his employment agreement if his employment was terminated. Mr. Carrier’s employment agreement contains a notice provision requiring the Company to give him not less than twelve months written notice to terminate his employment and requiring him to give the Company not less than six months written notice to terminate his employment (the “Notice Period”). During the Notice Period, Mr. Carrier remains an employee of the Company and continues to receive his base salary and benefits as set forth in the Agreement. The Company has the option to pay Mr. Carrier an amount equal to his base salary in lieu of the Notice Period and terminate his employment with immediate effect. The Company may also terminate Mr. Carrier for cause (as defined in the agreement) in which case he would receive his base salary accrued through the date of termination. If Mr. Carrier becomes disabled for 180 days in any 52 week consecutive period, the Company may terminate his employment with immediate effect unless it is a requirement of his disability policy that he remain employed in which case he would only be entitled to the benefits under the terms of the disability policy. Following termination of Mr. Carrier’s employment, the Company is required to pay Mr. Carrier one day’s salary for each day of accrued vacation not taken during that calendar year. Mr. Carrier is also required to provide reasonable assistance to the Company for up to twelve months following termination of his employment with regard to any matters within his knowledge and the Company is required to reimburse Mr. Carrier for any reasonable out of pocket expenses he incurs in providing such assistance.

In addition to the foregoing employment agreements, our long-term incentive plan, which was approved by our shareholders in 2007, provides for the accelerated vesting of our NEO’s equity grants upon the occurrence of a change in control (as defined in the plan) unless otherwise determined by our Human Resources Committee. Further, their equity grant agreements provide for accelerated vesting upon termination of employment due to death or disability. Other than in the case of a change in control or a termination of employment due to death or disability, if an NEO voluntarily terminates his employment with the Company or is terminated for cause, he forfeits all unvested equity awards.

The amounts shown in the table below are calculated based on the assumption that an involuntary not for cause termination occurred on December 31, 2013. The values shown are calculated using the Company’s closing stock price on that date. The actual amounts that would be paid out if such a termination were to occur can only be determined at the time of such executive officer’s actual termination and would be subject to the achievement of financial and individual performance goals and thresholds and their current salaries and benefits at such time.

Name	Benefit	Death or Disability	Termination Without Cause or For Good Reason	Termination Without Cause / for Good Reason with a CIC
Mark E. Watson III	Base Salary	$—	$2,990,000	$2,990,000
	Annual Incentive Award (1)	$1,000,000	$1,000,000	$1,000,000
	Unvested Restricted Stock Awards (2)	$3,770,664	$3,770,664	$3,770,664
	Unvested Option Awards (3)	$3,770,624	$3,770,624	$3,770,624
	Health, Medical, Dental Benefits (4)	$45,216	$45,216	$45,216

	Total	$8,586,505	$11,576,505	$11,576,505

Jay S. Bullock	Base Salary	$—	$500,000	$1,000,000
	Annual Incentive Award (1)	$725,000	$725,000	$725,000
	Unvested Restricted Stock Awards (2)	$931,753	$931,753	$931,753
	Unvested Option Awards (3)	$1,465,431	$1,465,431	$1,465,431
	Health, Medical, Dental Benefits (4)	$23,719	$23,719	$23,719

	Total	$3,145,902	$3,645,902	$4,145,902

Andrew Carrier	Base Salary (5)	$—	$634,788	$634,788
	Annual Incentive Award (1)	$736,443	$736,443	$736,443
	Unvested Restricted Stock Awards (2)	$—	$—	$—
	Unvested Option Awards (3)	$2,100,076	$—	$2,100,076

	Total	$2,836,519	$1,371,231	$3,471,307

Kevin J. Rehnberg	Base Salary	$—	$575,000	$1,150,000
	Annual Incentive Award (1)	$575,000	$575,000	$575,000
	Unvested Restricted Stock Awards (2)	$369,084	$—	$369,084
	Unvested Option Awards (3)	$432,813	$—	$432,813
	Health, Medical, Dental Benefits (4)	$13,326	$13,326	$13,326

	Total	$1,390,223	$1,163,326	$2,540,223

(1)	Amounts represent Mr. Watson’ and Mr. Rehnberg’s target annual incentive award and 116% of each other NEO’s annual incentive target award under the Company’s annual incentive plan based upon fiscal year 2013 pre-tax operating income as adjusted by the Human Resources Committee for purposes of determining calculated preliminary awards. No adjustments were made to the amounts shown for achievement of individual performance objectives. Further discussion of the annual incentive plan begins on page 40.
(2)	Amounts represent the intrinsic pre-tax value of each NEO’s unvested restricted stock awards using the closing market price of the Company’s common stock on December 31, 2013 of $46.49 that would continue to vest upon termination of employment in accordance with terms of their employment agreements or that would accelerate and vest upon termination of employment due to death or disability or in conjunction with a change in control.
(3)	Amounts represent the intrinsic pre-tax value of each NEO’s unvested option awards using the closing market price of the Company’s common stock on December 31, 2013 of $46.49 that would continue to vest upon termination of employment in accordance with terms of their employment agreements or that would accelerate and vest upon termination of employment due to death or disability or in conjunction with a change in control.

(4)	Amounts represent continued participation in the Company’s health and medical plans on the same terms and conditions available to active employees of the Company for a full 18 month period following the termination date based on the rates in effect for coverage at December 31, 2013.
(5)	Amounts represent the aggregate pre-tax value of the base salary that would continue to be paid to Mr. Carrier over the course of his Notice Period, or that would be paid to him in lieu of the Notice Period if his employment was terminated with immediate effect, in the case of a termination without cause. Mr. Carrier is paid in British Pounds. His salary was converted into U.S. dollars for purposes of the foregoing table using the December 31, 2013 exchange rate of 1.649 US$/GBP.

PROPOSAL 4

APPOINTMENT OF INDEPENDENT AUDITORS

On the recommendation of the Board’s Audit Committee, the Board recommends that the firm of Ernst & Young LLP be appointed as our independent auditors for the fiscal year ending December 31, 2014. This recommendation is being presented to the shareholders for their approval at the Annual General Meeting. A representative of Ernst & Young LLP is expected to attend the Annual General Meeting, with the opportunity to make a statement if he or she so desires and to respond to questions. Shareholders at the Annual General Meeting will also be asked to vote to refer the determination of the auditors’ remuneration to the Audit Committee of the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS AND TO REFER DETERMINATION OF THE AUDITORS’ REMUNERATION TO THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS. UNLESS DIRECTED OTHERWISE, IT IS THE INTENTION OF THE PROXIES NAMED IN THE FORM OF THE PROXY THAT ACCOMPANIES THIS PROXY STATEMENT TO VOTE FOR THE APPROVAL OF SUCH PROPOSAL.

Relationship with Independent Auditors

Fees paid to the Independent Auditors by Argo Group in 2012 and 2013

The fees incurred in 2012 and 2013 for services provided by Ernst & Young LLP to Argo Group were as follows:

Category	2012	2013
Audit Fees (1)	$3,259,441	$2,605,837
Audit-Related Fees (2)	66,000	95,500
Tax Fees (3)	458,104	433,413
All Other Fees (4)	2,500	3,000

TOTAL	$3,786,045	$3,137,750

(1)	“Audit Fees” include the aggregate fees incurred for professional services rendered by Ernst & Young LLP for the review of Argo Group’s quarterly reports for 2012 and 2013 and its fee for the audit of Argo Group’s annual consolidated financial statements for the years ended December 31, 2012 and 2013. “Audit Fees” also include fees incurred for professional services related to other statutory and regulatory filings and comfort letters and consents related to registration statements filed with the Securities and Exchange Commission. The fees include Ernst & Young LLP’s estimate of unbilled fees related to services for 2012 and 2013.
(2)	“Audit-Related Fees” include fees incurred for assurance and related services that are reasonably related to the performance of the audit and not included in the “Audit Fees” described above. These services include audits of the employee benefits plans in 2012 and 2013.
(3)	“Tax Fees” are fees incurred for Ernst & Young LLP’s tax services, which include tax planning, advice and assistance for Argo Group regarding statutory, regulatory or administrative developments and other international, federal, state and local issues and non-income tax minimization and planning.
(4)	“All Other Fees” includes fees for services related to the purchase of online accounting research software and for permitted advisory services related to regulatory matters in 2012 and 2013.

Argo Group Pre-Approval Process

All services provided by Ernst & Young LLP to Argo Group in 2012 and in 2013 were permissible under applicable laws and regulations and were specifically pre-approved by the Audit Committee of Argo Group, as required under its charter. The Audit Committee can delegate authority to subcommittees or an individual committee member to approve services by Ernst & Young in the event there is a need for such approval prior to the next full Audit Committee meeting. A full report of such interim approvals, if any, is required to be given at the next Audit Committee meeting.

FORM 10-K AND PROXY AVAILABILITY

As permitted by rules adopted by the SEC and by the statutory provisions of the Companies Act 1981 of Bermuda, Argo Group is making this proxy statement, the proxy card and the annual report to shareholders (the “proxy materials”) available to shareholders electronically via the Internet.

A Notice that includes instructions on how to access and review the proxy materials and how to submit your proxy online will be mailed to shareholders beginning on or about March 12, 2014. Shareholders may request a printed copy of the proxy materials by following the instructions included in the Notice. In addition Argo Group will post copies of the 2013 Annual Report on Form 10-K and this proxy statement on its web site at www.argolimited.com. The reference to Argo Group’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

The Company’s Annual Report contains financial and other information about the Company, but is not incorporated into this Proxy Statement and is not to be considered a part of these proxy-soliciting materials or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act. The information contained in the “Human Resources Committee Report” and the Audit Committee’s report to the Board of Directors shall not be deemed filed with the Securities and Exchange Commission or subject to Regulations 14A or 14C or to the liabilities of the Section 18 of the Exchange Act, and shall not be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “1933 Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SHAREHOLDER PROPOSALS FOR 2015 ANNUAL GENERAL MEETING

Under SEC rules and our Bye-Laws, shareholders must follow certain prescribed procedures to introduce an item of business at an annual general meeting.

Under these procedures, if a shareholder desires to present a proposal for inclusion in our 2015 Proxy Statement, such shareholder must submit the proposal in writing to us for receipt not later than November 12, 2014. Proposals must comply with the proxy rules relating to shareholder proposals, in particular Rule 14a-8 under the Exchange Act, to be included in our 2015 proxy materials.

Shareholders who wish to submit a proposal for consideration at our 2015 Annual General Meeting, but who do not wish to submit a proposal for inclusion in our proxy materials pursuant to Rule 14a-8 under the Exchange Act, should deliver a copy of their proposal to us for receipt not later than 60 days prior to the date of our 2015 Annual General Meeting (such deadline currently expected to be on or about March 6, 2015). Any such notice must also meet certain other requirements specified in our Bye-Laws.

In either case, proposals should be delivered to Argo Group International Holdings, Ltd. c/o David J. Doyle, Secretary, Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

You may obtain a copy of Argo Group’s Bye-Laws by writing to our Secretary at the above address.

By Order of the Board of Directors

David J. Doyle

Secretary

March 7, 2014

APPENDIX I

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

2014 LONG-TERM INCENTIVE PLAN

ARTICLE I

PURPOSE

The purposes of this Argo Group International Holdings, Ltd. 2014 Long-Term Incentive Plan are to foster and promote the long-term financial success of the Company by (a) means of long-term performance-related incentives, (b) encouraging and providing for the acquisition of an ownership interest in the Company by key employees and service providers of the Company and (c) enabling the Company to attract and retain qualified and competent persons to serve as members of a management team and the Board upon whose judgment, interest and performance are required for the successful and sustained operations of the Company. The Plan is effective as of the date set forth in Article XVI.

ARTICLE II

DEFINITIONS

For purposes of the Plan, the following terms shall have the following meanings:

2.1 “Affiliate” means each of the following: (a) any Subsidiary; (b) any Parent; (c) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which is directly or indirectly controlled 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company or one of its Affiliates; (d) any trade or business (including, without limitation, a partnership or limited liability company) which directly or indirectly controls 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) of the Company; and (e) any other entity in which the Company or any of its Affiliates has a material equity interest and which is designated as an “Affiliate” by resolution of the Committee; provided that, unless otherwise determined by the Committee, the Common Stock subject to any Award constitutes “service recipient stock” for purposes of Section 409A of the Code or otherwise does not subject the Award to Section 409A of the Code.

2.2 “Award” means any award under the Plan of any Stock Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Award, Other Stock-Based Award or Other Cash-Based Award. All Awards shall be granted by, confirmed by, and subject to the terms of, a written agreement executed by the Company and the Participant.

2.3 “Award Agreement” means the written or electronic agreement setting forth the terms and conditions applicable to an Award.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Cause” means, unless otherwise provided in the applicable Award Agreement, with respect to a Participant’s Termination of Employment or Termination of Consultancy, the following: (a) in the case where there is no employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award (or where there is such an agreement but it does not define “cause” (or words of like import)), termination due to a Participant’s dishonesty, fraud, moral turpitude, willful misconduct, refusal to perform the Participant’s duties or responsibilities for any reason other than illness or incapacity or continued failure to perform the Participant’s duties for the Company or an Affiliate, in each case, as determined by the Committee in its good faith discretion; or (b) in the case where there is an employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the

Award that defines “cause” (or words of like import), “cause” as defined under such agreement; provided, however, that with regard to any agreement under which the definition of “cause” only applies on occurrence of a change in control, such definition of “cause” shall not apply until a change in control actually takes place and then only with regard to a termination thereafter. With respect to a Participant’s Termination of Directorship, “cause” means an act or failure to act that constitutes cause for removal of a director under applicable law.

2.6 “Change in Control” has the meaning set forth in Section 12.2.

2.7 “Code” means the Internal Revenue Code of 1986, as amended. Any reference to any section of the Code shall also be a reference to any successor provision and any treasury regulation promulgated thereunder.

2.8 “Committee” means the Human Resources Committee or such other committee of the Board duly authorized by the Board to administer the Plan. If no committee is duly authorized by the Board to administer the Plan, the term “Committee” shall be deemed to refer to the Board for all purposes under the Plan.

2.9 “Common Stock” means the common stock, $1.00 par value per share, of the Company.

2.10 “Company” means Argo Group International Holdings, Ltd., a Bermuda exempt holding company, and its successors by operation of law.

2.11 “Consultant” means any natural person who is an advisor or consultant to the Company or its Affiliates.

2.12 “Covered Employee” shall mean any Employee who is a “covered employee” within the meaning of Section 162(m) of the Code.

2.13 “Disability” means, unless otherwise provided in the applicable Award Agreement, with respect to a Participant’s Termination, a permanent and total disability as defined in Section 22(e)(3) of the Code. A Disability shall only be deemed to occur at the time of the determination by the Committee of the Disability. Notwithstanding the foregoing, for Awards that are subject to Section 409A of the Code, Disability shall mean that a Participant is disabled under Section 409A(a)(2)(C)(i) or (ii) of the Code.

2.14 “Effective Date” means the effective date of the Plan as defined in Article XVI.

2.15 “Eligible Employees” means each employee of the Company or an Affiliate.

2.16 “Eligible Individual” means an Eligible Employee, Non-Employee Director or Consultant who is designated by the Committee in its discretion as eligible to receive Awards subject to the conditions set forth herein.

2.17 “Exchange Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the Exchange Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.18 “Fair Market Value” means, for purposes of the Plan, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, as of any date and except as provided below: (a) the last sales price reported for the Common Stock on the applicable date selected by the Committee as reported on the principal national securities exchange in the United States on which it is then traded or (b) if the Common Stock is not traded, listed or otherwise reported or quoted, the Committee shall determine in good faith the Fair Market Value in whatever manner it considers appropriate taking into account, where applicable, the requirements of Section 409A of the Code. For purposes of the grant of any Award, the applicable date shall be the trading day of the date of grant, the trading date immediately prior to the date of grant on which the Award is granted or any other day or dates selected by the Committee. For purposes of the exercise of any Award, the applicable date shall be the date a notice of exercise is received by the Company or, if not a day on which the applicable market is open, the next day that it is open.

2.19 “Family Member” means “family member” as defined in Section A.1.(a)(5) of the general instructions of Form S-8.

2.20 “Incentive Stock Option” means any Stock Option awarded to an Eligible Employee of the Company, its Subsidiaries and its Parents (if any) under the Plan intended to be and designated as an “Incentive Stock Option” within the meaning of Section 422 of the Code.

2.21 “Non-Employee Director” means a director or a member of the Board of the Company or any Affiliate who is not an active employee of the Company or any Affiliate.

2.22 “Non-Qualified Stock Option” means any Stock Option awarded under the Plan that is not an Incentive Stock Option.

2.23 “Other Cash-Based Award” means an Award granted pursuant to Section 11.3 of the Plan and denominated in cash at such time or times and subject to such terms and conditions as determined by the Committee in its sole discretion.

2.24 “Other Extraordinary Event” has the meaning set forth in Section 4.2(b).

2.25 “Other Stock-Based Award” means an Award under Article XI of the Plan that is valued in whole or in part by reference to, or is denominated in or otherwise based on, Common Stock.

2.26 “Parent” means any parent corporation of the Company within the meaning of Section 424(e) of the Code.

2.27 “Participant” means an Eligible Individual to whom an Award has been granted pursuant to the Plan.

2.28 “Performance Award” means an Award granted to a Participant pursuant to Article X hereof contingent upon achieving certain Performance Goals and which may be denominated in shares of Common Stock or cash (regardless of the form of payment).

2.29 “Performance-Based Compensation” shall mean any compensation that is intended to qualify as “performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

2.30 “Performance Goals” means goals established by the Committee as contingencies for Awards to vest and become exercisable or distributable based on one or more of the performance goals set forth in Exhibit A hereto.

2.31 “Performance Period” means the designated period during which the Performance Goals must be satisfied with respect to the Award to which the Performance Goals relate.

2.32 “Plan” means this Argo Group International Holdings, Ltd. 2014 Long-Term Incentive Plan, as amended from time to time.

2.33 “Prior Plan” has the meaning set forth in Section 4.1.

2.34 “Proceeding” has the meaning set forth in Section 15.8.

2.35 “Restricted Stock Award” or “Restricted Stock” means an Award of under Article VIII of the Plan that is subject to certain restrictions and may be subject to risk of forfeiture or repurchase.

2.36 “Restricted Stock Unit Award” or “RSU Award” means a contractual right awarded under Article IX of the Plan to receive cash or shares of Common Stock.

2.37 “Restriction Period” has the meaning set forth in Section 8.3(a).

2.38 “Rule 16b-3” means Rule 16b-3 under Section 16(b) of the Exchange Act as then in effect or any successor provision.

2.39 “Section 4.2 Event” has the meaning set forth in Section 4.2(b).

2.40 “Section 162(m) of the Code” means the exception for performance-based compensation under Section 162(m) of the Code and any applicable treasury regulations thereunder.

2.41 “Section 409A of the Code” means the nonqualified deferred compensation rules under Section 409A of the Code and any applicable treasury regulations and other official guidance thereunder.

2.42 “Securities Act” means the Securities Act of 1933, as amended and all rules and regulations promulgated thereunder. Reference to a specific section of the Securities Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.43 “Share Reserve” has the meaning set forth in Section 4.1.

2.44 “Stock Appreciation Right” or “SAR” shall mean the right pursuant to an Award granted under Article VII.

2.45 “Stock Option” or “Option” means any option to purchase shares of Common Stock granted to Eligible Individuals granted pursuant to Article VI.

2.46 “Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

2.47 “Ten Percent Shareholder” means a person owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, its Subsidiaries or its Parent.

2.48 “Termination” means a Termination of Consultancy, Termination of Directorship or Termination of Employment, as applicable.

2.49 “Termination of Consultancy” means: (a) that the Consultant is no longer acting as a consultant to the Company or an Affiliate; or (b) when an entity which is retaining a Participant as a Consultant ceases to be an Affiliate unless the Participant otherwise is, or thereupon becomes, a Consultant to the Company or another Affiliate at the time the entity ceases to be an Affiliate. In the event that a Consultant becomes an Eligible Employee or a Non-Employee Director upon the termination of such Consultant’s consultancy, unless otherwise determined by the Committee, in its sole discretion, no Termination of Consultancy shall be deemed to occur until such time as such Consultant is no longer a Consultant, an Eligible Employee or a Non-Employee Director. Notwithstanding the foregoing, the Committee may otherwise define Termination of Consultancy in the Award Agreement or, if no rights of a Participant are reduced, may otherwise define Termination of Consultancy thereafter, provided that any such change to the definition of the term “Termination of Consultancy” does not subject the applicable Award to Section 409A of the Code.

2.50 “Termination of Directorship” means that the Non-Employee Director has ceased to be a director of the Company; except that if a Non-Employee Director becomes an Eligible Employee or a Consultant upon the termination of such Non-Employee Director’s directorship, unless otherwise determined by the Committee, in its sole discretion, such Non-Employee Director’s ceasing to be a director of the Company shall not be treated as a Termination of Directorship unless and until the Participant has a Termination of Employment or Termination of Consultancy, as the case may be.

2.51 “Termination of Employment” means: (a) a termination of employment (for reasons other than a military or personal leave of absence granted by the Company) of a Participant from the Company and its Affiliates; or (b) when an entity which is employing a Participant ceases to be an Affiliate, except as otherwise determined by the Committee, unless the Participant otherwise is, or thereupon becomes, employed by the Company or another Affiliate at the time the entity ceases to be an Affiliate. In the event that an Eligible Employee becomes a Consultant or a Non-Employee Director upon the termination of such Eligible Employee’s employment, unless otherwise determined by the Committee, in its sole discretion, no Termination of Employment shall be deemed to occur until such time as such Eligible Employee is no longer an Eligible Employee, a Consultant or a Non-Employee Director. Notwithstanding the foregoing, the Committee may otherwise define Termination of Employment in the Award Agreement or, if no rights of a Participant are reduced, may otherwise define Termination of Employment thereafter, provided that any such change to the definition of the term “Termination of Employment” does not subject the applicable Award to Section 409A of the Code.

2.52 “Transfer” means: (a) when used as a noun, any direct or indirect transfer, sale, assignment, pledge, hypothecation, encumbrance or other disposition (including the issuance of equity in any entity), whether for value or no value and whether voluntary or involuntary (including by operation of law), and (b) when used as a verb, to directly or indirectly transfer, sell, assign, pledge, encumber, charge, hypothecate or otherwise dispose of (including the issuance of equity in any entity) whether for value or for no value and whether voluntarily or involuntarily (including by operation of law). “Transferred” and “Transferable” shall have a correlative meaning.

ARTICLE III

ADMINISTRATION

3.1 The Committee. The Plan shall be administered and interpreted by the Committee. To the extent required by applicable law, rule or regulation, it is intended that each member of the Committee shall qualify as (a) a “non-employee director” under Rule 16b-3, (b) an “outside director” under Section 162(m) of the Code and (c) an “independent director” under the rules of any national securities exchange or national securities association, as applicable. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify.

3.2 Grants of Awards. The Committee shall have full authority to grant, pursuant to the terms of the Plan, to Eligible Individuals: (i) Stock Options, (ii) Stock Appreciation Rights, (iii) Restricted Stock Awards, (iv) RSU Awards, (v) Performance Awards; (vi) Other Stock-Based Awards; and (vii) Other Cash-Based Awards. In particular, the Committee shall have the authority:

(a) to select the Eligible Individuals to whom Awards may from time to time be granted hereunder;

(b) to determine whether and to what extent Awards, or any combination thereof, are to be granted hereunder to one or more Eligible Individuals;

(c) to determine the number of shares of Common Stock to be covered by each Award granted hereunder;

(d) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder (including, but not limited to, the exercise or purchase price (if any), any restriction or limitation, any vesting schedule or acceleration thereof, or any forfeiture restrictions or waiver thereof, regarding any Award and the shares of Common Stock relating thereto, based on such factors, if any, as the Committee shall determine, in its sole discretion);

(e) to determine the amount of cash to be covered by each Award granted hereunder;

(f) to determine whether, to what extent and under what circumstances grants of Options and other Awards under the Plan are to operate on a tandem basis and in conjunction with or apart from other awards made by the Company outside of the Plan;

(g) to determine whether and under what circumstances a Stock Option or SAR may be settled in cash, Common Stock, Restricted Stock Awards or any combination thereof under Section 6.3(d);

(h) to determine whether a Stock Option is an Incentive Stock Option or Non-Qualified Stock Option;

(i) to determine whether to require a Participant, as a condition of the granting of any Award, to not sell or otherwise dispose of shares of Common Stock acquired pursuant to the exercise of an Award for a period of time as determined by the Committee, in its sole discretion, following the date of the acquisition of such Award;

(j) to modify, extend or renew an Award, subject to Article XIII and Sections 6.3(l) and 7.2(a), provided, however, that such action does not subject the Award to Section 409A of the Code without the consent of the Participant; and

(k) solely to the extent permitted by applicable law, to determine whether, to what extent and under what circumstances to provide loans (which may be on a recourse basis and shall bear interest at the rate the Committee shall provide) to Participants in order to exercise Options under the Plan.

3.3 Guidelines.

(a) Subject to Article XIII hereof, the Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan and perform all acts, including the delegation of its responsibilities (to the extent permitted by applicable law and applicable stock exchange rules), as it shall, from time to time, deem advisable; to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any agreement relating thereto in the manner and to the extent it shall deem necessary to effectuate the purpose and intent of the Plan. The Committee may adopt special guidelines and provisions for persons who are residing in or employed in, or subject to, the taxes of, any domestic or foreign jurisdictions to comply with applicable tax and securities laws of such domestic or foreign jurisdictions. No action of the Committee under this Section 3.3 shall materially impair the rights of any Participant without the Participant’s consent.

(b) Although the Committee may consider preserving tax deductibility as one objective in administering the Plan, that objective shall only be one consideration among the other objectives of the Plan, including the ability of the Plan to support the Company’s strategy and the long-term interests of the Company’s stockholders. As such, the Committee may authorize awards under the Plan that are not fully tax deductible under Section 162(m) of the Code. Because the Company is a Bermuda domiciled company, a majority of the Company’s executive officers’ base salaries is not currently considered U.S. compensation and therefore the provisions of Section 162(m) of the Code may have limited effect on the Company since Section 162(m) of the Code only applies to limit deductions for expenses that are otherwise deductible in the United States and are not considered to be “performance-based compensation.” To the extent applicable, the Plan is intended to comply with the applicable requirements of Rule 16b-3, and with respect to Awards intended to be “performance-based,” the applicable provisions of Section 162(m) of the Code, and the Plan shall be limited, construed and interpreted in a manner so as to comply therewith.

3.4 Decisions Final. Any decision, interpretation or other action made or taken in good faith by or at the direction of the Company, the Board or the Committee (or any of its members) arising out of or in connection with the Plan shall be within the absolute discretion of all and each of them, as the case may be, and shall be final, binding and conclusive on the Company and all employees and Participants and their respective heirs, executors, administrators, successors and assigns.

3.5 Procedures. If the Committee is appointed, the Board shall designate one of the members of the Committee as chairman and the Committee shall hold meetings, subject to the Bye-Laws of the Company, at such times and places as it shall deem advisable, including, without limitation, by telephone conference or by written consent to the extent permitted by applicable law. A majority of the Committee members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by all of the Committee members in accordance with the Bye-Laws of the Company, shall be fully effective as if it had been made by a vote at a meeting duly called and held. The Committee shall keep minutes of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

3.6 Delegation of Authority. To the extent permitted by applicable law or the rules of any applicable securities exchange or automated quotation system on which the shares of Common Stock are listed, quoted or traded, the Board or Committee may from time to time delegate to a committee of one or more members of the Board or to the Chief Executive Officer the authority to grant or amend Awards or to take other administrative actions pursuant to this Article III; provided, however, that in no event shall the Chief Executive Officer be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, (b) Covered Employees with respect to Awards intended to constitute Performance-Based Compensation, or (c) himself or herself; provided further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under Section 162(m) of the Code (to the extent the applicable Award is intended to comply with Section 162(m) of the Code) and applicable securities laws or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 3.6 shall serve in such capacity at the pleasure of the Board and the Committee.

3.7 Designation of Consultants/Liability.

(a) The Committee may designate employees of the Company and professional advisors to assist the Committee in the administration of the Plan and (to the extent permitted by applicable law and applicable exchange rules) may grant authority to officers to grant Awards and execute agreements or other documents on behalf of the Committee.

(b) The Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. Expenses incurred by the Committee or the Board in the engagement of any such counsel, consultant or agent shall be paid by the Company. The Committee, its members and any person designated pursuant to sub-section (a) above shall not be liable for any action or determination made in good faith with respect to the Plan. To the maximum extent permitted by applicable law, no officer of the Company or member or former member of the Committee or of the Board shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under it.

3.8 Indemnification. To the maximum extent permitted by applicable law and the Certificate of Incorporation and Bye-Laws of the Company and to the extent not covered by insurance directly insuring such person, each officer or employee of the Company or any Affiliate and member or former member of the Committee or the Board shall be indemnified and held harmless by the Company against any cost or expense (including reasonable fees of counsel reasonably acceptable to the Committee) or liability (including any sum paid in settlement of a claim with the approval of the Committee), and advanced amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with the administration of the Plan, except to the extent arising out of such officer’s, employee’s, member’s or former member’s own fraud or bad faith. Such indemnification shall be in addition to any right of indemnification the employees, officers, directors or members or former officers, directors or members may have under applicable law or under the Certificate of Incorporation or Bye-Laws of the Company or any Affiliate. Notwithstanding anything else herein, this indemnification will not apply to the actions or determinations made by an individual with regard to Awards granted to such individual under the Plan.

ARTICLE IV

SHARE LIMITATION

4.1 Shares. (a) Share Reserve. Subject to any increase or decrease pursuant to Section 4.2, the aggregate number of shares of Common Stock that may be issued or used for reference purposes, or with respect to which Awards may be granted, under the Plan shall not exceed the sum of (i) 2,800,000 and (ii) the number of shares of Common Stock available for grant under 2007 Long Term Incentive Plan (“Prior Plan”) as of the Effective Date, as determined below (the “Residual 2007 Shares”) (such aggregate number, the “Share Reserve”). For this purpose, the Residual 2007 Shares shall equal the 1,789,004 shares of Common Stock available for grant under the Prior Plan on December 31, 2013 reduced by the number of shares of Common Stock subject to awards granted under the Prior Plan after December 31, 2013 but before the Effective Date and increased by the number of shares of Common Stock subject to any award granted under the Prior Plan that expires, terminates or is cash-settled or canceled for any reason after December 31, 2013 and before the Effective Date. Shares of Common Stock issued hereunder may be either authorized and unissued Common Stock or Common Stock held in or acquired for the treasury of the Company or both. Any shares of Common Stock that are subject to Options or Stock Appreciation Rights shall be counted against the Share Reserve as one (1) share for every one (1) share granted, and any shares of Common Stock that are subject to Restricted Stock, Restricted Stock Unit Awards, Performance Awards or Other Stock-Based Awards (“Full-Value Awards”) shall be counted against the Share Reserve as two and three-quarter (2.75) shares for every one (1) share granted.

(b) Substitute Awards; Use of Shares Under Acquired Company Plans. Shares of Common Stock issued under Awards granted upon the assumption, substitution of exchange for previously granted awards of a company acquired by the Company shall not reduce the Share Reserve. In addition, the Company may issue Awards under the Plan without reduction to the Share Reserve with respect to shares available under an equity incentive plan maintained by a company acquired by the Company in a corporate transaction, as appropriately adjusted to reflect such transaction pursuant to Section 4.2 (subject to all applicable stock exchange listing requirements). The maximum number of shares of Common Stock with respect to which Incentive Stock Options may be granted under the Plan shall equal the Share Reserve without regard to adjustments under Section 4.1(c).

(c) Permitted Addbacks to Share Reserve; Certain Limitations Relating to Options and SARs. If any Option or Stock Appreciation Right granted under the Plan expires, terminates or is cash-settled or canceled for any reason without having been exercised in full, or any option or stock appreciation right granted under the Prior Plan and outstanding on the Effective Date, expires, terminates or is cash-settled or canceled for any reason without having been exercised in full, the number of shares of Common Stock underlying any such Award or award under the Prior Plan shall again be available for the purpose of Awards under the Plan. If any Full-Value Awards granted under the Plan, or any awards other than options or stock appreciation rights granted under the Prior Plan and outstanding on the Effective Date, are forfeited or cash-settled for any reason, or if minimum statutorily required withholding obligations with respect to such Full-Value Awards or awards other than options or stock appreciation rights under the Prior Plan are satisfied by withholding shares of Common Stock or the delivery of shares of Common Stock already owned, the number of such forfeited, cash-settled, withheld or delivered shares of Common Stock shall again be available for purposes of Awards under the Plan. Notwithstanding anything to the contrary contained herein, the following shares of Common Stock shall not be added to the Share Reserve: (i) shares of Common Stock tendered by the Participant or withheld by the Company in payment of the purchase price of an Option under the Plan or an option outstanding on the Effective Date under the Prior Plan, (ii) shares of Common Stock tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to Options or Stock Appreciation Rights under the Plan or options or stock appreciation rights outstanding on the Effective Date under the Prior Plan, (iii) shares of Common Stock subject to a Stock Appreciation Right under the Plan or a stock appreciation right outstanding on the Effective Date under the Prior Plan that are not issued in connection with its stock settlement on exercise thereof, and (iv) shares of Common Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options under the Plan or, options outstanding on the Effective Date under the Prior Plan.

(d) Share Counting for Shares Added Back. Any shares of Common Stock that again become available for Awards under the Plan pursuant to the foregoing Section 4.1(c) shall be added as (i) one (1) share of Common Stock for every one (1) share subject to Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under the Prior Plan, and (ii) as two and three-quarter (2.75) shares of Common Stock for every one (1) Share subject to Full-Value Awards granted under the Plan or the Prior Plan.

(e) Individual Participant Limitations. To the extent required by Section 162(m) of the Code for Awards under the Plan intended to qualify as Performance-Based Compensation the following individual Participant limitations shall only apply (or two times such applicable amount limitations with respect to the year in which the Participant commences employment):

(i) The maximum number of shares of Common Stock subject to any Award of Stock Options or Stock Appreciation Rights that may be granted under the Plan during any fiscal year of the Company to any Participant shall be 2 million shares, and the maximum number of shares of Common Stock subject to any Award of Restricted Stock, Restricted Stock Unit or Other Stock-Based Awards for which the grant of such Award or the lapse of the relevant Restriction Period is subject to the attainment of Performance Goals in accordance with Section 8.3(a)(ii) which may be granted under the Plan during any fiscal year of the Company to any Participant shall be 1 million shares per type of such Award (each which shall be subject to any further increase or decrease pursuant to Section 4.2).

(ii) There are no annual individual share limitations applicable to Participants with respect to which Restricted Stock Awards, Restricted Stock Unit Awards or Other Stock-Based Awards for which the grant, vesting or payment (as applicable) of any such Award is not intended to qualify as Performance-Based Compensation and is not subject to the attainment of Performance Goals.

(iii) The maximum number of shares of Common Stock subject to any Performance Award denominated in shares intended to qualify as Performance-Based Compensation, which may be earned under the Plan during any twelve (12)-month period shall be 1 million shares (which shall be subject to any further increase or decrease pursuant to Section 4.2).

(iv) The maximum value of a cash payment earned during any twelve (12)-month period with respect to a Performance Award or An Other Cash-Based Award denominated in cash intended to qualify as Performance-Based Compensation shall be $7.5 million.

(v) The individual Participant limitations set forth in this Section 4.1(d) (other than Section 4.1(d)(iii)) shall be cumulative; that is, to the extent that shares of Common Stock for which Awards are permitted to be granted to a Participant during a fiscal year are not covered by an Award to such Participant in a fiscal year, the number of shares of Common Stock available for Awards to such Participant shall automatically increase in the subsequent fiscal years during the term of the Plan until used.

(vi) Notwithstanding anything to the contrary, the maximum grant date fair value of any Award granted to any Non-Employee Director during any calendar year shall not exceed $500,000, such limit which, for the avoidance of doubt, applies to Awards granted under this Plan only and does not include shares of Common Stock granted in lieu of all or any portion of such Non-Employee Director’s cash retainer fees.

4.2 Changes.

(a) The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the shareholders of the Company to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger or consolidation of the Company or any Affiliate, (iii) any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock, (iv) the dissolution or liquidation of the Company or any Affiliate, (v) any sale or transfer of all or part of the assets or business of the Company or any Affiliate or (vi) any other corporate act or proceeding.

(b) Subject to the provisions of Section 12.1, if there shall occur any change in the capital structure of the Company by reason of any stock split, reverse stock split, stock dividend, subdivision, combination or reclassification of shares of Common Stock that may be issued under the Plan, any recapitalization, any merger, any consolidation, any spin off, any reorganization or any partial or complete liquidation, or any other corporate transaction or event having an effect similar to any of the foregoing (a “Section 4.2 Event”), then (i) the aggregate number and kind of shares of Common Stock that thereafter may be issued under the Plan, (ii) the number and kind of shares of Common Stock or other property (including cash) to be issued upon exercise of an outstanding Award granted under the Plan, and (iii) the purchase price thereof shall be appropriately adjusted. In addition, subject to Section 12.1, if there shall occur any change in the capital structure or the business of the Company that is not a Section 4.2 Event (an “Other Extraordinary Event”), including by reason of any extraordinary dividend (whether cash or stock), any conversion, any adjustment, any issuance of any class of securities convertible or exercisable into, or exercisable for, any class of stock, or any sale or transfer of all or substantially all of the Company’s assets or business, then the Committee shall adjust any Award and make such other adjustments to the Plan as the Committee deems is equitable to prevent enlargement or dilution of rights or obligations under outstanding Awards. Any adjustment pursuant to this Section 4.2 shall be consistent with the applicable Section 4.2 Event or the applicable Other Extraordinary Event, as the case may be, and in such manner as the Committee may, in its sole discretion, deem appropriate and equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, Participants under the Plan. Any such adjustment determined by the Committee shall be final, binding and conclusive on the Company and all Participants and their respective heirs, executors, administrators, successors and permitted assigns. Except as expressly provided in this Section 4.2 or in the applicable Award Agreement, a Participant shall have no rights by reason of any Section 4.2 Event or any Other Extraordinary Event.

(c) Fractional shares of Common Stock resulting from any adjustment in Awards pursuant to Section 4.2(a) or 4.2(b) shall be aggregated until, and eliminated at, the time of settlement by rounding-down for fractions less than one-half and rounding-up for fractions equal to or greater than one-half. No cash settlements shall be made with respect to fractional shares eliminated by rounding. Notice of any adjustment shall be given by the Committee to each Participant whose Award has been adjusted and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of the Plan.

4.3 Minimum Purchase Price. Notwithstanding any provision of the Plan to the contrary, if authorized but previously unissued shares of Common Stock are issued under the Plan, such shares shall not be issued for a consideration that is less than as permitted under applicable law.

ARTICLE V

ELIGIBILITY

5.1 General Eligibility. All current and prospective Eligible Individuals are eligible to be granted Awards. Eligibility for the grant of Awards and actual participation in the Plan shall be determined by the Committee in its sole discretion.

5.2 Incentive Stock Options. Notwithstanding the foregoing, only Eligible Employees of the Company, its Subsidiaries and its Parent (if any) are eligible to be granted Incentive Stock Options under the Plan. Eligibility for the grant of an Incentive Stock Option and actual participation in the Plan shall be determined by the Committee in its sole discretion.

5.3 General Requirement. The vesting and exercise of Awards granted to a prospective Eligible Individual are conditioned upon such individual actually becoming an Eligible Employee, Consultant or Non-Employee Director, respectively.

ARTICLE VI

STOCK OPTIONS

6.1 Grant of Stock Options. The Committee is authorized to grant Awards of Stock Options to Eligible Individuals from time to time, in its sole discretion. Stock Options may be granted alone or in addition to other Awards granted under the Plan. The Committee shall determine the Eligible Individuals, to whom, and the time or times at which, grants of Stock Options shall be made, the amount of consideration for any Stock Options, including no consideration or such minimum consideration as may be required by applicable law, the number of shares of Common Stock pursuant to such Stock Options to be awarded, the time or times within which such Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Stock Options. The Committee may condition the grant or vesting of Stock Options upon the attainment of specified performance targets (including, the Performance Goals) or such other factor as the Committee may determine in its sole discretion. Each Stock Option granted under the Plan shall be of one of two types: (a) an Incentive Stock Option or (b) a Non-Qualified Stock Option.

6.2 Grants. The Committee shall have the authority to grant to any Eligible Employee one or more Incentive Stock Options, Non-Qualified Stock Options, or both types of Stock Options. The Committee shall have the authority to grant any Consultant or Non-Employee Director one or more Non-Qualified Stock Options. To the extent that any Stock Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Stock Option or the portion thereof which does not so qualify shall constitute a separate Non-Qualified Stock Option.

6.3 Terms and Conditions. Options granted under the Plan shall be subject to the following terms and conditions and shall be in such form and contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable:

(a) Exercise Price. The exercise price per share of Common Stock subject to a Stock Option shall be determined by the Committee at the time of grant, provided that the per share exercise price of a Stock Option shall not be less than 100% (or, in the case of an Incentive Stock Option granted to a Ten Percent Shareholder, 110%) of the Fair Market Value of the Common Stock at the time of grant; provided that this Section 6.3(a) shall not apply to stock options assumed by the Company or substituted for Awards in a corporate transaction.

(b) Stock Option Term. The term of each Stock Option shall be fixed by the Committee, provided that no Stock Option shall be exercisable more than seven (7) years after the date the Option is granted; and provided further that the term of an Incentive Stock Option granted to a Ten Percent Shareholder shall not exceed five (5) years.

(c) Exercisability. Unless otherwise provided by the Committee in accordance with the provisions of this Section 6.3, Stock Options granted under the Plan shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at the time of grant. If the Committee provides, in its discretion, that any Stock Option is exercisable subject to certain limitations (including, without limitation, that such Stock Option is exercisable only in installments or within certain time periods), the Committee may waive such limitations on the exercisability at any time at or after the time of grant in whole or in part (including, without limitation, waiver of the installment exercise provisions or acceleration of the time at which such Stock Option may be exercised), based on such factors, if any, as the Committee shall determine, in its sole discretion.

(d) Method of Exercise. Subject to whatever installment exercise and waiting period provisions apply under Section 6.3(c), to the extent vested, Stock Options may be exercised in whole or in part at any time during the Option term, by giving written notice of exercise to the Company specifying the number of shares of Common Stock to be purchased. Such notice shall be accompanied by payment in full of the purchase price as follows: (i) in cash or by check, bank draft or money order payable to the order of the Company; (ii) solely to the extent permitted by applicable law, if the Common Stock is traded on a national securities exchange, and the Committee authorizes, through a procedure whereby the Participant delivers irrevocable instructions to a broker reasonably acceptable to the Committee to deliver promptly to the Company an amount equal to the purchase price; or (iii) on such other terms and conditions as may be acceptable to the Committee (including, without limitation, having the Company withhold shares of Common Stock issuable upon exercise of the Stock Option, or by payment in full or in part in the form of Common Stock owned by the Participant, based on the Fair Market Value of the Common Stock on the payment date as determined by the Committee). No shares of Common Stock shall be issued until payment therefor, as provided herein, has been made or provided for.

(e) Non-Transferability of Options. No Stock Option shall be Transferable by the Participant other than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable, during the Participant’s lifetime, only by the Participant. Notwithstanding the foregoing, the Committee may determine, in its sole discretion, at the time of grant or thereafter that a Non-Qualified Stock Option that is otherwise not Transferable pursuant to this Section is Transferable to a Family Member for no consideration in whole or in part and in such circumstances, and under such conditions, as specified by the Committee. A Non-Qualified Stock Option that is Transferred to a Family Member pursuant to the preceding sentence (i) may not be subsequently Transferred other than by will or by the laws of descent and distribution and (ii) remains subject to the terms of the Plan and the applicable Award Agreement. Any shares of Common Stock acquired upon the exercise of a Non-Qualified Stock Option by a permissible transferee of a Non-Qualified Stock Option or a permissible transferee pursuant to a Transfer after the exercise of the Non-Qualified Stock Option shall be subject to the terms of the Plan and the applicable Award Agreement.

(f) Termination by Death or Disability. Unless otherwise provided in the Award Agreement, or if no rights of the Participant are reduced, at any time after the grant, if a Participant’s Termination is by reason of death or Disability, all Stock Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination may be exercised by the Participant (or in the case of the Participant’s death, by the legal representative of the Participant’s estate) at any time within a period of one (1) year from the date of such Termination, but in no event beyond the expiration of the stated term of such Stock Options; provided, however, that, in the event of a Participant’s Termination by reason of Disability, if the Participant dies within such exercise period, all unexercised Stock Options held by such Participant shall thereafter be exercisable, to the extent to which they were exercisable at the time of death, for a period of one (1) year from the date of such death, but in no event beyond the expiration of the stated term of such Stock Options.

(g) Involuntary Termination Without Cause. Unless otherwise provided in the Award Agreement, or if no rights of the Participant are reduced, at any time after the grant, if a Participant’s Termination is by involuntary termination by the Company without Cause, all Stock Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination may be exercised by the Participant at any time within a period of ninety (90) days from the date of such Termination, but in no event beyond the expiration of the stated term of such Stock Options.

(h) Voluntary Resignation. Unless otherwise provided in the Award Agreement, or if no rights of the Participant are reduced, thereafter, if a Participant’s Termination is voluntary (other than a voluntary termination described in Section 6.3(i)(y) hereof), all Stock Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination may be exercised by the Participant at any time within a period of thirty (30) days from the date of such Termination, but in no event beyond the expiration of the stated term of such Stock Options.

(i) Termination for Cause. Unless otherwise provided in the Award Agreement, or if no rights of the Participant are reduced, thereafter, if a Participant’s Termination (x) is for Cause or (y) is a voluntary Termination (as provided in Section 6.3(h)) after the occurrence of an event that would be grounds for a Termination for Cause, all Stock Options, whether vested or not vested, that are held by such Participant shall thereupon terminate and expire as of the date of such Termination.

(j) Unvested Stock Options. Unless otherwise provided in the Award Agreement, or if no rights of the Participant are reduced, thereafter, Stock Options that are not vested as of the date of a Participant’s Termination for any reason shall terminate and expire as of the date of such Termination.

(k) Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined as of the time of grant) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an Eligible Employee during any calendar year under the Plan, any other stock option plan of the Company or both thereof, any Subsidiary or any Parent exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options. In addition, if an Eligible Employee does not remain employed by the Company, any Subsidiary or any Parent at all times from the time an Incentive Stock Option is granted until three (3) months prior to the date of exercise thereof (or such other period as required by applicable law), such Stock Option shall be treated as a Non-Qualified Stock Option. Should any provision of the Plan not be necessary in order for the Stock Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Committee may amend the Plan accordingly, without the necessity of obtaining the approval of the shareholders of the Company.

(l) Form, Modification, Extension and Renewal of Stock Options. Subject to the terms and conditions and within the limitations of the Plan, Stock Options shall be evidenced by such form of agreement or grant as is approved by the Committee, and the Committee may (i) modify, extend or renew outstanding Stock Options granted under the Plan (provided that the rights of a Participant are not reduced without such Participant’s consent and provided further that such action does not subject the Stock Options to Section 409A of the Code without the consent of the Participant), and (ii) accept the surrender of outstanding Stock Options (to the extent not theretofore exercised) and authorize the granting of new Stock Options in substitution therefor (to the extent not theretofore exercised). Notwithstanding the foregoing, an outstanding Option may not be modified to reduce the exercise price thereof, a new Option may not, at a lower exercise price, be substituted for a surrendered Option and an outstanding Option for which the exercise price is higher than the Fair Market Value of such Award may not be cancelled for cash or another Award (in each case, other than adjustments or substitutions in accordance with Section 4.2), unless any such action is approved by the shareholders of the Company.

(m) Deferred Delivery of Common Stock. The Committee may in its discretion permit Participants to defer delivery of Common Stock acquired pursuant to a Participant’s exercise of an Option in accordance with the terms and conditions established by the Committee in the applicable Award Agreement, which shall be intended to comply with the requirements of Section 409A of the Code where applicable.

(n) Early Exercise. The Committee may provide that a Stock Option include a provision whereby the Participant may elect at any time before the Participant’s Termination to exercise the Stock Option as to any part or all of the shares of Common Stock subject to the Stock Option prior to the full vesting of the Stock Option and such shares shall be subject to the provisions of Article VIII and be treated as Restricted Stock. Unvested shares of Common Stock so purchased may be subject to a repurchase option in favor of the Company or to any other restriction the Committee determines to be appropriate.

(o) Other Terms and Conditions. The Committee may include a provision in an Award Agreement providing for the automatic exercise of a Non-Qualified Stock Option on a cashless basis on the last day of the term of such Option if the Participant has failed to exercise the Non-Qualified Stock Option as of such date, with respect to which the Fair Market Value of the shares of Common Stock underlying the Non-Qualified Stock Option exceeds the exercise price of such Non-Qualified Stock Option on the date of expiration of such Option, subject to Section 15.4. Stock Options may contain such other provisions, which shall not be inconsistent with any of the terms of the Plan, as the Committee shall deem appropriate; provided, however, Options are not eligible for dividends or dividend equivalent rights.

ARTICLE VII

STOCK APPRECIATION RIGHTS

7.1 Grant of Stock Appreciation Rights . The Committee is authorized to grant Awards of Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion. Stock Appreciation Rights may be granted alone or in addition to other Awards granted under the Plan. The Committee shall determine the Eligible Individuals, to whom, and the time or times at which, grants of Stock Appreciation Rights shall be made, the amount of consideration for any Stock Appreciation Rights, including no consideration or such minimum consideration as may be required by applicable law, the number of shares of Common Stock subject to such Stock Appreciation Rights to be awarded, the time or times within which such Stock Appreciation Rights may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of Stock Appreciation Rights. The Committee may condition the grant or vesting of Stock Appreciation Rights upon the attainment of specified performance targets (including, the Performance Goals) or such other factor as the Committee may determine in its sole discretion.

7.2 Terms and Conditions. Stock Appreciation Rights granted hereunder shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, and the following:

(a) Exercise Price. The exercise price per share of Common Stock subject to a Stock Appreciation Right shall be determined by the Committee at the time of grant, provided that the per share exercise price of a Stock Appreciation Right shall not be less than 100% of the Fair Market Value of the Common Stock at the time of grant. Notwithstanding the foregoing, an outstanding Stock Appreciation Right may not be modified to reduce the exercise price thereof, a new Stock Appreciation Right may not, at a lower price, be substituted for a surrendered Stock Appreciation Right and an outstanding SAR for which the exercise price is higher than the Fair Market Value of such Award may not be cancelled for cash or another Award (other than adjustments or substitutions in accordance with Section 4.2), each unless such action is approved by the shareholders of the Company, provided that the exercise price of an outstanding Stock Appreciation Right that is granted in exchange for either an Option or a tandem Stock Appreciation Right that is granted subsequent to such Option may be less than Fair Market Value on the date of grant if the exercise price of such outstanding SAR is equal to the exercise price of such Option for which it was exchanged (or tandem Stock Appreciation Right, as applicable).

(b) Term. The term of each Stock Appreciation Right shall be fixed by the Committee, but shall not be greater than seven (7) years after the date the right is granted.

(c) Exercisability. Unless otherwise provided by the Committee in accordance with the provisions of this Section 7.2, Stock Appreciation Rights granted under the Plan shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at the time of grant. If the Committee provides, in its discretion, that any such right is exercisable subject to certain limitations (including, without limitation, that it is exercisable only in installments or within certain time periods), the Committee may waive such limitations on the exercisability at any time at or after grant in whole or in part (including, without limitation, waiver of the installment exercise provisions or acceleration of the time at which such right may be exercised), based on such factors, if any, as the Committee shall determine, in its sole discretion.

(d) Method of Exercise. Subject to whatever installment exercise and waiting period provisions apply under Section 7.2(c), Stock Appreciation Rights may be exercised in whole or in part at any time in accordance with the applicable Award Agreement, by giving written notice of exercise to the Company specifying the number of Stock Appreciation Rights to be exercised.

(e) Payment. Upon the exercise of a Stock Appreciation Right, a Participant shall be entitled to receive, for each right exercised, up to, but no more than, an amount in cash, Common Stock or both cash and Common

Stock (as chosen by the Committee in its sole discretion) equal in value to the excess of the Fair Market Value of one share of Common Stock on the date that the right is exercised over the exercise price of one share of Common Stock on the date that the right was awarded to the Participant.

(f) Termination. Unless otherwise provided in the applicable Award Agreement, upon a Participant’s Termination for any reason, Stock Appreciation Rights will remain exercisable following a Participant’s Termination on the same basis as Stock Options would be exercisable following a Participant’s Termination in accordance with the provisions of Sections 6.3(f) through 6.3(j).

(g) Non-Transferability. No Stock Appreciation Rights shall be Transferable by the Participant other than by will or by the laws of descent and distribution, and all such rights shall be exercisable, during the Participant’s lifetime, only by the Participant. Notwithstanding the foregoing, the Committee may determine, in its sole discretion, at the time of grant or thereafter that a Stock Appreciation Right that is otherwise not Transferable pursuant to this Section is Transferable to a Family Member for no consideration in whole or in part and in such circumstances, and under such conditions, as specified by the Committee. A Stock Appreciation Right that is Transferred to a Family Member pursuant to the preceding sentence (i) may not be subsequently Transferred other than by will or by the laws of descent and distribution and (ii) remains subject to the terms of the Plan and the applicable Award Agreement. Any Stock Appreciation Right acquired by a permissible transferee shall be subject to the terms of the Plan and the applicable Award Agreement.

7.3 Other Terms and Conditions. The Committee may include a provision in an Award Agreement providing for the automatic exercise of a Stock Appreciation Right on a cashless basis on the last day of the term of such Stock Appreciation Right if the Participant has failed to exercise the Stock Appreciation Right as of such date, with respect to which the Fair Market Value of the shares of Common Stock underlying the Stock Appreciation Right exceeds the exercise price of such Stock Appreciation Right on the date of expiration of such Stock Appreciation Right, subject to Section 15.4. Stock Appreciation Rights may contain such other provisions, which shall not be inconsistent with any of the terms of the Plan, as the Committee shall deem appropriate; provided, however, Stock Appreciation Rights are not eligible for dividends or dividend equivalent rights.

ARTICLE VIII

RESTRICTED STOCK

8.1 Grant of Restricted Stock. The Committee is authorized to grant Awards of Restricted Stock to Eligible Individuals from time to time, in its sole discretion. Shares of Restricted Stock may be issued either alone or in addition to other Awards granted under the Plan. The Committee shall determine the Eligible Individuals, to whom, and the time or times at which, grants of Restricted Stock shall be made, the amount of consideration for any Restricted Stock Awards, including no consideration or such minimum consideration as may be required by applicable law, the number of shares of Common Stock to be awarded, the price (if any) to be paid by the Participant (subject to Section 8.2), the time or times within which such Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Awards. The Committee may condition the grant or vesting of Restricted Stock upon the attainment of specified performance targets (including, the Performance Goals) or such other factor as the Committee may determine in its sole discretion, including to comply with the requirements of Section 162(m) of the Code as and to the extent the Committee determines that complying with Section 162(m) of the Code is advisable for such Award.

8.2 Awards and Certificates. Eligible Individuals selected to receive Restricted Stock shall not have any right with respect to such Award, unless and until such Participant has delivered a fully executed copy of the agreement evidencing the Award to the Company, to the extent required by the Committee, and has otherwise complied with the applicable terms and conditions of such Award. Further, such Award shall be subject to the following conditions:

(a) Purchase Price. The purchase price of Restricted Stock shall be fixed by the Committee. Subject to Section 4.3, the purchase price for shares of Restricted Stock may be zero to the extent permitted by applicable law, and, to the extent not so permitted, such purchase price may not be less than par value.

(b) Acceptance. Awards of Restricted Stock must be accepted within a period of 60 days (or such shorter period as the Committee may specify at grant) after the grant date, by executing a Restricted Stock agreement and by paying whatever price (if any) the Committee has designated thereunder.

(c) Legend. Each Participant receiving Restricted Stock shall be issued a stock certificate in respect of such shares of Restricted Stock, unless the Committee elects to use another system, such as book entries by the transfer agent, as evidencing ownership of shares of Restricted Stock. Such certificate shall be registered in the name of such Participant, and shall, in addition to such legends required by applicable securities laws, bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

“The anticipation, alienation, attachment, sale, transfer, assignment, pledge, encumbrance or charge of the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Argo Group International Holdings, Ltd. (the “Company”) 2014 Long-Term Incentive Plan (the “Plan”) and an Agreement entered into between the registered owner and the Company dated                     . Copies of such Plan and Agreement are on file at the principal office of the Company.”

(d) Custody. If stock certificates are issued in respect of shares of Restricted Stock, the Committee may require that any stock certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any grant of Restricted Stock, the Participant shall have delivered a duly signed stock power or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate by the Company, which would permit transfer to the Company of all or a portion of the shares subject to the Restricted Stock Award in the event that such Award is forfeited in whole or part.

8.3 Terms and Conditions. The shares of Restricted Stock awarded pursuant to the Plan shall be subject to the following restrictions and conditions:

(a) Restriction Period. (i) The Participant shall not be permitted to Transfer shares of Restricted Stock awarded under the Plan during the period or periods set by the Committee (the “Restriction Period”, commencing on the date as set forth in the applicable Award Agreement, and such Award Agreement shall set forth a vesting schedule and any event that would accelerate vesting of the shares of Restricted Stock. Based on the Participant’s service, the attainment of Performance Goals pursuant to Section 8.3(a)(ii) and such other factors or criteria as the Committee may determine in its sole discretion, the Committee may condition the grant or provide for the lapse of such restrictions in installments in whole or in part, or may accelerate the vesting of all or any part of any Restricted Stock Award and waive the deferral limitations for all or any part of any Restricted Stock Award.

(ii) If the grant of shares of Restricted Stock or the lapse of restrictions is based on the attainment of Performance Goals, the Committee shall establish the objective Performance Goals and the applicable vesting percentage of the Restricted Stock applicable to each Participant or class of Participants in writing prior to the beginning of the applicable fiscal year or at such later date as otherwise determined by the Committee and while the outcome of the Performance Goals are substantially uncertain. Such Performance Goals may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances. With regard to a Restricted Stock Award that is intended to comply with Section 162(m) of the Code, to the extent that any such provision would create impermissible discretion under Section 162(m) of the Code or otherwise violate Section 162(m) of the Code, such provision shall be of no force or effect.

(b) Rights as a Shareholder and Dividends. Except as provided in Section 8.3(a) and this Section 8.3(b) or as otherwise determined by the Committee in an Award Agreement, the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a holder of shares of Common Stock of the Company, including, without limitation, the right to receive dividends, the right to vote such shares and, subject to and conditioned upon the full vesting of shares of Restricted Stock, the right to tender such shares. The payment of dividends shall be deferred until, and conditioned upon, the expiration of the applicable Restriction Period, the attainment of Performance Goals pursuant to Section 8.3(a)(ii) and such other factors or criteria as the Committee may determine in its sole discretion, as applicable.

(c) Termination. Unless otherwise provided in the applicable Award Agreement, upon a Participant’s Termination for any reason during the relevant Restriction Period, all Restricted Stock still subject to restriction will be forfeited in accordance with the terms and conditions established by the Committee at grant or thereafter.

(d) Lapse of Restrictions. If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock, the certificates for such shares shall be delivered to the Participant. All legends shall be removed from said certificates at the time of delivery to the Participant, except as otherwise required by applicable law or other limitations imposed by the Committee.

ARTICLE IX

RESTRICTED STOCK UNITS

9.1 Grant of Restricted Stock Units. The Committee is authorized to grant Awards of Restricted Stock Units to Eligible Individuals from time to time, in its sole discretion. Restricted Stock Units may be issued either alone or in addition to other Awards granted under the Plan. The Committee shall determine the Eligible Individuals, to whom, and the time or times at which, grants of Restricted Stock Units shall be made, the amount of consideration for any Restricted Stock Units, including no consideration or such minimum consideration as may be required by applicable law, the number of shares of Common Stock that any Restricted Stock Unit may be settled for, the time or times within which such Restricted Stock Units may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Restricted Stock Units. The Committee may condition the grant or vesting of Restricted Stock Units upon the attainment of specified performance targets (including, the Performance Goals) or such other factor as the Committee may determine in its sole discretion, including to comply with the requirements of Section 162(m) of the Code as and to the extent the Committee determines that complying with Section 162(m) of the Code is advisable for such Award.

(a) The Committee may grant Restricted Stock Units to Eligible Individuals, and shall determine the terms and conditions, including the restrictions, applicable to each award of Restricted Stock Units, which terms and conditions shall be set forth in the Award Agreement and shall not be inconsistent with the Plan, and may impose such conditions on the issuance of such Restricted Stock Units as it deems appropriate. The Award Agreement shall set forth the time and form of payment of each award of Restricted Stock Units.

(b) Date of Settlement. The Committee shall specify, or permit the Participant to elect, the conditions and dates upon which the shares of Common Stock underlying the Restricted Stock Units shall be issued (or cash in lieu thereof shall be paid), which dates shall not be earlier than the date as of which the Restricted Stock Units vest and become nonforfeitable. Such conditions and dates shall be established, where applicable, in accordance with the applicable provisions of Section 409A of the Code or an exemption therefrom. On the settlement date(s), the Company shall issue to the Participant one unrestricted, fully transferable share of Common Stock (or, if provided in the Award Agreement, the Fair Market Value of one such share of Common Stock in cash) for each vested and nonforfeitable Restricted Stock Unit.

9.2 Terms and Conditions. Restricted Stock Units awarded pursuant to the Plan shall be subject to the following restrictions and conditions:

(a) Termination. Unless otherwise provided in the applicable Award Agreement, upon a Participant’s Termination for any reason during the relevant Restriction Period, all Restricted Stock Units still subject to restrictions, including performance-based or time-based restrictions, will be forfeited in accordance with the terms and conditions established by the Committee at grant or thereafter.

(b) Dividends. Dividends declared during the Performance Period with respect to the number of shares of Common Stock covered by a Restricted Stock Unit Award can accumulate, but may only be paid to the Participant at the settlement of such Restricted Stock Unit Award upon the attainment of the applicable Performance Goals and such other factors or criteria as the Committee may determine in its sole discretion, as applicable.

ARTICLE X

PERFORMANCE AWARDS

10.1 Grant of Performance Awards. The Committee is authorized to grant Performance Awards to Eligible Individuals from time to time, in its sole discretion. Performance Awards may be issued either alone or in addition to other Awards granted under the Plan. The Committee shall determine the Eligible Individuals, to whom, and the time or times at which, Performance Awards shall be made, the amount of consideration for any Performance Awards, including no consideration or such minimum consideration as may be required by applicable law, the number of shares of Common Stock or the amount of cash subject to the Performance Award to be awarded, as applicable, the time or times within which such Performance Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Performance Awards. The Committee may condition the grant or vesting of Performance Awards Stock upon the attainment of specified performance targets (including, the Performance Goals) or such other factor as the Committee may determine in its sole discretion, including to comply with the requirements of Section 162(m) of the Code as and to the extent the Committee determines that complying with Section 162(m) of the Code is advisable for such Award. The Committee may grant Performance Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, as well as Performance Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code. If the Performance Award is denominated in shares of Restricted Stock or Restricted Stock Units, such shares or units or cash equivalent thereof (based on the then current Fair Market Value of shares of Common Stock subject to such shares or units), shall be paid to the Participant only upon attainment of the relevant Performance Goal in accordance with Article VIII. If the Performance Award is denominated in cash, it may be paid upon the attainment of the relevant Performance Goals in cash, in shares of Common Stock, in shares of Restricted Stock or in Restricted Stock Units (based on the then current Fair Market Value of shares of Common Stock subject to such Award), as determined by the Committee, in its sole and absolute discretion. Each Performance Award shall be evidenced by an Award Agreement in such form that is not inconsistent with the Plan and that the Committee may from time to time approve. With respect to Performance Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall condition the right to payment of any Performance Award upon the attainment of objective Performance Goals established pursuant to Section 10.2(c).

10.2 Terms and Conditions. Performance Awards awarded pursuant to this Article X shall be subject to the following terms and conditions:

(a) Earning of Performance Award. At the expiration of the applicable Performance Period, the Committee shall determine the extent to which the Performance Goals established pursuant to Section 10.2(c) are achieved and the percentage of each Performance Award that has been earned.

(b) Non-Transferability. Subject to the applicable provisions of the Award Agreement and the Plan, Performance Awards may not be Transferred during the Performance Period.

(c) Objective Performance Goals, Formulae or Standards. With respect to Performance Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall establish the objective Performance Goals for the earning of Performance Awards based on a Performance Period applicable to each Participant or class of Participants in writing prior to the beginning of the applicable Performance Period or at such later date as permitted under Section 162(m) of the Code and while the outcome of the Performance Goals are substantially uncertain. Such Performance Goals may incorporate, if and only to the extent permitted under Section 162(m) of the Code, provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances. To the extent that any such provision would create impermissible discretion under Section 162(m) of the Code or otherwise violate Section 162(m) of the Code, such provision shall be of no force or effect, with respect to Performance Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

(d) Dividends. Notwithstanding anything to the contrary, any dividends or dividend equivalents with respect to the number of shares of Common Stock covered by a Performance Award shall either (i) not be paid or credited, or (ii) be accumulated, subject to restrictions and risk of forfeiture to the same extent as the Performance Award, and paid only if such restrictions and risk of forfeiture lapse.

(e) Payment. Following the Committee’s determination in accordance with Section 10.2(a), the Company shall settle Performance Awards, in such form (including, without limitation, in shares of Common Stock or in cash) as determined by the Committee, in an amount equal to such Participant’s earned Performance Awards. Notwithstanding the foregoing, the Committee may, in its sole discretion, award an amount less than the earned Performance Awards and subject the payment of all or part of any Performance Award to additional vesting, forfeiture and deferral conditions as it deems appropriate.

(f) Termination. Subject to the applicable provisions of the Award Agreement and the Plan, upon a Participant’s Termination for any reason during the Performance Period for a given Performance Award, the Performance Award in question will vest or be forfeited in accordance with the terms and conditions established by the Committee at grant.

(g) Accelerated Vesting. Based on service, performance and such other factors or criteria, if any, as the Committee may determine, the Committee may, at or after grant, accelerate the vesting of all or any part of any Performance Award.

ARTICLE XI

OTHER STOCK-BASED AND CASH-BASED AWARDS

11.1 Grant of Other Stock-Based Awards. The Committee is authorized to grant to Eligible Individuals Other Stock-Based Awards that are denominated in, valued in whole or in part by reference to, or otherwise based on or related to shares of Common Stock, including but not limited to, shares of Common Stock awarded purely as a bonus and not subject to restrictions or conditions, shares of Common Stock in payment of the amounts due under an incentive or performance plan sponsored or maintained by the Company or an Affiliate, stock equivalent units, and Awards valued by reference to book value of shares of Common Stock. Other Stock-Based Awards may be granted either alone or in addition to or in tandem with other Awards granted under the Plan. The Committee shall determine the Eligible Individuals, to whom, and the time or times at which, grants of Other Stock-Based Awards shall be made, the amount of consideration for any Other Stock-Based Awards, including no consideration or such minimum consideration as may be required by applicable law, the number of shares of Common Stock subject to such Stock-Based Awards to be awarded, the price (if any) to be paid by the Participant (subject to Section 8.2), the time or times within which such Stock-Based Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Stock-Based Awards. The Committee may condition the grant or vesting of Stock-Based Awards upon the attainment of specified performance targets (including, the Performance Goals) or such other factor as the Committee may determine in its sole discretion, including to comply with the requirements of Section 162(m) of the Code as and to the extent the Committee determines that complying with Section 162(m) of the Code is advisable for such Award.

11.2 Terms and Conditions. Other Stock-Based Awards made pursuant to this Article XI shall be subject to the following terms and conditions:

(a) Non-Transferability. Subject to the applicable provisions of the Award Agreement and the Plan, shares of Common Stock subject to Awards made under this Article XI may not be Transferred prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses.

(b) Dividends. Dividends declared during the Performance Period with respect to the number of shares of Common Stock covered by an Other Stock-Based Award can accumulate but may only be paid to the Participant upon the attainment of the applicable Performance Goals and such other factors or criteria as the Committee may determine in its sole discretion, as applicable.

(c) Vesting. Any Award under this Article XI and any Common Stock covered by any such Award shall vest or be forfeited to the extent so provided in the Award Agreement, as determined by the Committee, in its sole discretion.

(d) Price. Common Stock issued on a bonus basis under this Article XI may be issued for no cash consideration. Common Stock purchased pursuant to a purchase right awarded under this Article XI shall be priced, as determined by the Committee in its sole discretion.

11.3 Grant of Other Cash-Based Awards. The Committee is authorized to grant Other Cash-Based Awards to Eligible Individuals from time to time, in its sole discretion, payable or deliverable upon the attainment of specific Performance Goals. Other Cash-Based Awards may be granted alone or in addition to other Awards granted under the Plan. The Committee shall determine the Eligible Individuals, to whom, and the time or times at which, grants of Other Cash-Based Awards shall be made, the amount of consideration for any Other Cash-Based Award, including no consideration or such minimum consideration as may be required by applicable law, the time or times within which such Other Cash-Based Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Other Cash-Based Awards. The Committee may condition the grant or vesting of Other Cash-Based Awards upon the attainment of specified performance targets (including, the Performance Goals) or such other factor as the Committee may determine in its sole discretion, including to comply with the requirements of Section 162(m) of the Code as and to the extent the Committee determines that complying with Section 162(m) of the Code is advisable for such Award. Other Cash-Based Awards may be granted subject to the satisfaction of vesting conditions or may be awarded purely as a bonus and not subject to restrictions or conditions, and if subject to vesting conditions, the Committee may accelerate the vesting of such Awards at any time in its sole discretion. The grant of an Other Cash-Based Award shall not require a segregation of any of the Company’s assets for satisfaction of the Company’s payment obligation thereunder.

ARTICLE XII

CHANGE IN CONTROL PROVISIONS

12.1 Benefits. In the event of a Change in Control of the Company (as defined below), and except as otherwise provided by the Committee in an Award Agreement, a Participant’s unvested Award shall not vest automatically and a Participant’s Award shall be treated in accordance with one or more of the following methods as determined by the Committee:

(a) Awards, whether or not then vested, shall be continued, assumed, or have new rights substituted therefor, as determined by the Committee in a manner consistent, where applicable, with the requirements of Section 409A of the Code, and restrictions to which shares of Restricted Stock or any other Award granted prior to the Change in Control are subject shall not lapse upon a Change in Control and the Restricted Stock or other Award shall, where appropriate in the sole discretion of the Committee, receive the same distribution as other Common Stock on such terms as determined by the Committee; provided that the Committee may decide to award additional Restricted Stock or other Awards in lieu of any cash distribution. Notwithstanding anything to the contrary herein, for purposes of Incentive Stock Options, any assumed or substituted Stock Option shall comply with the requirements of Treasury Regulation Section 1.424-1 (and any amendment thereto).

(b) The Committee, in its sole discretion, may provide for the purchase of any Awards by the Company or an Affiliate for an amount of cash equal to the excess (if any) of the Fair Market Value of the shares of Common Stock covered by such Awards, over the aggregate exercise price of such Awards.

(c) The Committee may, in its sole discretion, terminate all outstanding and unexercised Stock Options, Stock Appreciation Rights, or any Other Stock-Based Award that provides for a Participant elected exercise, effective as of the date of the Change in Control, by delivering notice of termination to each Participant at least twenty (20) days prior to the date of consummation of the Change in Control, in which case during the period from the date on which such notice of termination is delivered to the consummation of the Change in Control, each such Participant shall have the right to exercise in full all of such Participant’s Awards that are then outstanding (without regard to any limitations on exercisability otherwise contained in the Award Agreements), but any such exercise shall be contingent on the occurrence of the Change in Control, and, provided that, if the Change in Control does not take place within a specified period after giving such notice for any reason whatsoever, the notice and exercise pursuant thereto shall be null and void. Notwithstanding any other provision herein to the contrary, the Committee may, in its sole discretion, provide for accelerated vesting or lapse of restrictions, of an Award at any time.

12.2 Change in Control. Unless otherwise provided in the applicable Award Agreement or other written agreement with a Participant approved by the Committee, a “Change in Control” shall be deemed to occur if:

(a) any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company), becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities;

(b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (a), (c), or (d) of this Section 12.2 or a director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such term is used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

(c) a merger or consolidation of the Company with any other corporation is consummated, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions in Section 12.2(a)) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control of the Company; or

(d) a complete liquidation or dissolution of the Company occurs or the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets other than the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale.

Notwithstanding the foregoing, with respect to any Award subject to Section 409A of the Code that is characterized as “nonqualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a Change in Control under the Plan for purposes of payment of such Award unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

ARTICLE XIII

TERMINATION OR AMENDMENT OF PLAN

13.1 Termination or Amendment. Notwithstanding any other provision of the Plan, the Board may at any time, and from time to time, adopt special guidelines and provisions for persons who are residing in or employed in, or subject to, the taxes of, any domestic or foreign jurisdictions to comply with applicable tax and securities laws of such domestic or foreign jurisdictions, or amend, in whole or in part, any or all of the provisions of the Plan (including any amendment deemed necessary to ensure that the Company may comply with any regulatory requirement referred to in Article XV or Section 409A of the Code), or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, unless otherwise required by law or specifically provided herein, the rights of a Participant with respect to Awards granted prior to such amendment, suspension or termination, may not be materially impaired without the consent of such Participant and, provided further, that without the approval of the holders of the Company’s Common Stock entitled to vote in accordance with applicable law, no amendment may be made that would (i) increase the aggregate number of shares of Common Stock that may be issued under the Plan (except by operation of Section 4.2); (ii) increase the maximum individual Participant limitations for a fiscal year under Section 4.1(d) (except by operation of Section 4.2); (iii) change the classification of individuals eligible to receive Awards under the Plan; (iv) decrease the minimum option price of any Stock Option or Stock Appreciation Right; (v) extend the maximum option period under Section 6.3; (vi) alter the Performance Goals for Restricted Stock, Restricted Stock Unit Awards, Performance Awards or Other Stock-Based Awards or Other Cash-Based Awards as set forth in Exhibit A hereto; (vii) award any Stock Option or Stock Appreciation Right in replacement of a canceled Stock Option or Stock Appreciation Right with a higher exercise price than the replacement award; (viii) modify an Option or Stock Appreciation Right to reduce the exercise price of such Award or cancel for cash or another Award an outstanding Option or Stock Appreciation Right for which the exercise price is higher than the Fair Market Value of such Award (other than adjustments or substitutions in accordance with Section 4.2), (ix) require shareholder approval in order for the Plan to continue to comply with the applicable provisions of Section 162(m) of the Code or, to the extent applicable to Incentive Stock Options, Section 422 of the Code or (x) make any other amendment that would require shareholder approval under Financial Industry Regulatory Authority (FINRA) rules and regulations or the rules of any exchange or system on which the Company’s securities are listed or traded at the request of the Company. Notwithstanding anything herein to the contrary, the Board may amend the Plan or any Award Agreement at any time without a Participant’s consent to comply with applicable law including Section 409A of the Code. The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Article IV or as otherwise specifically provided herein, no such amendment or other action by the Committee shall impair the rights of any holder without the holder’s consent.

ARTICLE XIV

UNFUNDED STATUS OF PLAN

The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payment as to which a Participant has a fixed and vested interest but which are not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any right that is greater than those of a general unsecured creditor of the Company.

ARTICLE XV

GENERAL PROVISIONS

15.1 Legend. The Committee may require each person receiving shares of Common Stock pursuant to a Stock Option or other Award under the Plan to represent to and agree with the Company in writing that the Participant is acquiring the shares without a view to distribution thereof. In addition to any legend required by the Plan, the certificates for such shares may include any legend that the Committee deems appropriate to reflect any restrictions on Transfer. All certificates for shares of Common Stock delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed or any national securities exchange system upon whose system the Common Stock is then quoted, any applicable federal or state securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

15.2 Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.

15.3 No Right to Employment/Directorship/Consultancy. Neither the Plan nor the grant of any Option or other Award hereunder shall give any Participant or other employee, Consultant or Non-Employee Director any right with respect to continuance of employment, consultancy or directorship by the Company or any Affiliate, nor shall there be a limitation in any way on the right of the Company or any Affiliate by which an employee is employed or a Consultant or Non-Employee Director is retained to terminate such employment, consultancy or directorship at any time.

15.4 Withholding of Taxes. The Company shall have the right to deduct from any payment to be made pursuant to the Plan, or to otherwise require, prior to the issuance or delivery of shares of Common Stock or the payment of any cash hereunder, payment by the Participant of, any federal, state or local taxes required by law to be withheld. Upon the vesting of Restricted Stock (or other Award that is taxable upon vesting), the settlement of Restricted Stock Units or Other Stock-Based Awards or upon making an election under Section 83(b) of the Code, a Participant shall pay all required withholding to the Company. Any minimum statutorily required withholding obligation with regard to any Participant may be satisfied, subject to the consent of the Committee, by reducing the number of shares of Common Stock otherwise deliverable or by delivering shares of Common Stock already owned. Any fraction of a share of Common Stock required to satisfy such tax obligations shall be disregarded and the amount due shall be paid instead in cash by the Participant.

15.5 No Assignment of Benefits. No Award or other benefit payable under the Plan shall, except as otherwise specifically provided in the Plan or by law or permitted by the Committee, be Transferable in any manner, and any attempt to Transfer any such benefit shall be void, and any such benefit shall not in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such benefit, nor shall it be subject to attachment or legal process for or against such person.

15.6 Listing and Other Conditions.

(a) Unless otherwise determined by the Committee, as long as the Common Stock is listed on a national securities exchange or system sponsored by a national securities association, the issuance of shares of Common Stock pursuant to an Award shall be conditioned upon such shares being listed on such exchange or system. The Company shall have no obligation to issue such shares unless and until such shares are so listed, and the right to exercise any Option or other Award with respect to such shares shall be suspended until such listing has been effected.

(b) If at any time counsel to the Company shall be of the opinion that any sale or delivery of shares of Common Stock pursuant to an Option or other Award is or may in the circumstances be unlawful or result in the imposition of excise taxes on the Company under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act or otherwise, with respect to shares of Common Stock or Awards, and the right to exercise any Option or other Award shall be suspended until, in the opinion of said counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Company.

(c) Upon termination of any period of suspension under this Section 15.6, any Award affected by such suspension which shall not then have expired or terminated shall be reinstated as to all shares available before such suspension and as to shares which would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Award.

(d) A Participant shall be required to supply the Company with certificates, representations and information that the Company requests and otherwise cooperate with the Company in obtaining any listing, registration, qualification, exemption, consent or approval the Company deems necessary or appropriate.

15.7 Shareholders’ Agreement and Other Requirements. Notwithstanding anything herein to the contrary, as a condition to the receipt of shares of Common Stock pursuant to an Award under the Plan, to the extent required by the Committee, the Participant shall execute and deliver a shareholders’ agreement or such other documentation that shall set forth certain restrictions on transferability of the shares of Common Stock acquired upon exercise or purchase, and such other terms as the Board or Committee shall from time to time establish. Such shareholders’ agreement or other documentation shall apply to the Common Stock acquired under the Plan and covered by such shareholders’ agreement or other documentation. The Company may require, as a condition of exercise, the Participant to become a party to any other existing shareholders’ agreement (or other agreement).

15.8 Governing Law. The Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of Texas (regardless of the law that might otherwise govern under applicable Texas principles of conflict of laws).

15.9 Jurisdiction; Waiver of Jury Trial. Any suit, action or proceeding directly or indirectly arising out of or relating to the Plan or any Award Agreement, or any judgment entered by any court of competent jurisdiction in respect of any thereof, shall be resolved exclusively in the federal or state courts of Texas. In that context, and without limiting the generality of the foregoing, the Company and each Participant shall irrevocably and unconditionally (a) submit in any proceeding directly or indirectly arising out of or relating to the Plan or any Award Agreement, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the federal and state courts of Texas, and agree that all claims in respect of any such Proceeding shall be heard and determined in such Texas court, (b) consent that any such Proceeding may and shall be brought in such courts and waives any objection that the Company and each Participant may now or thereafter have to the venue or jurisdiction of any such Proceeding in federal or state courts of Texas or that such Proceeding was brought in an inconvenient court and agree not to plead or claim the same, (c) waive all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to the Plan or any Award Agreement, (d) agree that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party, in the case of a Participant, at the Participant’s address shown in the books and records of the Company or, in the case of the Company, at the Company’s principal offices, attention General Counsel, and (e) agree that nothing in the Plan shall affect the right to effect service of process in any other manner permitted by applicable laws.

15.10 Construction. Wherever any words are used in the Plan in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.

15.11 Other Benefits. No Award granted or paid out under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates nor affect any benefit under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

15.12 Costs. The Company shall bear all expenses associated with administering the Plan, including expenses of issuing Common Stock pursuant to Awards hereunder.

15.13 No Right to Same Benefits. The provisions of Awards need not be the same with respect to each Participant, and such Awards to individual Participants need not be the same in subsequent years.

15.14 Death/Disability. The Committee may in its discretion require the transferee of a Participant to supply it with written notice of the Participant’s death or Disability and to supply it with a copy of the will (in the case of the Participant’s death) or such other evidence as the Committee deems necessary to establish the validity of the transfer of an Award. The Committee may also require that the agreement of the transferee to be bound by all of the terms and conditions of the Plan.

15.15 Section 16(b) of the Exchange Act. All elections and transactions under the Plan by persons subject to Section 16 of the Exchange Act involving shares of Common Stock are intended to comply with any applicable exemptive condition under Rule 16b-3. The Committee may establish and adopt written administrative guidelines, designed to facilitate compliance with Section 16(b) of the Exchange Act, as it may deem necessary or proper for the administration and operation of the Plan and the transaction of business thereunder.

15.16 Section 409A of the Code. The Plan is intended to comply with the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. To the extent that any Award is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Notwithstanding anything herein to the contrary, any provision in the Plan that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with Section 409A of the Code and to the extent such provision cannot be amended to comply therewith, such provision shall be null and void. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee or the Company and, in the event that any amount or benefit under the Plan becomes subject to penalties under Section 409A of the Code, responsibility for payment of such penalties shall rest solely with the affected Participants and not with the Company. Notwithstanding any contrary provision in the Plan or Award Agreement, any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) that are otherwise required to be made under the Plan to a “specified employee” (as defined under Section 409A of the Code) as a result of such employee’s separation from service (other than a payment that is not subject to Section 409A of the Code) shall be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) upon expiration of such delay period.

15.17 Successor and Assigns. The Plan shall be binding on all successors and permitted assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate.

15.18 Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

15.19 Payments to Minors, Etc. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipt thereof shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Committee, the Board, the Company, its Affiliates and their employees, agents and representatives with respect thereto.

15.20 Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

15.21 Company Recoupment of Awards. A Participant’s rights with respect to any Award hereunder shall in all events be subject to (i) any right that the Company may have under any Company recoupment policy or other agreement or arrangement with a Participant, or (ii) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission.

ARTICLE XVI

EFFECTIVE DATE OF PLAN

The Plan shall become effective on May 6, 2014, which is the date of approval of the Plan, following adoption by the Board, by the shareholders of the Company in accordance with the requirements of applicable laws.

ARTICLE XVII

TERM OF PLAN

No Award shall be granted pursuant to the Plan on or after the tenth anniversary of the earlier of the date that the Plan is adopted or the date of shareholder approval, but Awards granted prior to such tenth anniversary may extend beyond that date; provided that no Award (other than a Stock Option or Stock Appreciation Right) that is intended to be “performance-based compensation” under Section 162(m) of the Code shall be granted on or after the fifth anniversary of the shareholder approval of the Plan unless the Performance Goals are re-approved (or other designated Performance Goals are approved) by the shareholders no later than the first shareholders meeting that occurs in the fifth year following the year in which shareholders approve the Performance Goals.

ARTICLE XVIII

NAME OF PLAN

The Plan shall be known as the “Argo Group International Holdings, Ltd. 2014 Long-Term Incentive Plan.”

EXHIBIT A

PERFORMANCE GOALS

To the extent permitted under Section 162(m) of the Code, performance goals established for purposes of Awards intended to be “performance-based compensation” under Section 162(m) of the Code, shall be based on the attainment of certain target levels of, or a specified increase or decrease (as applicable) in one or more of the following performance goals:

•	Book value of assets, book value per share of Common Stock, growth in book value per share of Common Stock or any combination thereof;

•	earnings (either in the aggregate or on a per share basis);

•	operating income or profit;

•	underwriting income or profit;

•	profitability ratios;

•	gross income;

•	net income (before or after taxes);

•	cash flow (including annual cash flow provided by operations);

•	gross profit;

•	gross profit return on investment;

•	gross margin return on investment;

•	gross margin;

•	operating margin;

•	working capital;

•	earnings before interest and taxes;

•	earnings before or after either, or any combination of, interest, tax, depreciation and amortization;

•	return on equity;

•	return on assets;

•	return on capital;

•	return on invested capital;

•	any other return measures;

•	net revenues;

•	gross revenues;

•	annual net income to shares of Common Stock;

•	revenue growth;

•	annual recurring revenues;

•	recurring revenues;

•	license revenues;

•	Changes in annual revenue;

•	sales or market share;

•	total shareholder return, including return on assets, investment, invested capital, and equity (including income applicable to common shareholders or other class or shareholders);

•	share price (including growth measures and total shareholder return or attainment by the shares of a specified value for a specified period of time);

•	economic value added;

•	operational performance measures;

•	reduction in expense levels in each case, where applicable, determined either on a Company-wide basis or in respect of any one or more Subsidiaries or business units thereof;

•

specified objectives with regard to limiting the level of increase in all or a portion of the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances, other offsets and adjustments or a combination thereof as may be established by the Committee in its sole discretion;

•

strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration or business expansion goals, objectively identified project milestones, volume levels, cost targets and goals relating to acquisitions or divestitures;

•	the fair market value of a share of Common Stock;

•	the growth in the value of an investment in the Common Stock assuming the reinvestment of dividends; or

•	reduction in operating expenses.

With respect to Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, to the extent permitted under Section 162(m) of the Code, the Committee may, in its sole discretion, also exclude, or adjust to reflect, the impact of an event or occurrence that the Committee determines should be appropriately excluded or adjusted, including:

(a) restructurings, discontinued operations, extraordinary items or events, and other unusual or non-recurring charges as described in Accounting Standards Codification 225-20, “Extraordinary and Unusual Items,” and management’s discussion and analysis of financial condition and results of operations appearing or incorporated by reference in the Company’s Form 10-K for the applicable year;

(b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management; or

(c) a change in tax law or accounting standards required by generally accepted accounting principles.

Performance goals may also be based upon individual participant performance goals, as determined by the Committee, in its sole discretion. In addition, Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code may be based on the performance goals set forth herein or on such other performance goals as determined by the Committee in its sole discretion.

In addition, such performance goals may be based upon the attainment of specified levels of Company (or subsidiary, division, other operational unit, administrative department or product category of the Company) performance under one or more of the measures described above relative to the performance of other corporations. With respect to Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, to the extent permitted under Section 162(m) of the Code, but only to the extent permitted under Section 162(m) of the Code (including, without limitation, compliance with any requirements for shareholder approval), the Committee may also:

(a) designate additional business criteria on which the performance goals may be based; or

(b) adjust, modify or amend the aforementioned business criteria.

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

ATTN: MARTIN RUSSELL

110 PITTS BAY ROAD

PEMBROKE HM08 BERMUDA

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

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Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors For Against Abstain

1a H. Berry Cash

1b John R. Power, Jr.

1c Mark E. Watson III

The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain

2 To approve the Argo Group International Holdings, Ltd. 2014 Long-Term Incentive Plan.

3 To vote on a proposal to approve, on an 0 advisory, non-binding basis, the compensation of our Named Executive Officers;

4 To consider and approve the recommendation of the Audit Committee of our Board of Directors that Ernst & Young LLP be appointed as our independent auditors for the fiscal year ending December 31, 2014 and to refer the determination of the independent auditors remuneration to the Audit Committee of our Board of Directors.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

NOTE: WHETHER YOU PLAN TO BE PRESENT AT THE ANNUAL GENERAL MEETING OR NOT, YOU ARE REQUESTED TO SUBMIT YOUR PROXY EITHER ELECTRONICALLY OR, BY COMPLETING, SIGNING AND RETURNING THIS PROXY CARD TO ENSURE THAT THESE SHARES WILL BE REPRESENTED. The vote of each shareholder is important. Information about accessing the proxy materials is contained on the reverse side. We urge you to access the proxy materials on the Internet or to request an email or a paper copy of them as promptly as possible. This will ensure that you will be able to complete your proxy card in a timely manner so that these shares will be voted at the Annual General Meeting.

Signature (Joint Owners) Date

0000195154_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com .

ARGO GROUP INTERNATIONAL HOLDINGS, LTD. PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Argo Group International Holdings, Ltd. (“Argo Group”) hereby appoints MARK E. WATSON III and DAVID J. DOYLE, and each of them, with the full power of substitution to each, as the true and lawful attorneys, agents and proxyholders of the undersigned, and hereby authorizes them to represent and vote as specified herein, all shares of Common Stock held of record by the undersigned on March 3, 2014 at the 2014 Annual General Meeting of Shareholders of the Company to be held on Tuesday, May 6, 2014 at 10:30 a.m. Bermuda local time at 110 Pitts Bay Road, Hamilton, Bermuda and at any adjournments or postponements thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IN THE ABSENCE OF ANY DIRECTION, THE SHARES WILL BE VOTED “FOR” ITEMS 1, 2, 3 AND 4 AND IN THE DISCRETION OF THE PROXYHOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND AVAILABILITY OF PROXY MATERIALS DATED MARCH 7, 2014. THE DIRECTORS RECOMMEND VOTES ON THE REVERSE SIDE.

Continued and to be signed on reverse side 0000195154_2 R1.0.0.51160